UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

FLOWSERVE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039
April 13, 2007

NOTICE OF 2007 ANNUAL MEETING
OF SHAREHOLDERS

The 2007 Annual Meeting of Shareholders of Flowserve Corporation (the “Company”) will be held on May 17, 2007 at 11:00 a.m., local time, at the Flowserve Corporation Learning Center, 4343 West Royal Lane, Irving, Texas 75063. If you were a shareholder of record of the Company’s common stock at the close of business on March 30, 2007, you are entitled to notice of and to vote at the annual meeting.

At this meeting the Company will ask you to:

•	elect three directors, each to serve a term expiring at the 2010 annual meeting of shareholders;

•	approve the Company’s 2007 Annual Incentive Plan, a performance-based cash incentive plan;

•	approve the Company’s 2007 Long-Term Incentive Plan, a performance-based stock incentive plan; and

•	attend to other business properly presented at the meeting.

Approval of these performance-based incentive plans will enable the Company to effectively continue its annual cash and equity long-term incentive programs for management, but with previously unavailable federal tax benefits.

No new shares of common stock will be authorized if the Long-Term Incentive Plan is approved. This plan will use shares previously authorized by shareholders who approved the Company’s 2004 Stock Compensation Plan.

The enclosed proxy statement contains other important information which you should read and consider before you vote.

Your vote is important. Whether or not you plan to attend the meeting in person, the Company requests your vote. Please vote by completing and mailing the proxy card in the enclosed envelope or using the telephone or Internet. Thank you in advance for voting.

By Order of the Board of Directors,

Tara D. Mackey
Vice President, Assistant Secretary and Compliance Counsel

i

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FLOWSERVE CORPORATION
5215 N. O’Connor Blvd., Suite 2300 Irving, Texas 75039

2007 ANNUAL MEETING OF SHAREHOLDERS PROXY STATEMENT

SOLICITATION

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Flowserve Corporation, a New York corporation (the “Company”), of proxies to be voted at the 2007 annual meeting of shareholders, which is being held on May 17, 2007 and at any adjournment or postponement. This proxy statement and form of proxy are first being mailed to shareholders on or about April 20, 2007.

This proxy statement and the enclosed proxy card contain information about the election of directors that you may vote on at the annual meeting. It also contains information about the proposed shareholder approval of the Company’s Annual Incentive Plan and Long-Term Incentive Plan, which is more fully described beginning on page 59.

VOTING

Who May Vote and Number of Votes

If you are a shareholder of record at the close of business on March 30, 2007, you may vote on the matters discussed herein. You have one vote for each share you own.

How to Vote

Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank.  If your shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted.

Voting by Proxy Holder for Shares Registered Directly in the Name of Shareholder.  If you hold your shares in your own name as a holder of record, you must instruct the proxy holders named in the enclosed proxy card how to vote your shares by using the toll-free telephone number or the Internet website set forth below or by signing, dating and mailing the enclosed proxy card to National City Bank in the enclosed envelope. Each of these voting methods is described below:

Vote by Telephone.  If you hold your shares in your name as a holder of record, you may vote by telephone by calling toll-free to 1-888-693-8683 from the United States and Canada and following the series of voice instructions that will direct you how to vote your shares. Have your proxy card available when you place your telephone call. Telephone voting is available 24 hours a day, 7 days a week until 6:00 a.m., Eastern Time, on May 17, 2007. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Vote by Internet.  You have the option to vote via the Internet at the following address: www.cesvote.com by following the on-screen instructions that will direct you how to vote your shares. Internet voting is available 24 hours a day, 7 days a week until 6:00 a.m., Eastern Time, on May 17, 2007. Have your proxy card available when you access the Internet website. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Vote by Mail.  If you would like to vote by mail, mark the enclosed proxy card, sign and date it and return it to National City Bank in the enclosed envelope.

Vote in Person.  If you are a registered shareholder and attend the annual meeting, you may deliver your completed proxy card in person. “street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares.

Changing Your Vote

You may revoke your proxy at any time before it has been exercised by:

•	mailing in a revised proxy dated later than the prior proxy submitted,

•	notifying the Corporate Secretary in writing that you are revoking your proxy,

•	casting a new vote by telephone or the Internet, or

•	appearing in person and voting by ballot at the annual meeting.

Quorum for the Meeting

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Shares that the holder abstains from voting on a particular proposal count at the meeting for purposes of determining a quorum.

“Broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares in “street name” for a beneficial owner is represented in person or by proxy at the meeting but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

Counting of Votes

Only “votes cast” count in the voting results and withheld votes are not considered “votes cast.” Directors are elected by a plurality of votes cast. Under the rules of the New York Stock Exchange (“NYSE”), brokers may, at their discretion with respect to certain routine matters, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the election of directors. “Broker non-votes” on a particular proposal will not constitute votes cast with respect to such proposal.

At the close of business on March 30, 2007, the record date for the annual meeting, the Company had 57,046,483 shares of common stock issued and outstanding (excluding treasury shares) which may be voted.

Cost of Proxy Solicitation

The Company pays the cost of soliciting proxies. Brokerage firms and other custodians, nominees and fiduciaries are reimbursed by the Company for the reasonable out-of-pocket expenses that they incur to send proxy materials to shareholders and solicit their votes.

Shareholder Proposals

The Company’s 2008 annual meeting of shareholders is tentatively scheduled to be held on May 15, 2008. If the meeting is held on that date, advance notice of any nominations for directors sought to be presented at that meeting must be given by March 26, 2008. Notice of all other proposals sought to be presented at the Company’s 2008 annual meeting must be given by March 6, 2008. If proper notice is not timely given, the proxy statement with respect to the 2008 annual meeting may grant discretionary authority to the proxies named therein to vote on such proposals.

In order to be considered for inclusion in the proxy material for that meeting, shareholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must be received by the Assistant Corporate Secretary no later than December 22, 2007. All shareholder proposals (including director nominations) submitted to the Assistant Corporate Secretary must be in accordance with the Company’s By-

Laws and delivered to the Company’s address noted below:

Flowserve Corporation
5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039
Attention: Assistant Corporate Secretary

See the discussion on page 11 of this proxy statement titled “Shareholder Nominations for Director” for information regarding nominating a person to serve on the Board.

Voting by Participants in the Flowserve Corporation Retirement Savings Plan

If you are a participant in the Flowserve Corporation Retirement Savings Plan, the proxy card serves as a voting instruction to the trustee for the plan. The proxy card indicates the number of shares of common stock credited to your account under the plan as of the record date for voting at the meeting.

•	If you sign and return your proxy card on time, the trustee will vote the shares as you have directed.

•	If you do not return your proxy card, or if you return your proxy card late, the trustee will vote your shares in the same proportion as the shares voted by participants who timely return their cards to the trustee.

Vote Tabulations

Votes are counted by National City Bank, the Company’s independent transfer agent and registrar. National City Bank is the inspector of elections for the annual meeting.

PROPOSAL NUMBER ONE: ELECTION OF DIRECTORS

The Board has nominated for re-election Christopher A. Bartlett and William C. Rusnack, two members of the class of directors whose terms of offices are expiring. The Board also nominated Rick J. Mills for election to the Board for the same term. Each individual is nominated to serve for a new term that will end at the 2010 annual meeting of shareholders.

The individuals named as proxies on the enclosed proxy card will vote your proxy for the election of these nominees unless you withhold authority to vote for any one or more of them. If any director is unable to stand for re-election, the Board may reduce the number of directors or choose a substitute.

Hugh K. Coble and George T. Haymaker, Jr., current members of our Board whose terms expire at the upcoming annual meeting, having reached the ages of 72 and 69, respectively, are not standing for re-election at the annual meeting. Instead, they will retire from the Board upon expiration of their terms, pursuant to Board policy. We thank Messrs. Coble and Haymaker for their years of exemplary service on the Board.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE FOLLOWING PAGE.

Nominees to Serve a Term Expiring at the 2010 Annual Meeting of Shareholders

Christopher A. Bartlett, age 63, has served as a director since 2002 and serves as Chairman of the Organization and Compensation Committee and as a member of the Corporate Governance and Nominating Committee. He also served as director of the Company from 1988 to 1993. Dr. Bartlett is an Emeritus Professor of Business Administration at Harvard University. Prior to his academic career, he was a general manager of Baxter Travenol’s French subsidiary and a consultant at McKinsey & Co. Currently, Dr. Bartlett serves as a Chief Executive Officer advisor and management consultant on international strategic and organizational issues to several major corporations.

William C. Rusnack, age 62, has served as a director since 1997 and serves as a member of the Audit Committee. He is currently a private investor and independent corporate director. Mr. Rusnack was President, Chief Executive Officer, Chief Operating Officer and director of Premcor Inc. at various times from 1998 to 2002. Before joining Premcor, Mr. Rusnack served for 31 years with Atlantic Richfield Company, (“ARCO”), an integrated petroleum company, most recently as Senior Vice President of ARCO from 1990 to 1998 and President of ARCO Products Company from 1993 to 1998. He is also a director and member of the Audit and Executive Committees, as well as Chairman of the Compensation Committee of Sempra Energy, an energy services company and a director and member of the Executive Committee, as well as Chairman of the Audit Committee of Peabody Energy, a coal mining company.

Rick J. Mills, age 59, is currently a Vice President of Cummins Inc., a manufacturer of large diesel engines and President of the Components Group at Cummins Inc. He was Vice President and President — Filtration Business from 2000 to 2005 and held other key management positions from 1970 to 2000. Mr. Mills is also a director and member of the Audit Committee and Nominating and Governance Committee of Rohm and Haas, a global company producing specialty polymers and biologically active compounds.

Directors Serving a Term Expiring at the 2009 Annual Meeting of Shareholders

Roger L. Fix, age 53, was elected as director in April 2006 and serves as a member of the Organization and Compensation Committee. Mr. Fix is the Chief Executive Officer of Standex International Corporation (“Standex”), a publicly traded diversified manufacturing and marketing company. He has been its Chief Executive Officer since 2003, President since 2001 and director since 2001. He was its Chief Operating Officer from 2001 to 2002. He is also a member of Standex’s Executive Committee since 2003. Before joining Standex, he was employed by Outboard Marine Corporation, a marine manufacturing company, as Chief Executive Officer and President from 2000 to 2001 and Chief Operating Officer and President during 2000. He served as its director from 2000 to 2001. He served as Chief Executive of John Crane Inc., a global manufacturer of mechanical seals for pump and compressor applications in the process industry, from 1998 to 2000 and as its President — North America from 1996 to 1998. He was President of Xomox Corporation, a manufacturer of process control valves and actuators, from 1993 to 1996. He was also employed by Reda Pump Company, a manufacturer of electrical submersible pumping systems for oil production, from 1981 to 1993, most recently as Vice President and General Manager/Eastern Division. He was also employed by Fisher Controls Company, a manufacturer of process control valves and pneumatic and electronic instrumentation, from 1976 to 1981.

Diane C. Harris, age 64, has served as a director since 1993 and serves as a member of the Finance Committee. She is President of Hypotenuse Enterprises, Inc., a mergers and acquisitions service and corporate development outsourcing company. Ms. Harris was Vice President of Corporate Development of Bausch & Lomb Incorporated, an optics and health care products company, from 1981 to 1996, when she left to form Hypotenuse Enterprises, Inc. as its President. She was a director of the Association for Corporate Growth from 1993 to 1998 and its elected President from 1997 to 1998. Ms. Harris is also a director of the Monroe Fund, an investment company.

Lewis M. Kling, age 62, has served as President, Chief Executive Officer and as a director since 2005. He served as Chief Operating Officer from 2004 to 2005. Before joining the Company, he served as Group President and Corporate Vice President of SPX Corporation from 1999 to 2004 and as a member of the Board of Directors of Inrange Technologies Corporation from 2000 to 2003. Mr. Kling also served as President of Dielectric Communications, a division of General Signal Corporation, which was purchased by SPX Corporation, from 1997 to 1999. He is also a director of Eastman Chemical Company, a manufacturer of chemicals, fibers and plastics.

James O. Rollans, age 64, has served as a director since 1997. He serves as the Chairman of the Audit Committee and as a member of the Corporate Governance and Nominating Committee. He is an independent Corporate Director and Corporate Financial Advisor. Mr. Rollans was President and Chief Executive Officer of Fluor Signature Services, a subsidiary of Fluor Corporation, a major engineering, procurement and construction firm, from 1999 to 2001. He served as Senior Vice President of Fluor Corporation from 1992 to 1999, as its Chief Financial Officer from 1998 to 1999 and from 1992 to 1994, as its Chief Administrative Officer from 1994 to 1998 and as its Vice President of Corporate Communications from 1982 to 1992. Mr. Rollans is also a director of Encore Credit Corporation, a mortgage finance company and a director of Advanced Medical Optics, Inc., a developer and manufacturer of ophthalmic surgical and contact lens care products.

Directors Serving a Term Expiring at the 2008 Annual Meeting of Shareholders

Michael F. Johnston, age 59, has served as a director since 1997. He serves as Chairman of the Finance Committee and as a member of the Corporate Governance and Nominating Committee. Mr. Johnston is the Chief Executive Officer and Chairman of the Board of Visteon Corporation (“Visteon”), an automotive components supplier and has served as Visteon’s President, Chief Executive Officer and Chief Operating Officer at various times since 2000. Before joining Visteon, Mr. Johnston was employed by Johnson Controls, Inc., a company serving the automotive and building services industry, as President of North America/Asia Pacific, Automotive Systems Group, from 1999 to 2000, President of Americas Automotive Group from 1997 to 1999 and in other senior management positions since 1991. He is also a director of Visteon and a director of Whirlpool Corporation, an appliance manufacturer.

Charles M. Rampacek, age 63, has served as a director since 1998. He serves as the Chairman of the Corporate Governance and Nominating Committee and as a member of the Audit Committee. Mr. Rampacek is currently a business and management consultant in the energy industry. Mr. Rampacek served as the Chairman of the Board, President and Chief Executive Officer of Probex Corporation (“Probex”), an energy technology company providing proprietary oil recovery services, from 2000 to 2003. From 1996 to 2000, Mr. Rampacek served as President and Chief Executive Officer of Lyondell-Citgo Refining, L.P., a manufacturer of petroleum products. From 1982 to 1995, he held various executive positions with Tenneco Inc. and its energy related subsidiaries, including President of Tenneco Gas Transportation Company, Executive Vice President of Tenneco Gas Operations and Senior Vice President of Refining. In 2005, two complaints seeking recovery of certain alleged losses were filed against former officers and directors of Probex, including Mr. Rampacek, as a result of the bankruptcy of Probex in 2003. These complaints were defended under Probex’s director and officer insurance by AIG and settlement was reached and paid by AIG with bankruptcy court approval in the first half of 2006. An additional complaint was filed in 2005 against noteholders of certain Probex debt, of which Mr. Rampacek was one. A settlement of $2,000 was reached and similarly approved in the first half of 2006. Mr. Rampacek is also a member of the Board of Directors of Enterprise Products GP, LLC and serves on its Audit, Conflicts and Governance Committee.

Kevin E. Sheehan, age 61, has served as a director since 1990. He serves as non-executive Chairman of the Board of Directors and also serves as a member of the Finance Committee. He also serves as an alternate director of all other committees for any committee member not in attendance at a committee meeting. He served as the Company’s Interim Chairman, President and Chief Executive Officer from April 2005 to August 2005. He is a partner in Cambridge Ventures, a venture capital firm focused on investments in early stage growth companies. He is on the Board of two private companies, neither connected to Cambridge Ventures, Contour Hardening and CIK Enterprises, where he also serves as Board Chairman. Prior to joining Cambridge Ventures, he was Managing Director of CID Capital for 12 years. He is also a director of Tecumseh Corporation, a manufacturer of compressors, gasoline engines and power train components. Before joining CID Capital in 1994, Mr. Sheehan was employed by Cummins Engine Company, a manufacturer of diesel engines and related components, for 22 years. He served at Cummins Engine Company as Vice President, Components Group, from 1986 to 1993, Vice President, Worldwide Parts and Service from 1983 to 1986 and Vice President, Computer Systems and Telecommunications from 1980 to 1983.

Directors Serving a Term Expiring at the 2007 Annual Meeting of Shareholders

Hugh K. Coble, age 72, has served as a director since 1994 and serves as a member of the Organization and Compensation Committee. He is Vice Chairman, Emeritus, of Fluor Corporation, a major engineering, procurement and construction firm. Mr. Coble was a director of Fluor Corporation from 1984 and Vice Chairman from 1994 until his retirement in 1997. He joined Fluor Corporation in 1966 and was Group President of Fluor Daniel, Inc., a subsidiary of Fluor Corporation, from 1986 to 1994.

George T. Haymaker, Jr., age 69, has served as a director since 1997. He serves as a member of the Organization and Compensation Committee. Mr. Haymaker has been non-executive Chairman of the Board of Safelite Auto Glass, a provider of automobile replacement glass, since 2000. Mr. Haymaker was non-executive Chairman of the Board of Kaiser Aluminum Corporation, a company that is now principally a producer of semi-fabricated aluminum products, from 2001 to 2006, Chairman of the Board from 1994 until 2001 (non-executive Chairman after January 2000) and its Chief Executive Officer from 1994 to 1999. Before joining Kaiser Aluminum in 1993 as its President and Chief Operating Officer, Mr. Haymaker worked with a private partner in the acquisition and redirection of several metal fabricating companies. He was Executive Vice President of Alumax, Inc. from 1984 to 1986 and was Vice President, International Operations for Alcoa, Inc. from 1982 to 1984. Mr. Haymaker is also a director of CII Carbon, L.L.C., a supplier of calcined coke for aluminum smelters, a director of Mid-America Holdings, Ltd., an aluminum extruder, a director of 360 Networks Corporation, a provider of telecommunication services, a lead director and member of the Audit Committee of the Board of Hayes Lemmerz International, Inc., a global supplier of automotive and commercial wheels, brakes and other auto suspension components and a director and Chairman of the Compensation Committee of the Board of SCP Pool Corp., a distributor of swimming pool and related products.

MEETINGS AND COMMITTEES OF THE BOARD

Meetings of the Board

The Board held 5 regular meetings and 8 special meetings in 2006. Executive sessions of non-management directors are normally held at each regular Board meeting. Any non-management director may request additional executive sessions to be scheduled. Shareholders may communicate with the Company’s non-management directors by following the instructions set forth in “Shareholder Communications with the Board” below.

Board members customarily have attended the Company’s annual meetings of shareholders. Each Board member attended the Company’s 2005 and 2006 annual meetings of shareholders. In 2006, each director attended over 75% of the meetings of the Board held during the period for which he or she has been a director and the meetings of the Board committees on which he or she served.

Non-Executive Chairman of the Board

Kevin E. Sheehan, as non-executive Chairman of the Board, presides over meetings of the Board, including executive sessions of the Board where only non-employee directors are present. He approves the agendas for Board meetings in advance. He also serves as a member of the Finance Committee and as an alternate member of all other Board committees. Mr. Sheehan generally attends all committee meetings, where possible.

Committees of the Board

The Board maintains an Audit Committee, a Finance Committee, a Corporate Governance and Nominating Committee and an Organization and Compensation Committee. Only independent directors are eligible to serve on Board committees.

Each committee is governed by a written charter. The charters of the Audit Committee, Finance Committee, Corporate Governance and Nominating Committee and Organization and Compensation Committee are available on the Company’s website at www.flowserve.com under the “Investor Relations — Governance” caption. These documents are also available in print to any shareholder who submits a written request to Zac Nagle, Vice President, Investor Relations, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039.

Audit Committee

The Audit Committee is composed of three directors, Charles M. Rampacek, James O. Rollans (Chairman) and William C. Rusnack. The Board has determined that Mr. Rollans, former Chief Financial Officer of Fluor Corporation, is a qualified audit committee financial expert under the Securities and Exchange Commission (the “SEC”) rules and has accounting or related financial management expertise for purposes of the NYSE listing requirements. The Board also determined that all members of the Audit Committee are financially literate, within the meaning of the NYSE corporate governance listing standards and meet the independence standards set forth in the SEC rules and the NYSE corporate governance listing standards.

The Audit Committee directly engages the Company’s independent auditors, preapproves the scope of the annual external audit and preapproves all audit and non-audit services to be provided by the independent auditor. The Audit Committee further approves and directly reviews the results of the internal audit plan. The Audit Committee also meets with management and the independent auditors to review the quality and accuracy of the annual and quarterly financial statements and considers the reports and recommendations of independent internal and external auditors pertaining to audit results, accounting practices, policies and procedures and overall internal controls.

The Audit Committee meets regularly with the external and internal auditors in executive session to discuss their reports on a confidential basis. In addition, the Audit Committee prepares and issues the Report of the Audit Committee located on page 57 of this proxy statement. The Audit Committee met 12 times in 2006.

Finance Committee

The current members of the Finance Committee are Diane C. Harris, Michael F. Johnston (Chairman) and Kevin E. Sheehan. The Board determined that all members of the Finance Committee meet the independence standards set forth in the NYSE corporate governance listing standards.

The Finance Committee advises the Board on all corporate financing and related treasury matters regarding capital structure and major corporate transactions. The Finance Committee monitors corporate risk management programs. The Finance Committee approves major capital expenditures made by the Company. The Finance Committee also advises the Board on the Company’s pension fund performance. The Finance Committee met 6 times in 2006.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (“Corporate Governance Committee”) is composed of four directors, Christopher A. Bartlett, Michael F. Johnston, Charles M. Rampacek (Chairman) and James O. Rollans. The Board determined that all members of the Corporate Governance Committee meet the independence standards set forth in the SEC rules and the NYSE corporate governance listing standards.

The Corporate Governance Committee is responsible for making recommendations to the Board for the positions of Chairman of the Board, President and Chief Executive Officer and candidates for director. The Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominee director candidates. The Corporate Governance Committee assesses the appropriateness of the Board’s size and whether any vacancies on the Board are expected due to retirement or other factors. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance Committee considers various potential candidates for director who may come to the attention of the Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. The Corporate Governance Committee generally retains a national executive recruiting firm to research, screen and contact potential candidates regarding their interest in serving on the Board, although the Corporate Governance Committee may also use less formal recruiting methods.

All identified candidates, including shareholder-proposed nominees, as applicable, are evaluated by the Corporate Governance Committee using generally the same methods and criteria, although those methods and criteria may vary from time to time depending on the Corporate Governance Committee’s assessment of the Company’s needs and situation.

The Company’s director nomination process for nominating shareholders and our policy regarding the consideration of such nominations is discussed under “Shareholder Nominations for Director” below.

The Board’s Corporate Governance Guidelines contain Board membership criteria. Generally, the Board believes that its members should have the highest professional and personal ethics and a diversity of backgrounds. All existing and prospective new members should have a broad strategic view, possess a global business perspective and demonstrate relevant and successful career experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. Each director must represent the interests of all shareholders.

The Corporate Governance Committee is also responsible for preparing materials for the annual Chief Executive Officer’s performance review conducted by the Board. Further, the Corporate Governance Committee reviews and recommends, as deemed appropriate, changes to corporate governance matters consistent with SEC rules and the NYSE corporate governance listing standards. The Corporate Governance Committee met 6 times in 2006.

Organization and Compensation Committee

The Organization and Compensation Committee (“Compensation Committee”) is composed of four directors, Christopher A. Bartlett (Chairman), Hugh K. Coble, Roger L. Fix and George T. Haymaker, Jr. The Board determined that all members of the Compensation Committee meet the independence standards set forth in the SEC rules and the NYSE corporate governance listing standards.

The Compensation Committee is responsible for establishing executive compensation for officers, including the Chief Executive Officer and key management personnel. Decisions regarding compensation are made by the Compensation Committee in a manner that is intended to be internally equitable, externally competitive and an incentive for effective performance in the best interests of shareholders. The Compensation Committee administers the Company’s stock option plans, restricted stock plans and incentive compensation plans for key employees, including considering the recommendations of the Chief Executive Officer in granting awards to other Named Executives under those plans. The Compensation Committee may, under certain circumstances, delegate routine or ministerial activities under these plans to management. The Compensation Committee also reviews the recommendations of the Chief Executive Officer and the Vice President-Human Resources regarding adjustment to the Company’s executive compensation programs. The Compensation Committee has retained and regularly meets with its directly retained independent executive compensation consultant, Lyons, Benenson & Co., who assists the Compensation Committee in evaluating how well the Company’s compensation programs adhere to the philosophies and principles stated below under “Compensation Discussion and Analysis.” The Compensation Committee is also responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. The Compensation Committee periodically reviews the organizational design, management development plans and managerial capabilities of the Company. The Compensation Committee also prepares and issues the Report of the Compensation Committee as presented on page 32 of this proxy statement. The Compensation Committee met 8 times in 2006.

CORPORATE GOVERNANCE

The Corporate Governance Guidelines contain a formal set of qualification standards with respect to the determination of director independence, which either meet or exceed the independence requirements of the NYSE. Under the Corporate Governance Guidelines, only those directors who have no material relationship with the Company (except as a director) are deemed independent. The Corporate Governance Guidelines specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. See “Corporate Governance Guidelines” below for more information on these guidelines.

The Board has determined that, other than Lewis M. Kling, each member of the Board, including all persons nominated for election or re-election meet the independence standards set forth in the applicable SEC rules and the NYSE corporate governance listing standards. Mr. Kling is not considered independent, as he serves as President and Chief Executive Officer of the Company.

Corporate Governance Guidelines

In addition to the corporate governance duties noted for each above, the Board monitors and updates, as deemed appropriate, internal guidelines designed to promote effective oversight of the Company’s material business affairs. The guidelines set parameters for the director recruiting process and the composition of Board committees. They also determine the formal process for Board review and evaluation of the Chief Executive Officer, individual directors and Board performance. The guidelines also establish targets for director stock ownership.

These guidelines require a director to offer his or her resignation when such director’s principal occupation changes during a term of office. Under such circumstances, the Corporate Governance Committee will review whether it is appropriate for the director to continue serving on the Board. Finally, these guidelines establish maximum term and age limits for directors, which may be waived by the Board if deemed appropriate.

The Board’s Corporate Governance Guidelines, as well as the Company’s Code of Ethics and Code of Business Conduct, are available on the Company’s website at www.flowserve.com under the “Investor Relations — Governance” caption. These documents are also available in print to any shareholder who submits a written request to Zac Nagle, Vice President, Investor Relations, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039.

Shareholder Nominations for Director

In accordance with the Company’s By-Laws, if you are a shareholder entitled to vote at an annual meeting, you may nominate one or more persons for election as a director of the Company at that meeting. You may do this by sending a written notice to the Assistant Corporate Secretary, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. The Company must receive your notice not less than 50 days before the annual meeting date (provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, the notice by the shareholder in order to be considered timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made). The shareholder’s notice must set forth:

     (a) as to each shareholder-proposed nominee (i) the name, age, business address and residence address of such person, (ii) the principal occupation of such person, (iii) the class and number of any shares of the Company or any subsidiary of the Company which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations promulgated under the Exchange Act; and

     (b) as to the shareholder giving the notice (i) the name and record address of such shareholder and (ii) the class and number of Company shares beneficially owned by such shareholder.

After submission, in accordance with the Company’s policy on considering director nominations by shareholders, the notice will be referred to the Corporate Governance Committee for further consideration. The Corporate Governance Committee may require any shareholder-proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee or to assist in evaluating the proposed nominee. The Corporate Governance Committee may require the submission of a fully completed and signed Questionnaire for Directors and Executive Officers on the Company’s standard form and a written consent by the shareholder-proposed nominee to serve as a director if so elected. Shareholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that the Corporate Governance Committee’s other proposed nominees receive.

Shareholder Communications with the Board

Shareholders and other interested parties may communicate with the Board by writing to Kevin E. Sheehan, Chairman of the Board, c/o Flowserve’s Assistant Corporate Secretary, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. All such communications are delivered to Mr. Sheehan.

Compensation Committee Interlocks and Insider Participation

During 2006, the members of the Compensation Committee were Christopher A. Bartlett, Hugh H. Coble, Roger L. Fix, (who joined the Board and this committee in April 2006,) and George T. Haymaker, Jr. None of the members of the Compensation Committee was at any time during 2006 an officer or employee of the Company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

EXECUTIVE OFFICERS AND OTHER CORPORATE OFFICERS

The following information presents names, ages, positions and background summaries of the Company’s executive officers and certain other corporate officers.

Andrew J. Beall, age 50, has served as Senior Vice President since December 2006 and President of Flow Solutions Division since 2003. He served as Vice President from 2003 to December 2006. From 1994 to 2003, Mr. Beall served in a number of key United States and international management positions with the Company including as Vice President of Flowserve Pump Division, Flow Solutions Division and Flow Control Division in Latin America from 1999 to 2003.

Deborah K. Bethune, age 48, has served as Vice President, Tax since 2004. Prior to that, she served with Electronic Data Systems Corporation for 17 years, where she held several tax management positions, most recently as the Director of International Taxes for the Americas and Asia Pacific regions.

Mark A. Blinn, age 45, has served as Senior Vice President since December 2006 and Chief Financial Officer since 2004. He served as Vice President from 2004 to December 2006. Prior to that, he served as Chief Financial Officer of FedEx Kinko’s Office and Print Services, Inc. from 2003 to 2004 and as Vice President and Treasurer of Kinko’s, Inc. from 2002 to 2003. Mr. Blinn also served as Vice President and Chief Accounting Officer of Centex Corporation from 2000 to 2002 and as Managing Director of Corporate Finance since 1999.

Mark D. Dailey, age 48, has served as Senior Vice President, Human Resources since November 2006 and Chief Compliance Officer since May 2005. He served as Vice President, Supply Chain and Continuous Improvement, from 1999 until 2005. Mr. Dailey was Vice President, Supply Chain and held other supply chain management positions from 1992 to 1999 for the North American Power Tools Division of The Black and Decker Corporation.

Paul W. Fehlman, age 43, has served as Vice President and Corporate Treasurer since 2005. He served as Director of Financial Services and Assistant Treasurer from 2000 to 2005.

Thomas E. Ferguson, age 50, has served as Senior Vice President since December 2006 and as President of Flowserve Pump Division since 2003. He served as Vice President from 2003 to December 2006. He was President of Flow Solutions Division from 2000 to 2002, Vice President and General Manager of Flow Solutions Division North America from 1999 to 2000 and Vice President of Marketing and Technology for Flow Solutions Division from 1997 to 1999.

Richard J. Guiltinan, Jr., age 53, has served as Vice President, Controller and Chief Accounting Officer since 2004. Prior to that, he served as a consultant to Chevron on three multinational restructuring and merger integration projects in 2003 and 2002. From 1985 to 2001, Mr. Guiltinan served in accounting, financial management and operating positions at Caltex Corporation, a joint venture of Chevron and Texaco, including as Chief Financial Officer from 2000 to 2001. He is also a director of North American Technologies Group, Inc., (“NATK”) a company that manufactures and markets composite railroad crossties to the railroad industry. He serves as Chairman of the Audit Committee of NATK.

Linda P. Jojo, age 41, has served as Senior Vice President and Chief Information Officer since December 2006. She served as Vice President from June 2004 to December 2006. Prior to that, she served as Chief Information Officer of GE Silicones Division of General Electric Corporation from 2000 to 2004 and held other management positions at General Electric Corporation from 1991 to 2000.

Lewis M. Kling, age 62, has served as President, Chief Executive Officer and as a director since 2005. He served as Chief Operating Officer from 2004 to 2005. Before joining the Company, he served as Group President and Corporate Vice President of SPX Corporation from 1999 to 2004 and as a member of the Board of Directors of Inrange Technologies Corporation from 2000 to 2003. Mr. Kling also served as President of Dielectric Communications, a division of General Signal Corporation, which was purchased by SPX Corporation, from 1997 to 1999. Mr. Kling is also a director of Eastman Chemical Company, a manufacturer of chemicals, fibers and plastics.

Thomas L. Pajonas, age 51, has served as Senior Vice President since December 2006 and President of Flow Control Division since 2004. He served as Vice President from 2004 to December 2006. Prior to joining the Company, he served as Managing Director of Alstom Transport from 2003 to 2004 and Senior Vice President from 1999 to 2003 of the Worldwide Power Boiler Business of Alstom, Inc. From 1996 to 1999 he served in various capacities as Senior Vice President and General Manager International Operations and subsequently Senior Vice President and General Manager Standard Boilers Worldwide of Asea Brown Boveri.

Jerry L. Rockstroh, age 51, has served as Senior Vice President of Supply Chain and Continuous Improvement Process since December 2006. He served as Vice President of Supply Chain and Continuous Improvement Process since late 2005 to December 2006 and as Vice President of Supply Chain during 2005. From September 1983 to February 2005, he served in various executive level positions within different business units of AlliedSignal/Honeywell, including as World Wide Vice President of Operations and Integrated Supply Chain.

Ronald F. Shuff, age 54, has served as Senior Vice President since December 2006, Secretary since 1989 and General Counsel since 1988. He served as Vice President from 1990 to December 2006.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we will give an overview and analysis of our executive compensation program and policies, the material compensation decisions we have made under our program and policies and the material factors that we considered in making those decisions. Following this section you will find a series of tables containing specific information about the compensation earned or paid in 2006 to the following individuals, whom we collectively refer to as our “Named Executive Officers”:

•	President and Chief Executive Officer, Lewis M. Kling;

•	Senior Vice President and Chief Financial Officer, Mark A. Blinn;

•	Senior Vice President and President of Flowserve Pump Division, Thomas E. Ferguson;

•	Senior Vice President and President of Flowserve Control Division, Thomas L. Pajonas; and

•	Senior Vice President, General Counsel and Secretary, Ronald F. Shuff.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Objectives of Our Compensation Program

Our key compensation objectives are to attract and retain key leaders, reward current performance, drive future performance and align the long-term interests of the Company’s executives with those of its shareholders. We have several different compensation elements to achieve these objectives, including base salary, annual incentives and long-term incentives (including a long-term cash incentive plan, stock options, restricted stock awards and performance shares and units). Each element of the executive compensation program is consistent with our employee compensation program for all of our employees generally. In addition, we believe our executive compensation program creates an environment of goals, expectations and rewards for all of our employees.

Oversight of the Executive Compensation Program

Our executive compensation program is administered by the Compensation Committee of our Board. Consistent with the listing requirements of the NYSE, the Compensation Committee is composed entirely of independent, non-employee members of the Board. In addition, the Chairman of the Board of Directors generally attends the meetings of the Compensation Committee.

As reflected in its charter, the Compensation Committee has overall responsibility for setting the compensation for the Chief Executive Officer (“CEO”) of the Company and for approving the compensation of its other executive officers, including the Chief Financial Officer (“CFO”) and its three most highly-compensated executive officers other than the CEO and CFO (Named Executive Officers). The Compensation Committee also oversees the alignment of organizational design and management development in support of achieving our operational objectives and strategic plans; and monitoring the policies, practices and processes designed to develop our core organizational capabilities and managerial competencies.

To assist the Compensation Committee with its responsibilities, it has directly retained the services of Lyons, Benenson & Co., an independent outside compensation consulting firm. Additional information regarding the Compensation Committee and its processes and procedures is described in “Meetings and Committees of the Board — Organization and Compensation Committee.”

Our Executive Compensation Principles

The Compensation Committee is responsible for establishing the principles that underlie the Company’s executive compensation program and that guide the design and administration of specific plans, agreements and arrangements for its executives, including the Named Executive Officers. Our Compensation principles are intended to motivate our executives to improve our financial position and to be personally accountable for the performance of the business units, divisions, or functions for which they are responsible. These principles are also used to retain the services of valuable executives and to motivate them to make and implement decisions about the Company’s business that will enhance the value of shareholders’ investments. The Company’s executive compensation principles, which are established and refined from time to time by the Compensation Committee, are described below:

Compensation Should Reinforce Our Business Objectives and Values.  Our overarching business objective is to profitably grow our position as a product and integrated solutions provider in the flow control industry. Six strategies for achieving this objective are communicated to all our employees. These strategies include: organic growth, globalization, process excellence, portfolio management, organizational capability and technology/innovation. The Compensation Committee considers these strategies when identifying the appropriate incentive measures and assigning of individual goals and objectives to the Named Executive Officers and are referred to herein as our six strategies.

Compensation Should be Performance-Related.  The Compensation Committee believes that a significant portion of our executives’ total compensation should be tied not only to how well they perform, but also to how well their divisions and the Company perform in accordance with applicable financial and non-financial objectives. Thus, the Compensation Committee uses a variety of performance-based compensation vehicles in our executive compensation program that are designed to incorporate performance criteria that promote our annual operating plan and long-term business strategy.

The Compensation Committee believes that there should be a strong link between executive pay and our performance. Accordingly, the Compensation Committee feels that in years when our performance exceeds objectives established for the relevant performance period, executive officers should be paid more than the established target award (which is typically set at the competitive median of general industry companies similar in size). When performance does not meet key objectives, incentive award payments should be less than the target level.

The Compensation Committee also emphasizes and measures the Company’s performance relative to the organizations in the Company’s peer group as a means to evaluate and compare how well we deliver results that enhance the value of shareholders’ investments. During the past three years, the organizations comprising this peer group consisted of: America Standard Cos. Inc., CIRCOR International Inc., Crane Co., Danaher Co., Dover Corp., Emerson Electric Co., Graco Inc., IDEX Corp, ITT Industrial Inc., Illinois Tool Works Inc., Robbins & Myers Inc., Roper Industries Inc., Tyco International Ltd., Watts Water Technology Inc., United Technology Corp. and Weir Group PLC. The Compensation Committee chose this peer group from Companies in the Industrial Goods — Durable sector. They had multinational operations, operated in the oil and gas industry, produced flow control products and/or had overlapping customer bases.

Incentive Compensation Should Represent the Majority of Total Compensation.  The Compensation Committee believes that the proportion of an executive’s total compensation that varies with individual, division, function and/or corporate performance should increase as the scope and level of the individual’s business responsibilities increase. Accordingly, for 2006, approximately 80% of the total target-direct compensation (the sum of base salary, target annual incentive opportunity and target long-term incentive compensation) of the CEO at the time of award was tied to our stock price or our performance. Generally, for 2006, the amount of the total target direct compensation at risk for the CFO and the other Named Executive Officers ranged from approximately 60% to 70%.

Compensation Levels are Reviewed for Competitiveness.  To further the principles described above, at least once each year, the Compensation Committee reviews compensation survey data compiled and prepared by management and its consultant, as reviewed by the Compensation Committee’s consultant, to evaluate how and whether our executive compensation program is competitive. The Compensation Committee uses this survey data to benchmark our executive base salary, annual bonus opportunities, total cash compensation, long-term incentive compensation and total direct compensation. The Compensation Committee uses the survey data to evaluate how for each executive position, the Compensation Committee’s compensation actions are appropriate, reasonable and consistent with the Company’s philosophy, considering the various labor markets in which the Company competes for executives. The survey data, which is gathered from the Towers Perrin Executive Compensation Database, consists of general industry data representing companies similar in size to the Company and available data from our peer group, as identified above. The Compensation Committee does not limit its analysis to survey data relating to the organizations in our peer group due to the limited scope of available compensation data and the fact that our competitors for qualified executives are not necessarily limited to companies in our industry sectors. Similarly, for some executive positions, we may require skills and/or experience from a more varied set of backgrounds than apparently contained in the peer group.

Incentive Compensation Should be Balanced Between Short- and Long-Term Performance.  In selecting the specific elements of our executive compensation program, the Compensation Committee seeks to structure a balance between achieving strong short-term or annual results and furthering our long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, the executives participate in both short and long-term incentive programs. As an executive attains higher levels of responsibility in our organization, an increasing amount of that individual’s compensation is contingent upon our attaining target performance levels.

Our Executives’ Interests Should be Fully Aligned with the Shareholders’ Interests.  The Compensation Committee believes that it is in our shareholders best interests for our Company’s executives to have a financial interest in our long-term results. Consequently, we have established required stock ownership levels for our executives with associated penalties that apply when our executives do not adhere to their stockholders retention requirements. In 2006, executives obtained stock through stock option grants, restricted stock awards and a non-qualified deferred compensation plan that encourages our executives to invest, on a voluntary basis their salary and cash incentive awards, in shares of the Company’s common stock.

Executive Compensation Policies

To implement the principles described above, the Compensation Committee has adopted several policies that govern the design and structure of the Company’s executive compensation program. The Compensation Committee established these policies to work to ensure that the specific elements of this program influence executive behavior to manage our business in a manner that enhances the value of our shareholders’ investments.

Executive Compensation Program is Reviewed Annually for Competitiveness.  Our executive compensation program is comprised of base salary, annual incentive opportunities, long-term incentive compensation, perquisites and other personal benefits and company-sponsored retirement plans. Each year, the Compensation Committee reviews our overall executive compensation program, with the input of its directly retained consultant, in light of evolving market practices in the general industry, external regulatory requirements, the competitive market for executives and our executive compensation philosophy. The Compensation Committee also periodically reviews the potential expense associated with the Company’s change-in-control program for executives. If necessary, the Compensation Committee makes changes in our compensation program to better achieve competitive market positioning.

The target total direct compensation (base salary, target annual incentive opportunity and target long-term incentive compensation) of our executives, including the Named Executive Officers, is generally set at the competitive median for executives with similar responsibilities at multi-national industrial companies similar in size to our Company. The Compensation Committee believes that median performance merits median pay. The Compensation Committee thus establishes objectives for both absolute and relative Company performance, as well as division or function value drivers (that is, objectives that drive business growth and profitability), so that performance and pay can be objectively determined at the end of the performance period. Actual total direct compensation, which may be above, below, or at the competitive median, is determined by performance against these pre-established measures and objectives.

Current Versus Long-Term Compensation.  The Compensation Committee believes that executive compensation should be linked to enhancing the value of the Company’s shareholders’ investments. Thus, consistent with the principles described above, the Compensation Committee structures the compensation of the Named Executive Officers to emphasize the long-term success of the Company. In 2006, our executive compensation program included long-term incentives, through the grant of equity-based awards, such as stock options, restricted stock and performance share units, which are tied to the long-term performance of the Company’s common stock.

The Compensation Committee also recognizes, however, that while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions, industry business cycles and varying attitudes among investors toward the stock market in general and specific industries and/or companies in particular, may significantly affect stock prices at any point in time. Accordingly, the annual cash components of the executive compensation program, consisting of base salary and annual incentive opportunities, emphasize current or short-term corporate performance and the realization of defined business objectives, which are independent of fluctuations in the stock price.

The proportion of annual compensation (that is, base salary and annual incentive opportunity) to long-term pay (that is, long-term incentive compensation) at target has been approximately two to three for the CEO and one to one for all other Named Executive Officers over the past several years. The Compensation Committee believes that this ratio is appropriate, as it provides each Named Executive Officer a competitive amount of cash compensation each year (with the opportunity to increase that amount if he or she exceeds his or her annual incentive objectives) complemented by a significant opportunity to earn a substantial amount of additional compensation if our Company and the executive are successful in achieving the Company’s long-term objectives. Accordingly, this approach meets our objective of aligning the executives’ compensation with the Company’s short- and long-term performance.

Cash Versus Non-Cash Compensation.  Consistent with the principles described above, the Compensation Committee believes that the Named Executive Officers’ interests are more closely aligned with the interests of the Company’s shareholders when portions of total direct compensation are provided in the form of equity or equity-based incentives. Accordingly, as discussed below, a majority of the Company’s 2006 long-term incentive program was structured with equity and equity-based compensation: stock options and restricted stock awards. Under the long-term incentive program, the proportion of cash compensation to non-cash compensation has been approximately one to two over the past several years.

Fixed Versus At-Risk Compensation.  The Compensation Committee believes that the ratio of a Named Executive Officer’s compensation that is at-risk rather than fixed should increase as the scope and level of the executive’s business responsibilities increase. Accordingly, the Compensation Committee targets a ratio of fixed to at-risk compensation of one to four for the CEO and one to two for all other Named Executive Officers.

Fixed pay is comprised of base salary, while at-risk pay is comprised of the annual incentive awards and long-term incentive awards. The calculation of annual incentive award payments and cash long-term incentive payments for executives is determined based on the Company’s and applicable division’s actual performance measured against objective performance criteria that are approved by the Compensation Committee in advance. Time-vested stock options and time-vested restricted stock awards are also granted to the Named Executive Officers, effectively tying a significant amount of an executive’s compensation to the Company’s long-term stock price performance.

Mix of Long-Term Incentives.  In 2006, our long-term incentive awards for the Named Executive Officers took the form of a mix of stock option grants, restricted stock awards and cash awards. Our target long-term incentive compensation award was then split equally between these three components. The Compensation Committee has determined that the long-term incentive mix was appropriate because it aligns the interests of the Named Executive Officers with those of shareholders, encourages equity ownership and promotes a balance between stock-based and financial-based achievements.

For 2006, the Compensation Committee approved the guidelines for determining the value of long-term incentive awards. The Compensation Committee may in the future make adjustments to this mix of award types or approve different award types, such as performance shares, as part of its overall long-term incentive program.

Changes in the Company’s Executive Compensation Program.  In 2006, the Compensation Committee made the following changes to the executive compensation program as a result of the Company’s growth and to maintain competitive market positioning based on absolute and relative performance:

•	Target annual incentive opportunities and target long-term incentive opportunities were increased to reflect our growth and to maintain alignment with the median compensation levels of general industry companies similar in size; and

•	Stock ownership requirements were reduced in 2006 to improve the alignment with the prevailing ownership guidelines among general industry companies. Beginning in 2007, the structure of the guidelines will change from multiples of target annual stock grant based on job level to multiples of base salary also based on job level. These revised guidelines remain substantial and create a significant direct and long-term link between the interest of our executives and shareholders.

Changes approved for 2007 include:

•	The Long-Term Incentive program will be updated. A combination of restricted stock and performance-based restricted stock units will replace the current program, which is made up of restricted stock, stock options and a performance-based cash plan.

•	Our peer group will be replaced with a group of high performing industrial companies that have recently performed at a level that we aspire to achieve. Awards under the new performance-based restricted stock unit plan will be based on how we perform relative to this group.

The Compensation Committee believes these changes will further strengthen the performance and retention objectives of our executive compensation program.

Review and Assessment of Compensation Under Termination Scenarios.  The Compensation Committee also reviews each Named Executive Officer’s total compensation under several scenarios including a change-in-control of the Company, termination of employment by management and resignation or retirement by the executive. Tally sheets setting forth all of the listed scenarios are prepared by our Company and reviewed by the Compensation Committee with input from its independent consultant. Based on the Compensation Committee’s review of the tally sheets, the Compensation Committee determined that the potential payments that would be provided to the Named Executive Officers are appropriate.

Elements of the Executive Compensation Program

The primary elements of the Company’s executive compensation program in 2006 were:

•	base salary;

•	an annual incentive opportunity, which is paid in cash;

•	long-term incentives (including a cash incentive plan, stock option, restricted stock and stock ownership requirements);

•	defined benefit pension plan;

•	change-in-control plan; and

•	perquisites and other benefits.

At the beginning of each year, typically in February, the Compensation Committee reviews each Named Executive Officer’s total compensation. The Compensation Committee members also meet regularly with the Named Executive Officers at various times during the year, which allows the Compensation Committee to form its own assessment of their performance. In addition, each year, the CEO presents to the Compensation Committee his evaluation of each other Named Executive Officer, which includes a review of each officer’s contributions and performance over the past year, strengths, weaknesses, development plans and succession potential. The CEO also presents compensation recommendations for the Compensation Committee’s consideration. Following this presentation and a review of the competitive market for pay, the Compensation Committee makes its own assessments and formulates compensation amounts for each Named Executive Officer with respect to each of the elements in the Company’s executive compensation program as described in more detail below. The Compensation Committee also solicits input from all non-employee members of the Board as to the CEO’s performance during the year. The Compensation Committee considers collective appraisal forms, completed by all Board members, setting forth the overall Board’s annual performance assessment of the CEO, which is used in considering the compensation for the CEO.

Base Salary.  As described above, at the beginning of each year, the Compensation Committee reviews and determines the base salaries of the Named Executive Officers. The Compensation Committee has established and maintains base salary ranges for the Company’s various executive positions within market ranges indicated by the compensation survey data compiled and prepared by management and independently reviewed by the Compensation Committee’s consultant. For each executive, the Compensation Committee takes into account the scope of his or her responsibilities and experience and the executive’s performance. The Compensation Committee balances these factors against competitive salary practices. In determining each Named Executive Officer’s base salary, the Compensation Committee also considers internal equity within the Company with respect to the other executives referencing external benchmarks provided by the Compensation Committee’s consultant. Because we are committed to a pay-for-performance philosophy, the Compensation Committee generally manages base salary levels to the market median of general industry companies similar in size.

Based on the factors discussed above, for 2006, Mr. Kling’s base salary was increased by 5% and the base salary increases for the Named Executive Officers ranged from 5% to 11%. The base salaries the Company paid to the Named Executive Officers during 2006 are shown in the 2006 Summary Compensation Table on page 33.

Annual Incentive Opportunity.  At the beginning of each year, the Compensation Committee establishes an annual incentive opportunity for each Named Executive Officer, under the Company’s Annual Incentive Plan. At that time, the Compensation Committee (i) sets the overall Company performance objectives for the year, (ii) sets divisional performance measures for the year and (iii) approves a target annual incentive opportunity for each Named Executive Officer.

In addition, we pay, where applicable, annual incentive awards in March for the prior year’s performance, based upon the Compensation Committee’s assessment of actual performance during the prior year as the pre-established Company performance objectives. For 2006, the performance measures for annual incentive awards were based on internally defined metrics based on operating income and cash flow. In addition, divisional operating margin sales growth and cash flow targets are applied to those Named Executive Officers with divisional management responsibility. The Compensation Committee selected these measures, with input from management, because these performance metrics support the six strategies that we believe drive sustainable and profitable Company growth (as discussed under “The Company’s Executive Compensation Principles” above). A more in-depth description of the Compensation Committee’s decisions with respect to the annual incentive awards paid to each Named Executive Officer for 2006 follows.

Setting Company Performance Measures.  The Compensation Committee, working with the CEO and the Compensation Committee’s consultant, set the performance measures for the Company for 2006. The measures established for 2006 were as follows:

		2006 Target
	2006 Measures	(in millions)
Flowserve	Operating Income	$250
	Cash Flow	$214
Flowserve Pump Division	Operating Margin	10.7%
	Cash Flow	$132
	Revenue	$1,519
Flow Control Division	Operating Margin	11.1%
	Cash Flow	$93
	Revenue	$966
Flow Solutions Division	Operating Margin	20.0%
	Cash Flow	$59
	Revenue	$485

The metrics presented in the table above were evaluated using internal criteria which do not necessarily correlate with the Company’s reported results.

One hundred percent of the preliminary annual incentive award determination for each Named Executive Officer was based upon his or her performance against these objectives, as applicable based on the Named Executive Officer’s individual position.

Setting a Target Incentive Opportunity.  The Compensation Committee then established a target annual incentive opportunity for each such Named Executive Officer.

The Compensation Committee established a payout range around the target annual incentive allocation. The payout range determines the percentage of the target incentive to be paid, based on a percentage of goal achievement, with a minimum below which no payment will be made and an established upper limitation.

The payout range, as a percent of target award, that was established for 2006 for each such Named Executive Officer was 0% to 225%.

Measuring Performance.  After the end of 2006, the Compensation Committee reviewed the Company’s actual performance against each of the performance objectives established at the beginning of the year. The Compensation Committee noted that the Company’s performance was substantially improved over 2005 including a 13.6% increase in sales and a 20.5% increase in operating income. Strong operating cash flow facilitated funding of $101 million repayment of debt and other financing obligations, $36 million of optional “U.S.” pension contributions and the repurchase of 1.3 million shares ($63 million). Consistent with the goal of aligning awards with performance, the Compensation Committee adjusted the target annual incentive award amount for each Named Executive Officer in accordance with the actual achievement of Company and division performance measures. In determining the extent to which these performance objectives were met for 2006, the Compensation Committee exercised its judgment, within pre-established parameters set by the Compensation Committee, whether to reflect or exclude the impact of certain specified developments that may have occurred during the year, such as unanticipated changes in accounting principles or extraordinary, unusual, or other unplanned events that have been reported in the Company’s public filings. Accordingly, in 2006 the Compensation Committee excluded the impact of unplanned realignment costs, acquisitions and recognition of certain stock option modification expense under Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, when determining the amount for annual incentive awards. Additionally, the change in accounting for the U.S. inventories from last-in, first-out method (LIFO) to the first-in, first-out method FIFO had no impact on annual incentive awards. The resulting preliminary annual incentive award for the Chief Executive Officer was 118% of his target award. The preliminary awards for the other Named Executive Officers ranged from 118% to 134% of their target awards. The preliminary awards would have ranged from 100% to 120% had the Compensation Committee included the unplanned realignment, acquisitions and stock modification expenses.

While one hundred percent of the preliminary annual incentive award determination was based on the Compensation Committee’s assessment of performance against our Company’s and divisions’ performance measures, the Compensation Committee may increase or decrease a Named Executive Officer’s award by up to 25% based on an assessment of individual contribution to our performance as well as his or her performance in relation to any extraordinary events or transactions. The Compensation Committee considers the CEO’s assessments and recommendations as to other Named Executive Officers when determining these adjustments. In 2006, the Compensation Committee increased the preliminary annual incentive award payouts for each of the Named Executive Officers from 10% to 15%, based on its assessment of each such executive’s performance against specific objectives that supported our six strategies (as discussed in “The Company’s Executive Compensation Principles”).

The annual incentive awards the Company paid to the Named Executive Officers for 2006 are reported in the 2006 Summary Compensation Table on page 33.

The Compensation Committee believes that the 2006 annual incentive awards are consistent with our Company’s strategy of rewarding its executives for the achievement of important, challenging business goals. In view of the Company’s results for the year, the Compensation Committee feels the annual incentive award calculations resulted in performance-related bonus annual payments to the Named Executive Officers, which the Compensation Committee deemed earned and reasonable.

Long-Term Incentives.  Our long-term incentive program rewards the Named Executive Officers for our Company performance over a period of more than one fiscal year. Since 2004 and prior to 2007, the long-term incentive program has consisted of three components: performance-based cash awards, time-vested stock options and time-vested restricted stock awards.

As previously discussed, the Compensation Committee believes that long-term incentive compensation is essential to retaining and motivating executives. The Compensation Committee further believes that, by providing our executives with long-term incentives, their decisions affecting the operation of our business will be aimed at enhancing the long-term value of shareholders’ investments.

Each February, the Compensation Committee determines the aggregate dollar value, if any, of the long-term incentive award for each Named Executive Officer, then makes annual grants of stock options and restricted stock and establishes target long-term cash incentive opportunities, accordingly. The equity awards are made after the end of the year when the Compensation Committee has had an opportunity to evaluate the Company’s operating results for the prior year and at the same time that the Company is making all of its compensation decisions for the current fiscal year. The Compensation Committee may increase or decrease a Named Executive Officer’s stock option and restricted stock awards based on an assessment of his or her individual contribution to the Company’s results after considering the recommendations of the CEO. Beginning with

2007 long-term incentive compensation, the Compensation Committee has determined that only the restricted stock component may be adjusted. The Compensation Committee also decided that any such adjustments must be based on individual performance relative to the Company’s six strategic initiatives and cannot increase the Company’s total target pool of shares by more than 10%.

In determining the aggregate dollar value of individual long-term incentive awards, as well as the amount of total awards to our executives as a group, the Compensation Committee considers two factors: the target dollar value of the long-term incentive package and the package’s potential dilutive effect.

In setting the target dollar value of the long-term incentive package for each Named Executive Officer, the Compensation Committee considers general industry survey data on total compensation packages and the value of long-term incentive awards at organizations within the Company’s peer group as previously identified. We generally provide long-term incentive awards at target level that approximate the 50th percentile of competitive practice, based on the Compensation Committee’s review of peer group and general industry data provided by the Compensation Committee’s consultant.

As part of its decision-making process, the Compensation Committee also considers the potential dilutive effect on the Company’s shareholders of awards of the general magnitude contemplated as a result of completing the first step described above. The Compensation Committee evaluates shareholder dilution based on the equity compensation “burn rates” (that is, the rate at which shares are used by our Company) of the companies in the Company’s peer group, guidelines used by certain institutional advisory services and the advice of the Compensation Committee’s consultant. Generally, the Company targets a maximum Company-wide “burn rate” of 1.0% of the Company’s outstanding common stock for the annual grant of long-term incentive awards for all Company employees

Based on these considerations, the Compensation Committee determined for 2006, a combination consisting of approximately one-third in value of stock options, one-third in value of restricted stock and one-third in value of cash-based long-term incentives would best serve the goals the Compensation Committee sought to achieve.

In addition, the Compensation Committee considered the total awards to be made to the Named Executive Officers in the context of the Company’s overall equity compensation program. Based on projections of equity awards to be made to employees during the balance of 2006, the Compensation Committee determined that it could make the proposed awards to the Named Executive Officers and the projected additional awards to employees and still remain comfortably within the Company’s guideline of a “burn rate” on the order of 1.0% of the Company’s outstanding common stock.

For the past two years, the Compensation Committee has established the practice of annually approving and granting equity awards to long-term incentive plan participants at the Compensation Committee’s February meeting. Accordingly, the Compensation Committee met on February 15, 2006 and approved the number and value of long-term incentive awards for the Named Executive Officers and stock options and restricted stock. The exercise price of the stock option awards is equal to the closing price of the common stock as reported by the NYSE on the date the grant is approved by the Compensation Committee. The equity awards were granted on the same day. This practice was continued through equity awards in February 2007.

The material terms and conditions of these equity awards are determined under the provisions of the equity compensation plans. These plans are contained in and were fixed pursuant to our existing exhibits to the Company’s Annual Report on Form 10-K, which can be found on the Company’s website at www.flowserve.com under the “Investors Relations — SEC Filings” caption. The 2006 stock options are effective as of the date that the Compensation Committee authorizes or approves such awards and, as provided in the 2004 Stock Compensation Plan, have exercise prices equal to the closing market price of the Company’s common stock on the date of grant.

Cash Long-Term Incentive Opportunity.  Named Executive Officers participated in the Company’s Long-Term Cash Incentive Plan in 2006 in order to link their interests to the Company’s financial performance over an extended period. These awards have a three-year performance period and are paid based on achievement of pre-determined financial metrics. The Compensation Committee intends that these awards are to provide a strong incentive to our executives to achieve specific performance goals over the performance period that advance our business strategy, increase the value of shareholders’ investments and encourage executive retention, as these awards are subject to forfeiture if the executive’s employment terminates for any reason other than death, disability, or retirement before the end of the performance period. Each of the Named Executive Officer’s 2006 target opportunity is subject to a multiplier ranging from zero to 300%, depending on the Company’s performance relative to the pre-determined financial goals.

In 2006, the Compensation Committee approved cash long-term incentive opportunities that will be payable in March 2009 if the Company achieves, on an overall basis for the three-year performance period from 2006 through 2008, specified objectives based on internally defined metrics for the following three performance measures:

•	average return on net assets (“RONA”),

•	average operating margin and

•	average revenue growth.

Because the Compensation Committee believes that disclosure of the specific targets for each of these performance measures would result in competitive harm to the Company, it has decided not to disclose these specific performance targets for these awards. However, the Compensation Committee believes that the specific performance targets for these awards are at least as challenging as the performance targets established for prior performance periods and represent a substantial improvement over current counterpart performances.

The target opportunities for the CEO, the CFO and the other Named Executive Officers during 2006 are shown in the 2006 Summary Compensation Table under Non-Equity Incentive Plan Compensation on page 33.

Stock Options.  Stock options comprised one-third of the long-term incentive opportunity for the Named Executive Officers in 2006. A stock option rewards an executive only if the market value of the Company’s common stock increases above the exercise price of the option and the individual remains employed with our Company for the period required for the option to vest. In addition, stock options link a portion of the executive’s compensation to the interests of the Company’s shareholders by providing an incentive to increase our stock price, thereby simultaneously enhancing the value of shareholders’ investments.

Target stock option grants for the Named Executive Officers represented approximately one-third of the executive’s total long-term incentive opportunity for 2006. Target grants were determined by dividing this portion of the executive’s long-term incentive opportunity by the stock option value. Management’s compensation consultant, based on the consulting firm’s established valuation methodology, determined the stock option value. The value was established in 2004 and was approved as the value used to determine the number of stock options granted annually for a three-year period (2004 through 2006) as a means of stabilizing target annual grants. All stock options are granted with an exercise price that is equal to 100% of fair market value of the Company’s stock on the date of grant.

The expense under SFAS No. 123(R) of the stock options earned by the Named Executive Officers during 2006 is shown in the Summary Compensation Table on page 33. Following the approval by the Company’s shareholders on August 24, 2006, the regular terms of certain options granted to employees, and certain of our directors and executive officers (including one Named Executive Officer), which were scheduled to expire in 2005 and 2006, were extended as follows: (i) the regular term of options otherwise expiring in 2005 expired on October 29, 2006, and (ii) the regular term of options otherwise expiring in 2006 expires on the later of: (A) 75 days after the regular term of the option as originally granted expires, or (B) December 31, 2006.

For financial reporting purposes the approval of these amendments is considered a stock option modification subject to the recognition of a non-cash compensation charge in accordance with SFAS No. 123(R). For further discussion regarding the incremental accounting expense of the grants calculated as of the extension date in accordance with SFAS No. 123(R), see the 2006 Summary Compensation Table on page 33 and the 2006 Director Compensation Table on page 52.

Additional information on the awards granted in 2006, including the number of shares subject to each award and its full grant date fair value, is shown in the 2006 Grants of Plan-Based Awards Table on page 34.

Restricted Stock Awards.  Starting in 2004, the Compensation Committee began granting time-vested restricted stock awards to replace a portion of the annual cash long-term incentive opportunities and stock option awards on a basis intended to provide comparable value to the Company’s executives. The Compensation Committee believes that introducing the restricted stock component provides a better balance for executives between risk and potential reward, thus serving as a more effective incentive for our superior executive performers to remain with the Company and continue such performance.

Restricted stock awards are for shares of the Company’s common stock and will only be earned by a Named Executive Officer if the individual continues to be employed by the Company until at least the applicable vesting date of the awards.

During the restriction periods, the Named Executive Officers holding unvested restricted shares are entitled to vote the shares and to receive dividends on the shares, if and when declared by the Board, in each case on the same basis as the Company’s shareholders holding unrestricted shares.

Target restricted stock grants to the Named Executive Officers in 2006 represented approximately one-third of the executive’s total long-term incentive opportunity. Target grants were determined by dividing this portion of the executive’s long-term incentive opportunity by the restricted stock value. Management’s compensation consultant, based on the consulting firm’s established valuation methodology, recommended this restricted stock value, which was subsequently incorporated by the Compensation Committee into its award analysis. The Compensation Committee began using this per share value in 2004 as a fixed value for a three-year period (2004 through 2006) as a means of stabilizing target annual grants.

The expense under SFAS No. 123(R) of the restricted stock awards earned by the Named Executive Officers during 2006 are shown in the 2006 Summary Compensation Table on page 33. Additional information on the awards granted in 2006, including the number of shares subject to each award and its full grant date fair value, is shown in the 2006 Grants of Plan-Based Awards Table on page 34.

Stock Ownership Requirements.  The executive compensation program includes stock ownership requirements for the Company’s executives. The Compensation Committee believes that this ownership policy encourages the executives to act like owners by requiring them to acquire and maintain a meaningful stake in the Company and thereby promotes our objective of enhancing the value of shareholders’ investments.

In 2006, the Compensation Committee adopted amended stock ownership requirements for the executives, including the Named Executive Officers, as a result of a competitive analysis conducted by the Committee’s compensation consultant that indicated that the Company’s stock ownership guidelines exceeded competitive levels. The stock ownership requirements are designed to satisfy an individual executive’s prudent needs for personal asset diversification, while maintaining management stock ownership at levels high enough to clearly confirm to our shareholders management’s commitment to share value appreciation. Under these requirements, our executives are expected, over time, to acquire and hold shares of the Company’s common stock equal in value to a multiple of their target annual equity grant (including target stock option grants and target restricted stock grants). The Company’s current stock ownership requirement for Named Executive Officers in 2006 was three times the executive’s target annual stock grant. Named Executive Officers are expected to achieve the level of required stock ownership within five years from the date the guidelines are applicable or from when the executive joins the Company.

The Compensation Committee reviews the requirements on a regular basis and monitors the executives’ progress toward meeting their target ownerships levels. Shares held directly by an executive count toward satisfying the requirements. The share equivalent of vested, unexercised stock options and shares held in our Company Non-Qualified Deferred Compensation Plan also count toward satisfying the requirements.

Defined Benefit Pension Plan.  The Named Executive Officers participate in our Company’s tax-qualified defined benefit pension plan on the same terms as the rest of the Company’s U.S. salaried employees. Because the Internal Revenue Code of 1986, as amended (the “Code”), limits the pension benefits (based on an annual compensation limit) that can be accrued under a tax-qualified defined benefit pension plan, our Company has established and maintains a partially funded, non-qualified defined benefit restoration pension plan for our executives, including the Named Executive Officers, to compensate these individuals for the reduction in their pension benefit resulting from this limitation. This executive retirement plan is purely a restoration plan to provide comparable level retirement benefits to those provided to other U.S. employees. Our Company has also established and maintains a second partially funded, supplemental defined benefit pension plan for its U.S. executives, including the Named Executive Officers, to maintain a total retirement benefit level that is competitive with general industry companies similar in size. These programs are designed to provide U.S. executives with income following retirement that was commensurate with their pay at the Company and to ensure that we are able to attract and retain executive talent by providing comprehensive retirement benefits.

We accrue pension plan benefits based on a percentage, as determined by the executive’s age and years of service, of the executive’s earnings, with earnings comprised of base salary and target annual incentive award. The actuarial present value of the accumulated pension benefits of the Named Executive Officers as of the end of 2006, as well as other information about the Company’s defined benefit pension plans, are shown in the 2006 Pension Benefits Table on page 40.

Change-in-Control Plan.  To ensure that the Named Executive Officers receive financial protection in the event of the loss of their positions following a transaction that involves a change in the ownership or control of the Company and to fulfill their expectations with respect to their long-term incentive compensation arrangements, the Company’s Executive Officer Change-in-Control Severance Plan provides certain specified severance benefits to the Named Executive Officers. These benefits are triggered if, within two years following a change-in-control of the Company (as defined in the plan), the employment of the Named Executive Officer is terminated involuntarily other than for cause, death or disability, or for reasons constituting a “constructive termination.” In addition, benefits are triggered when a Named Executive Officer is terminated prior to a change-in-control if such termination (i) occurs after the initiation of discussions leading to such change-in-control, but prior to the change-in-control and (ii) can be demonstrated to have occurred at the request or initiation of parties to such change-in-control. These severance benefits include:

•	A lump sum cash payment equal to three times the executive’s then-current annual base salary and annual incentive award target;

•	Continuation of participation in the medical, dental, life and accident benefit plans for a period of up to three years following employment termination;

•	Upon change-in-control without termination, accelerated vesting of all then outstanding unvested equity awards (including stock options and restricted stock awards and non-qualified pension benefits);

•	Full vesting, at target, of the awards under Our Company’s Long-Term Cash Incentive Plan.

•	Calculation of benefits under the Company’s defined benefit pension plan including supplemental retirement plan benefits with three years added to the executive’s years of service and age for retirement purposes;

•	A tax “gross-up” payment sufficient to compensate the executive for the amount of any excise tax imposed by Section 4999 of the Code and for any taxes imposed on such additional payment; and

•	Additional information regarding the Executive Officer Change-In-Control Severance Plan can be found in “Potential Payments Upon Termination or Change-In-Control.”

The Compensation Committee believes that it is in the best interests of the Company and its shareholders to offer such a plan to its executives, including the Named Executive Officers. The Company competes for executives in a highly competitive market in which companies routinely offer similar benefits to senior employees. The Compensation Committee views these amounts as reasonable and appropriate for the Named Executive Officers, who may not be in a position to obtain comparable employment. The Compensation Committee also believes that these benefits are important so that they should not be discouraged from supporting a change-in-control transaction, which the Board may deem in the best interest of shareholders, although the Board currently believes that the shareholders’ best future interests are best served by the Company remaining independent.

In the Compensation Committee’s view, the accelerated vesting of all outstanding equity awards in connection with a change-in-control of the Company is currently a customary and reasonable component of a comprehensive change-in-control benefits program plan, but the Compensation Committee will continue to review this matter. The Compensation Committee believes that the equity awards granted to our executives have been reasonable in amount and a substantial part of the value that would be received by them in the event of a change-in-control of the Company would have resulted from the likely future increase in the price of the Company’s common stock over the years. The Compensation Committee believes that this is an appropriate result and the current executive team’s performance would have been responsible for this anticipated share price increase, which likewise benefited the long-term shareholders’ increase.

Our defined benefit pension plan also confers competitive post-employment benefits on the executives. The additional years of credited service and additional age credit for purposes of determining an individual’s benefits under the plan compensate that individual for his or her early termination from the plan.

The potential tax gross-up payment, while potentially substantial, is only applicable in the event of a change-in-control of the Company and, in the Compensation Committee’s view, is an appropriate method for the Company to offset the effects of a 20% excise tax levied by federal income tax laws on certain income paid to executives in such circumstances. The potential tax gross-up payment will change from time to time based on several factors, including the executive’s W-2 earnings, unvested equity value and our stock price.

The Compensation Committee reviews the plan periodically to evaluate both its effectiveness and competitiveness and to determine the value of potential awards. This analysis and assessment of competitiveness is reviewed by the Compensation Committee’s independent consultant.

The amount of the estimated payments and benefits payable to the Named Executive Officers, assuming a change-in-control of the Company and a qualifying termination of employment as of the last day of 2006 and other information about the plan, is shown in the discussion of Potential Payments Upon Termination or Change-in-Control on page 42.

Perquisites and Other Benefits.  We maintain medical and dental insurance, accidental death insurance and disability insurance programs for all of its U.S. employees, as well as customary vacation, leave of absence and other similar policies. U.S. executives, including the Named Executive Officers, are eligible to participate in these programs on the same basis as the rest of the Company’s U.S. salaried employees.

In addition, the Named Executive Officers are also eligible to receive reimbursement for certain financial counseling, health and country club dues, automobile allowances and medical examination expenses and are eligible to participate in an executive life insurance plan and an executive disability plan. In addition, we own a minority interest in a corporate jet, via a time-share program. The corporate jet has been used primarily for business purposes. Other benefits available to the Named Executive Officers are as follows:

Non-Qualified Deferred Compensation Plan.  Executives, including the Named Executive Officers, may participate in our Non-Qualified Deferred Compensation Plan, which is available to all U.S. employees who meet the Internal Revenue Service definition of a “highly compensated employee.” The Non-Qualified Deferred Compensation Plan allows eligible participants to elect, at their discretion, to defer payment of a portion of their salary and all or a portion of their annual incentive award as part of their personal retirement or financial planning. We do not make any contributions to the plan.

Deferred amounts may be invested in a number of investment alternatives, including a fund that provides for the purchase of shares of our common stock. Each year, the amount of a participant’s deferred compensation account changes based on the appreciation and/or depreciation in the value of the investment alternatives selected by the participant and any additional contributions made to the Deferred Compensation Account. Generally, there are no vesting requirements on deferred amounts or earnings on deferred amounts.

In past years and on an ongoing basis, executives may have deferred significant amounts of their salary and annual incentive awards, which minimized the reduction in the federal income tax deduction available to our Company, because the compensation deferred was not subject to Section 162(m) of the Code limitation until the year paid.

In addition, as a result of the requirements applicable to non-qualified deferred compensation arrangements included in the American Jobs Creation Act of 2004 and regulations issued under Section 409A of the Code, during 2005 the Compensation Committee approved changes to the Non-Qualified Deferred Compensation Plan to ensure compliance with the new law and to minimize any adverse income tax consequences to plan participants.

A description of the Non-Qualified Compensation Plan and individual contributions to that plan for each Named Executive Officer during 2006 and total account balances, if applicable in either case,

as of the end of the fiscal year, are shown in the 2006 Non-Qualified Deferred Compensation Table on page 41. Only Mr. Ferguson elected to contribute to this plan in 2006.

Perquisites and Other Personal Benefits.  In addition to the perquisites and benefits discussed above, we provide our Named Executive Officers with an automobile allowance. The CEO receives a monthly allowance of $1,300 and the other Named Executive Officers receive a monthly allowance of $1,100. Neither the CEO, nor the other Named Executive Officers receive any additional cash compensation to reimburse them for any income tax liability that may arise and become due and payable as a result of their receipt of this item.

The CEO and the Named Executive Officers are also eligible for an annual financial planning fee reimbursement benefit of up to $8,000 and monthly club dues reimbursement benefit of up to $500. The Company also pays the cost of an annual physical for these executives.

The aggregate incremental cost to the Company of providing these personal benefits to the Named Executive Officers during 2006 are shown in the 2006 Summary Compensation Table on page 33.

Employment Agreements

Consistent with its compensation philosophy, in general, the Company does not enter into employment agreements with its executives. As a result, these individuals serve at the will of the Board. The only exceptions to this policy are the individual employment agreement with the CEO, Mr. Lewis M. Kling and the pending employment agreement with the CFO, Mark A. Blinn.

Employment Agreement with Lewis M. Kling.  The Company entered into an employment agreement with Mr. Kling in connection with his promotion to President and Chief Executive Officer of the Company on July 28, 2005. The agreement is for a minimum of three years with automatic renewal for one year periods. The employment agreement with Mr. Kling provides for a base salary, an annual target bonus, participation in the Company’s long-term incentive program, benefits and perquisites on the same level as other executives, retirement plan benefits and severance benefits in the event of his termination (as described in greater detail below). The employment agreement also incorporates non-compete and non-solicitation provisions, which are in effect for a period of one year following a termination of employment for any reason.

Pursuant to Mr. Kling’s employment agreement, in the event Mr. Kling is terminated by the Company without Cause or if he terminates employment for good reason, as defined in the agreement, Mr. Kling will be provided the following severance benefits: (i) a lump-sum payout equal to the sum of his annual base salary and the annual bonus that he earned in the year prior to the year of termination, (ii) a pro-rated annual bonus award, based on his target bonus award percentage, (iii) immediate vesting on all unvested stock-based awards, (iv) a target payout of all cash-based performance plan awards and (v) full vesting of his non-qualified pension benefit.

Pending Employment Agreement with Mark A. Blinn.  The Company provided special retention arrangements to Mr. Blinn on December 14, 2006. Pursuant to the pending employment agreement, Mr. Blinn received an award of stock options and restricted stock that vest three years from the date of grant, provided Mr. Blinn remains employed by the Company. In addition, if Mr. Blinn is not promoted to CEO upon the departure of Mr. Kling from the Company, or if another individual is appointed as Chief Operating Officer (“COO”) prior to Mr. Kling’s departure from the Company, Mr. Blinn: (i) will receive immediate vesting on all unvested stock options and restricted stock grants that were awarded and (ii) may elect to resign and receive severance benefits pursuant to the Officer Severance Plan (equal to two years of base salary continuation and a target annual incentive award).

Transitional Executive Security Plan

A search for a new CEO was conducted by a transition committee of the Board following the agreement between the Board and C. Scott Greer,

former President and CEO, not to renew Mr. Greer’s employment agreement with the Company upon expiration on June 30, 2005. The Board adopted a Transitional Executive Security Plan effective as of March 14, 2005 (the “TES Plan”), to promote continuity in management during this transition period. The Board concluded that the TES Plan was appropriate and desirable to promote management stability while the Company was experiencing increased bookings and stronger business conditions in many of its markets. The Board was optimistic about the Company’s business prospects and decided to adopt the TES Plan as a special incentive to retain and motivate the senior management staff during the CEO search period.

The TES Plan provided for two mutually exclusive benefits. First, the Company agreed to pay a cash lump sum equal to 12 months base pay to participants who remained employed by the Company through the first anniversary of the date as of which a new Chief Executive Officer commenced employment with the Company. Mr. Kling, the President and CEO of the Company, was appointed on August 1, 2005. Second, the Company agreed to pay a cash lump sum equal to 18 months base pay to any participant whose employment was terminated by the Company without cause (as defined in the TES Plan) before such date (unless such participant was entitled to benefits under a change-in-control severance plan maintained by the Company). In addition, for any participant who was eligible for such a severance payment under the TES Plan, the Company agreed to provide continued welfare benefits for 9 months (reduced by benefits from any subsequent employer) and agreed that all outstanding equity awards granted to the participant would immediately vest in full and generally remain exercisable (if applicable) for a period of 180 days following termination of employment. In either case, the payment of benefits was conditioned upon a customary release of claims by the participant.

The following executive officers of the Company participated in the TES Plan: Andrew J. Beall, Mark A. Blinn, Mark D. Dailey, Thomas E. Ferguson, John H. Jacko (who resigned in February 2007), Linda P. Jojo, Thomas L. Pajonas and Ronald F. Shuff. Certain other corporate officers also participated in the TES Plan. Mr. Kling’s participation in the TES Plan ended when he entered into his employment agreement on July 28, 2005 to become President and CEO and he received a $520,000 lump-sum payment in settlement of his plan participation rights. The TES Plan was terminated upon pay out on August 1, 2006.

Severance Plan for Officers

In December, 2006, the Board of Directors and the Compensation Committee approved and the Company adopted a revised severance plan for Flowserve’s senior executive officers and other corporate officers (“Officer Severance Plan”). Under the Officer Severance Plan, Flowserve’s Officers are provided benefits for a termination of employment as a result of a reduction in force or if the executive is terminated without cause: (i) two years of the executive’s current base salary, paid on a bi-weekly basis in accordance with the Company’s regular salary payments and (ii) a lump sum payment, payable at the time annual incentive awards are paid to executives still employed by the Company, substantially equivalent to the annual incentive plan payment, at target, the officer would have otherwise received under the Company’s annual incentive plan if the officer had been employed at the end of the applicable performance period and was otherwise eligible for a payment under the annual incentive plan. In addition, in order to receive such payments, the executive must execute a release and covenant not to sue and must continue to comply with a one-year non-competition and non-solicitation agreement following his or her termination of employment.

The Officer Severance Plan replaced the Company’s practice of each executive negotiating his or her severance package upon a termination of employment. The Compensation Committee believes that the Officer Severance Plan is far superior to individual negotiations in the event of a termination of employment and adopted the Plan for that reason. The Compensation Committee determined that the Company’s former practice of not maintaining this type of formal severance program was not competitive in the current executive labor market.

In addition, to protect the Company’s competitive position, each executive is required to sign an agreement with the Company that requires them to forfeit the proceeds from some or all of their long-term incentive awards if they engage in conduct that is detrimental to the Company. Detrimental conduct includes working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information in a manner which may result in competitive harm to the Company.

Tax Implications of Executive Compensation

Section 162(m) of the Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the corporation’s CEO and the four other most highly-compensated executive officers as of the end of the fiscal year included in the 2006 Summary Compensation Table in our Company’s proxy statement, unless such compensation meets certain requirements. Approximately $3.1 million, base compensation, cash bonuses and stock awards paid to executive officers for 2006 were within the $1 million Section 162(m) threshold and should, therefore, be deductible by our Company for federal income tax purposes.

The cash-based Annual Incentive Plan has not been approved by shareholders and, therefore, does not currently comply with the rules under Section 162(m). The plan will be presented to shareholders for approval in our proxy statement for our 2007 Annual Meeting of Shareholders. If approved, we should be allowed to deduct performance-based compensation beginning in 2007. Further information about this proposal is set forth beginning on page 63.

Stock options under our existing plans are intended to comply with the rules under Section 162(m) for treatment as performance-based compensation. Therefore, we should be allowed to deduct compensation related to options granted under each of these plans.

The Compensation Committee also instructed that the stock-based long-term incentive program will be updated to comply with the rules under Section 162(m) and be presented to the shareholders for approval in our proxy statement for our 2007 Annual Meeting of Shareholders. If approved, we should be allowed to deduct performance-based compensation granted under the 2007 Long-Term Incentive Plan, including the new performance-based restricted share unit awards, beginning with the grants awarded in 2007.

The Compensation Committee has considered and will continue to consider tax deductibility in structuring compensation arrangements. However, the Compensation Committee retains discretion to establish executive compensation arrangements that it believes are consistent with its principles described earlier and in the best interests of our Company and its stockholders, even if those arrangements are not fully deductible under Section 162(m).

Accounting Implications of Executive Compensation

Effective January 1, 2006, we recognize compensation expense for all equity based awards pursuant to the principles set forth in SFAS No. 123(R) in our financial statements. The Compensation Committee considered the accounting implications of the awards in setting the long-term incentive mix and determined that the mix of time-vested stock options, time-vested restricted stock and a cash-based long-term incentive plan was appropriate for 2006.

CEO Compensation in 2006

While the compensation of the CEO was set in a manner consistent with the general compensation principles and policies discussed earlier, in the interests of providing shareholders with a better understanding of his compensation for 2006, we are providing the following discussion.

In February 2006, the Compensation Committee identified specific criteria for evaluating the CEO’s performance during 2006. These criteria included stock performance, financial performance, strategic vision and leadership, including the development of human capital. In evaluating the CEO’s performance in 2006, the Compensation Committee Chairman gathered input from individual Board members during the Board’s special executive session. During this session, the Compensation Committee reviewed detailed compensation market data prepared by our Company’s compensation consultant. The Compensation Committee discussed and determined the following CEO compensation changes and awards in executive session with only Compensation Committee members and the Compensation Committee’s independent consultant present. The Compensation Committee also followed the principles and practices earlier discussed during the Board’s special executive session to conduct the CEO performance review.

Base Salary.  The CEO’s base salary was increased from $850,000 to $890,000 during 2006.

Annual Incentive Opportunity.  To recognize the CEO’s performance during 2006, the Compensation Committee approved an annual incentive award for him of $1,147,232. This amount was paid in cash. This award reflected the Company’s financial performance as measured by the performance metrics discussed above plus a 10% increase made by the Compensation Committee in recognition of Mr. Kling’s leadership in developing and implementing the Company’s six strategic initiatives earlier discussed.

Long-Term Incentives.  Following the principles and practices set forth earlier, the Company approved a grant of stock options covering 90,000 shares to the CEO during 2006 at the same time and at the same fair market value exercise price that awards were made to other executives and on a broad basis to other management employees. In addition, the CEO received a restricted stock award covering 55,000 shares, at the same time 2006 restricted stock grants were made to key managers including the Named Executive Officers, pursuant to the principles and processes discussed earlier.

The Compensation Committee reviews the CEO’s total compensation package on an annual basis and analyzes it in view of competitive data provided by the Compensation Committee’s consultant and the Company’s performance for the fiscal year. The Compensation Committee plans to continue to annually disclose its CEO and Named Executive Officers’ compensation adjustments and awards, plus the rationale for these actions, in future proxy statements.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) is currently comprised of four independent directors, Christopher A. Bartlett, Hugh K. Coble, Roger L. Fix and George T. Haymaker, Jr.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2006.

          Christopher A. Bartlett, Chairman
          Hugh K. Coble
          Roger L. Fix
          George T. Haymaker, Jr.

2006 SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the year 2006 for the individual who served as CEO of the Company during 2006, the individual who served as CFO of the Company during 2006 and three other individuals who served as the most highly compensated executive officers of the Company during 2006 (Named Executive Officer).

								Change in
								Pension Value
								and Non-
								Qualified
							Non-Equity	Deferred
				Stock	Option		Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards		Compensation	Earnings	Compensation	Total
Name and principal position	Year	($)(1)	($)(1)(2)	($)(3)	($)(3)		($)(1)(4)	($)(5)	($)(6)	($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Lewis M. Kling	2006	883,846	—	2,207,679	2,197,394		1,147,232	313,407	101,281	6,850,839
President and Chief Executive Officer
Mark A. Blinn	2006	443,308	450,250	632,933	341,895		360,941	108,404	38,443	2,376,174
Senior Vice President and Chief Financial Officer
Thomas E. Ferguson	2006	364,226	368,000	461,678	389,606		388,735	207,931	37,009	2,217,185
Senior Vice President and President of Flowserve Pump Division
Thomas L. Pajonas	2006	390,087	393,000	440,991	322,799		419,505	96,688	41,838	2,104,908
Senior Vice President and President of Flowserve Flow Control Division
Ronald F. Shuff	2006	335,461	340,000	400,991	592,070	(7)	274,790	132,712	40,277	2,116,302
Senior Vice President, General Counsel and Secretary

(1)	Salary, annual bonus and long-term incentive plan cash payouts may be deferred at the election of the Named Executive Officer until retirement. Annual bonus and long-term incentive plan cash payouts may also be received in the form of Company common stock held in a Rabbi Trust.

(2)	The amounts reported in column (d) represent bonuses paid out to executive officers under the Company’s Transitional Executive Security Plan, which is discussed on page 36.

(3)	The amounts in columns (e) and (f) reflect the expense of equity-based awards recognized in our 2006 financial statement reporting of awards pursuant to the equity compensation plans, in accordance with SFAS No. 123(R), and may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are discussed in Note 7 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007.

(4)	The amounts in column (g) represent cash bonuses that were earned in the year 2006 and then paid in March 2007 pursuant to the Company’s 2006 Annual Incentive Plan. The amounts also include cash bonuses earned during the 2004 through 2006 Long-Term Cash Incentive Plan cycle for Mr. Ferguson, Mr. Pajonas and Mr. Shuff. Mr. Kling and Mr. Blinn were not eligible to participate in the 2004 through 2006 Long-Term Cash Incentive Plan cycle, since they joined the Company after the plan term began.

(5)	There were no above-market or preferential earnings with respect to any deferred compensation balances.

(6)	These amounts represent the sum of the Company’s 401(k) Plan matching and discretionary contributions, annual premiums paid for group term life insurance (such premiums were less than $10,000 for all of the Named Executive Officers, except Mr. Kling, whose premium was $10,875), the Company’s portion of annual premiums for medical, dental, vision and prescription benefits ($10,185 for each of Messrs. Shuff, Blinn and Pajonas and $6,324 for each of Messrs. Kling and Ferguson), and the Company’s portion of disability plan premiums. These amounts also include the cost to the Company of certain perquisites received by the Named Executive Officers, including annual car allowances (of $16,320 for Mr. Kling and $13,200 for all other Named Executive Officers), financial planning, personal security and spousal travel. The value of each such perquisite did not exceed the greater of $25,000 or 10% of the aggregate value of all perquisites received by a Named Executive Officer, except for $28,496 for travel expenses for Mr. Kling’s spouse who accompanied Mr. Kling on business trips and attended various business functions with him.

(7)	Effective upon the approval by the Company’s shareholders on August 24, 2006, the terms of certain options granted to Mr. Shuff in 1995 and 1996 were extended beyond their original expiration date to allow him to exercise these options in 2006. The incremental accounting expense for this approved extension was calculated in accordance SFAS No. 123(R) and was $317,688.

2006 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to 2006 plan-based awards granted to the Named Executive Officers for the year ended December 31, 2006.

							All Other
			Estimated Future Payouts Under			All Other	Option Awards;		Grant Date
			Non-Equity			Stock Awards;	Number of	Exercise or	Fair Value
			Incentive Plan Awards			Number of	Securities	Base Price	of Stock
						Shares of	Underlying	of Option	and Option
			Threshold	Target	Maximum	Stock or Units	Options	Awards	Awards
Name	Grant Date		($)	($)	($)	(#)(3)	(#)(3)	($/Sh)(4)	($)(5)
Lewis M. Kling	02/15/06	(1)	530,308	883,846	1,988,654	—	—	—	—
	02/15/06	(2)	222,500	890,000	2,670,000	—	—	—	—
	02/15/06		—	—	—	—	90,000	48.17	2,180,700
	02/15/06		—	—	—	55,000	—	—	2,649,350
Mark A. Blinn	02/15/06	(1)	159,951	265,985	598,466	—	—	—	—
	02/15/06	(2)	61,875	247,500	742,500	—	—	—	—
	02/15/06		—	—	—	10,000	—	—	481,700
	12/14/06		—	—	—	30,000	—	—	1,567,500
	12/14/06		—	—	—	—	30,000	52.25	730,200
Thomas E. Ferguson	02/15/06	(1)	109,268	218,536	491,706	—	—	—	—
	02/15/06	(2)	50,600	202,400	607,200	—	—	—	—
	02/15/06		—	—	—	10,800	—	—	520,236
	02/15/06		—	—	—	—	17,600	48.17	426,448
Thomas L. Pajonas	02/15/06	(1)	117,026	234,052	526,617	—	—	—	—
	02/15/06	(2)	54,050	216,200	648,600	—	—	—	—
Ronald F. Shuff	02/15/06	(1)	100,639	167,731	377,395	—	—	—	—
	02/15/06	(2)	34,000	136,000	408,000	—	—	—	—
	02/15/06		—	—	—	12,000	—	—	578,040
	02/15/06		—	—	—	—	13,000	48.17	314,990 (6)

(1)	Under the Annual Incentive Plan, the primary performance measures are internally defined metrics based on operating income and cash flow. In addition, divisional operating margin sales growth and cash flow targets are applied to those Named Executive Officers with divisional management responsibility. Actual amounts payable under the Annual Incentive Plan can range from 60% (Threshold) to 225% (Maximum) of the target amounts for the Named Executive Officers with corporate management responsibility and 50% (Threshold) to 225% (Maximum) of the target amounts for the Named Executive Officers with divisional management responsibility, based upon the extent to which performance under the foregoing criteria meets, exceeds or is below the target.

(2)	Target awards under the Long-Term Incentive Cash Plan represent one-third of the executive’s long-term incentive opportunity. Any bonuses under the Long-Term Incentive Cash Plan will be earned during the current performance period commencing in 2006 and continuing through 2008. Any bonuses earned under the Long-Term Incentive Cash Plan during the current performance period will be paid out in 2009. Under the Long-Term Incentive Cash Plan, the primary performance measures are return on net assets, sales growth and consolidated operating margin over a three-year performance period. The return on net assets, sales growth and consolidated operating margin targets will be set at the beginning of each three-year performance period based on benchmark data. Actual amounts payable under the Long-Term Incentive Cash Plan can range from 25% (Threshold) to 300% (Maximum) of the target amounts, based upon the extent to which performance under the foregoing criteria meets, exceeds or is below the target.

(3)	The amounts shown reflect the numbers of shares of restricted stock or options granted to each Named Executive Officer pursuant to the Flowserve Corporation 2004 Stock Compensation Plan.

(4)	The exercise price of the option awards was determined by the closing price as reported by the NYSE on the date of grant.

(5)	These amounts represent the fair value, as determined under SFAS No. 123(R), of the stock awards and option awards based on the grant date fair value estimated by the Company for financial reporting purposes.

(6)	Effective upon the approval by the Company’s shareholders on August 24, 2006, the terms of certain options granted to Mr. Shuff in 1995 and 1996 were extended beyond their original expiration date to allow him to exercise these options in 2006. The incremental accounting expense for this approved extension was calculated in accordance SFAS No. 123(R) and was $317,688 which is not included in the grant date fair value of stock and option awards in the table above.

Employment Agreements

Lewis M. Kling.  The Company entered into an employment agreement with Lewis M. Kling as of July 28, 2005, whereby Mr. Kling agreed to serve as President and CEO beginning on August 1, 2005 and ending on July 31, 2008, with automatic renewal for one-year periods (the “Employment Agreement”). Prior to his appointment as President and CEO, Mr. Kling served as the Company’s COO after joining the Company in July 2004. Pursuant to terms of the Employment Agreement, Mr. Kling receives an initial annual base salary of $850,000, subject to increase based on annual reviews. He is eligible to receive an annual bonus, based on the attainment of certain performance targets established by the Compensation Committee, ranging from 0% to 200% of his base salary. He is also eligible to participate in other benefit and incentive plans of the Company on terms no less favorable than those applicable to other senior executives. Additionally, he is entitled to the vesting of 20% of any non-qualified pension benefit that is not yet then vested, provided that he remains employed through July 31, 2008. Under the Employment Agreement, Mr. Kling’s participation in the Company’s Transitional Executive Security Plan (described on page 36), was terminated and no payments are due to him under that plan. In lieu of his participation in that plan, the Company made a special one-time lump-sum payment to Mr. Kling of $520,000 in August 2005.

Additionally, the Employment Agreement included a grant of an option to purchase 69,748 shares of the Company’s common stock at an exercise price of $33.86, the fair market value of the shares on the grant date, July 28, 2005. The options vest in three equal annual installments, with vesting to occur upon the first anniversary of the grant date. Mr. Kling was also granted 40,800 shares of restricted stock which vest on July 28, 2008.

The Employment Agreement provides that if the Company terminates Mr. Kling’s employment other than for cause, death or disability or Mr. Kling terminates his employment for good reason (as these terms are defined in the Employment Agreement) and Mr. Kling has executed and not revoked a release of claims against the Company: (i) the Company will pay to Mr. Kling within 30 days after his employment terminates a lump-sum cash amount equal to the sum of (A) (I) the sum of his annual base salary at the time of termination and (II) the annual bonus earned by him for the bonus year preceding the year in which his employment terminates and (B) a pro-rata portion of the target bonus based on the number of days of service during the bonus year occurring prior to termination of employment; (ii) all stock-based awards held by Mr. Kling that have not yet vested or otherwise become unrestricted shall immediately vest or become unrestricted in full; (iii) the target payment under all dollar-denominated, performance-based long-term incentive compensation programs shall be paid to Mr. Kling in a lump sum in cash within 30 days; and (iv) Mr. Kling shall become fully vested in any non-qualified pension benefit that is not yet vested. Also, Mr. Kling shall be entitled to purchase health benefit coverage for Mr. Kling and his current spouse substantially similar to that available under the Company’s U.S. health benefit programs at the cost to the Company of providing such coverage to its actively employed senior executives through, respectively, the period of Mr. Kling’s and his current spouse’s eligibility for coverage under Medicare. Following any such termination, Mr. Kling will also receive any Accrued Compensation (as described below).

If Mr. Kling’s employment is terminated for cause or Mr. Kling terminates his employment without good reason, the Employment Agreement will terminate without further obligations to Mr. Kling other than the Company’s indemnification obligation to Mr. Kling and the payment to Mr. Kling of the sum of (i) his annual base salary through the date his employment terminates, (ii) any payments that have become vested or that are otherwise due in accordance with the terms of any employee benefit, incentive or compensation plan and (iii) any reimbursable expenses incurred by Mr. Kling, in each case to the extent theretofore unpaid (collectively, “Accrued Compensation”).

If Mr. Kling’s employment is terminated by reason of his death or disability, the Employment Agreement will terminate without further obligations to Mr. Kling other than (i) the Company’s indemnification obligation to Mr. Kling, (ii) the payment of Accrued Compensation, (iii) all stock-based awards that have not yet vested or otherwise become unrestricted shall immediately become vested or otherwise unrestricted in full, (iv) the target payment under all dollar-denominated, performance-based long-term incentive compensation programs will be paid to Mr. Kling (or his estate or beneficiary, as applicable) and (v) Mr. Kling shall become fully vested in any non-qualified pension benefit that is not yet vested.

Mark A. Blinn.  The Compensation Committee approved special retention equity grants for Mr. Blinn, the Company’s Senior Vice President and CFO, consisting of 30,000 shares of restricted stock and options to purchase 30,000 shares of common stock with an exercise price of $52.25 per share, which was the fair market value on December 14, 2006, the date of grant. Both the restricted stock and the options will fully vest on December 14, 2009 if not earlier forfeited by a termination of Mr. Blinn’s employment with the Company, except to the limited extent noted hereafter.

In addition, the Compensation Committee reached a pending agreement in principle with Mr. Blinn, subject to the finalization of a mutually agreeable written contract, on the following related terms. If Mr. Blinn is not promoted to CEO upon the departure of Lewis M. Kling, the Company’s current President and CEO, or if another person is appointed COO prior to Mr. Kling’s departure, then (i) all of Mr. Blinn’s then unvested stock options and restricted stock grants from the Company will immediately vest and (ii) he may elect, within 30 days of receiving notification from the Company that he will not be so promoted, to resign and receive severance benefits as if he was terminated without cause under the Officer Severance Plan described below under “Potential Payments Upon Termination or Change-in-Control.” Upon such resignation, all unvested restricted stock and stock options granted to Mr. Blinn will automatically vest and any unvested performance shares or restricted stock units which are contingent upon specified levels of financial performance by the Company will expire. However, Mr. Blinn is obligated, if he elects to so resign, to continue to furnish up to an additional 120 days of transitional support to the Company, in his then current job function and at his then current salary, if requested by the Company.

Transitional Executive Security Plan

A search for a new CEO was conducted by a transition committee of the Board following the agreement between the Board and C. Scott Greer, former President and CEO, not to renew Mr. Greer’s employment agreement with the Company upon expiration on June 30, 2005. The Board adopted a Transitional Executive Security Plan effective as of March 14, 2005 (the “TES Plan”), to promote continuity in management during this transition period. The Board concluded that the TES Plan was appropriate and desirable to promote management stability while the Company was experiencing increased bookings and stronger business conditions in many of its markets. The Board was optimistic about the Company’s business prospects and decided to adopt the TES Plan as a special incentive to retain and motivate the senior management staff during the CEO search period.

The TES Plan provided for two mutually exclusive benefits. First, the Company agreed to pay a cash lump sum equal to 12 months base pay to participants who remained employed by the Company through the first anniversary of the date as of which a new Chief Executive Officer commenced employment with the Company. Mr. Kling, the President and CEO of the Company, was appointed on August 1, 2005. Second, the Company agreed to pay a cash lump sum equal to 18 months base pay to any participant whose employment was terminated by the Company without cause (as defined in the TES Plan) before such date (unless such participant was entitled to benefits under a change-in-control severance plan maintained by the Company). In addition, for any participant who was eligible for such a severance payment under the TES Plan, the Company agreed to provide continued welfare benefits for 9 months (reduced by benefits from any subsequent employer) and agreed that all outstanding equity awards granted to the participant would immediately vest in full and generally remain exercisable (if applicable) for a period of 180 days following termination of employment. In either case, the payment of benefits was conditioned upon a customary release of claims by the participant.

The following executive officers of the Company participated in the TES Plan in 2006 Andrew J. Beall, Mark A. Blinn, Mark D. Dailey, Thomas E. Ferguson, John H. Jacko (who resigned in February 2007), Linda P. Jojo, Thomas L. Pajonas and Ronald F. Shuff. Certain other corporate officers also participated in the TES Plan. Mr. Kling’s participation in the TES Plan ended when he entered into his employment agreement on July 28, 2005 to become President and CEO and he received a $520,000 lump-sum payment in settlement of his plan participation rights. The TES Plan was terminated upon pay out on August 1, 2006.

In 2006, the Named Executive Officers received compensation under the TES Plan as reported in the bonus column of the preceding 2006 Summary Compensation Table on page 33. No participant in the TES Plan received or will receive further payments under this plan.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2006

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006 with respect to the Named Executive Officers.

	Option Awards							Stock Awards
												Equity
												Incentive
											Equity	Plan
											Incentive	Awards:
					Equity						Plan	Market or
					Incentive						Awards:	Payout
					Plan Awards:					Market	Number of	Value of
	Number of				Number of			Number of		Value of	Unearned	Unearned
	Securities		Number of		Securities			Shares or		Shares or	Shares,	Shares, Units
	Underlying		Securities		Underlying			Units of		Units of	Units or	or Other
	Unexercised		Underlying		Unexercised	Option		Stock that		Stock that	Other Rights	Rights that
	Options		Options		Unearned	Exercise	Option	Have Not		Have Not	that Have	Have Not
	(#)		(#)		Options	Price	Expiration	Vested		Vested	Not Vested	Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Lewis M. Kling	—		75,000	(1)	—	23.27	07/09/14	152,966	(2)	7,720,194	—	—
	7,000		14,000	(3)	—	24.90	02/16/15	—		—	—	—
	3,667		7,333	(4)	—	30.95	07/13/15	—		—	—	—
	23,250		46,498	(5)	—	33.86	07/28/15	—		—	—	—
	—		90,000	(6)	—	48.17	02/15/16	—		—	—	—
Mark A. Blinn	4,667		9,333	(7)	—	24.90	02/16/15	78,666	(8)	3,970,273	—	—
	5,000		10,000	(9)	—	27.97	04/20/15	—		—	—	—
	9,500		19,000	(10)	—	30.95	07/13/15	—		—	—	—
	—		30,000	(11)	—	52.25	12/14/16	—		—	—	—
Thomas E. Ferguson	3,900	(12)	—		—	30.00	10/23/07	26,033	(13)	1,313,886	—	—
	3,167	(12)	—		—	17.00	08/03/09	—		—	—	—
	3,000	(12)	—		—	17.81	08/22/10	—		—	—	—
	4,000	(12)	—		—	27.12	07/18/11	—		—	—	—
	3,200	(12)	—		—	24.84	07/17/12	—		—	—	—
	15,000	(12)	—		—	19.15	07/17/13	—		—	—	—
	6,000	(12)	3,000	(14)	—	22.90	07/15/14	—		—	—	—
	4,000	(12)	8,000	(15)	—	24.90	02/16/15	—		—	—	—
	4,000	(12)	8,000	(16)	—	30.95	07/13/15	—		—	—	—
	—		17,600	(17)	—	48.17	02/15/16	—		—	—	—
Thomas L. Pajonas	7,333		3,667	(18)	—	22.90	07/15/14	34,666	(19)	1,749,594	—	—
	3,667		7,333	(20)	—	24.90	02/16/15	—		—	—	—
	5,000		10,000	(21)	—	27.97	04/20/15	—		—	—	—
	8,334		16,666	(22)	—	30.95	07/13/15	—		—	—	—
Ronald F. Shuff	—		2,833	(23)	—	22.90	07/15/14	21,000	(24)	1,059,870	—	—
	2,833		5,666	(25)	—	24.90	02/16/15	—		—	—	—
	—		4,333	(26)	—	30.95	07/13/15	—		—	—	—
	—		13,000	(27)	—	48.17	02/15/16	—		—	—	—

(1)	75,000 Option shares vest on July 19, 2007.

(2)	Subsequent to December 31, 2006, 22,667 shares of restricted stock vested on February 16, 2007. Mr. Kling’s shares of restricted stock vest on the following dates: 42,000 shares on July 9, 2007; 22,666 shares on February 16, 2008; 6,500 shares on July 14, 2008; 40,800 shares on July 28, 2008 and 18,333 shares on February 16, 2009.

(3)	14,000 Option shares vest on February 16, 2008.

(4)	3,666 Option shares vest on July 14, 2007 and the remaining 3,667 option shares vest on July 14, 2008.

(5)	23,249 Option shares vest on July 28, 2007 and the remaining 23,249 option shares vest on July 28, 2008.

(6)	30,000 Option shares vested on February 16, 2007, 30,000 shares vest on February 16, 2008 and the remaining 30,000 shares vest on February 16, 2009.

(7)	4,666 Option shares vested on February 16, 2007 and the remaining 4,667 shares vest on February 16, 2008.

(8)	Subsequent to December 31, 2006, 2,833 shares of restricted stock vested on February 16, 2007. Mr. Blinn’s shares of restricted stock vest on the following dates: 5,000 shares on April 20, 2007; 6,000 shares on November 10, 2007; 2,833 shares on February 16, 2008; 5,000 shares on April 20, 2008; 17,000 shares on July 14, 2008; 10,000 shares on February 15, 2009; and 30,000 shares on December 14, 2009.

(9)	5,000 Option shares vest on April 20, 2007 and the remaining 5,000 shares vest on April 20, 2008.

(10)	9,500 Option shares vest on July 14, 2007 and the remaining 9,500 shares vest on July 14, 2008.

(11)	30,000 Option shares vest on December 14, 2009.

(12)	Mr. Ferguson exercised and sold these option shares in March 2007.

(13)	Subsequent to December 31, 2006, 6,266 shares of restricted stock vested on February 16, 2007. Mr. Ferguson’s shares of restricted stock vest on the following dates: 2,400 shares on July 15, 2007; 6,267 shares on February 16, 2008; 7,500 shares on July 14, 2008; and 3,600 shares on February 16, 2009.

(14)	3,000 Option shares vest on July 15, 2007.

(15)	4,000 Option shares vested on February 16, 2007 and the remaining 4,000 shares vest on February 16, 2008.

(16)	4,000 Option shares vest on July 14, 2007 and the remaining 4,000 shares vest on July 14, 2008.

(17)	5,867 Option shares vested on February 16, 2007, 5,866 shares vest on February 16, 2008 and the remaining 5,867 shares vest on February 16, 2009.

(18)	3,667 Option shares vest on July 15, 2007.

(19)	Subsequent to December 31, 2006, 2,666 shares of restricted stock vested on February 16, 2007. Mr. Pajonas’ shares of restricted stock vests on the following dates: 5,000 shares on April 20, 2007; 2,000 shares on May 3, 2007; 2,333 shares on July 15, 2007; 2,667 shares on February 16, 2008; 5,000 shares on April 20, 2008; and 15,000 shares on July 14, 2008.

(20)	3,666 Option shares vested on February 16, 2007 and the remaining 3,667 shares on February 16, 2008.

(21)	5,000 Option shares vest on April 20, 2007 and the remaining 5,000 shares vest on April 20, 2008.

(22)	8,333 Option shares vest on July 14, 2007 and the remaining 8,333 shares vest on July 14, 2008.

(23)	2,833 Option shares vest on July 15, 2007.

(24)	Subsequent to December 31, 2006, 5,666 shares of restricted stock vested on February 16, 2007. Mr. Shuff’s shares of restricted stock vest on the following dates: 1,667 shares on July 15, 2007; 5,667 shares on February 16, 2008; 4,000 shares on July 14, 2008; and 4,000 shares on February 16, 2009.

(25)	2,833 Option shares vested on February 16, 2007 and the remaining shares 2,833 vest on February 16, 2008.

(26)	2,166 Option shares vest on July 14, 2007 and the remaining 2,167 shares vest on July 14, 2008.

(27)	4,334 Option shares vested on February 16, 2007; 4,333 shares vest on February 16, 2008; and 4,333 shares on February 16, 2009.

2006 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to stock option award exercises and restricted stock award vesting during the fiscal year ended December 31, 2006 with respect to the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
Lewis M. Kling	—	—	6,334	323,023
Mark A. Blinn	—	—	7,834	420,388
Thomas E. Ferguson	—	—	10,067	522,856
Thomas L. Pajonas	—	—	12,000	654,355
Ronald F. Shuff	82,408	2,531,175	3,333	169,964

2006 PENSION BENEFITS(1)

The following table sets forth certain information as of December 31, 2006 with respect to potential payments under our Pension Plans(2), described below, for each Named Executive Officer.

			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Lewis M. Kling	Qualified — Cash Balance	2.4	53,688	—
	Non-Qualified — SMRP	2.4	311,971	—
	Non-Qualified — SERP	2.4	190,166	—
Mark A. Blinn	Qualified — Cash Balance	2.1	26,138	—
	Non-Qualified — SMRP	2.1	64,435	—
	Non-Qualified — SERP	2.1	69,564	—
Thomas E. Ferguson	Qualified — Cash Balance	19.1	259,800	—
	Non-Qualified — SMRP	19.1	165,260	—
	Non-Qualified — SERP	19.1 (3)	478,028	—
Thomas L. Pajonas	Qualified — Cash Balance	2.7	42,992	—
	Non-Qualified — SMRP	2.7	69,184	—
	Non-Qualified — SERP	2.7	78,240	—
Ronald F. Shuff	Qualified — Cash Balance	18.5	298,407	—
	Non-Qualified — SMRP	18.5	246,870	—
	Non-Qualified — SERP	7.5 (4)	172,759	—

(1)	The Company sponsors cash balance designed pension plans for eligible employees. Each executive accumulates a notional amount derived from the plan provisions; each Named Executive Officer’s account balances as of December 31, 2006 are presented above. We believe that this is the best estimate of the present value of accumulated benefits.

(2)	The Company provides pension benefits to executive officers under the Flowserve Corporation Pension Plan (the “Qualified Plan”) and its two non-qualified supplemental retirement plans (the “Non-Qualified Plans”). The first Non-Qualified Plan, the Senior Manager Retirement Plan (the “SMRP”), provides benefits that plan participants cannot receive under the Qualified Plan due to the Code limits. The second Non-Qualified Plan, the Supplemental Executive Retirement Plan (the “SERP”), provides an additional supplemental benefit to certain executive officers, including the Named Executive Officers listed above. On July 1, 1999, the Company’s pension plans were converted to a cash balance design. Since then, participants in the Qualified Plan and the SMRP accrue contribution credits based on age and years of service at the rate of 3% to 7% for eligible earnings up to the Social Security wage base and at the rate of 6% to 12% for eligible earnings in excess of the Social Security wage base. Participants in the SERP accrue contribution credits at the rate of 5% of all eligible earnings. Eligible earnings include salary and annual incentive payments. Plan participants also earn interest on the accrued cash balance based on the rate of return on 10-year Treasury bills with the exception of Mr. Ferguson and Mr. Shuff, who because of their age and service as of July 1, 1999 were provided a guaranteed interest rate.

(3)	Mr. Ferguson became an executive officer and eligible to participate in the SERP as of July 18, 2002. At the time he became eligible for the SERP, he was provided with a special plan enhancement, per plan provisions, crediting him with enhanced SERP benefits based on his company service prior to becoming an executive officer.

(4)	Mr. Shuff has been an executive officer since May 5, 1990. However, the SERP became effective July 1, 1999 and Mr. Shuff has been accruing benefits under the SERP since July 1, 1999. Application of the special plan enhancement, which would credit Mr. Shuff with enhanced SERP benefits based on his Company service prior to July 1, 1999, is currently under review.

Pension Plans.  The Company provides pension benefits to executive officers under the Qualified Plan and its two Non-Qualified Plans. The Qualified Plan is subject to the funding requirements, vesting rules and maximum benefit limitations of ERISA. The Non-Qualified Plans are not subject to ERISA rules and are not funded. The first Non-Qualified Plan, the SMRP, provides benefits that plan participants cannot receive under the Qualified Plan, due to the Code limits, although the Qualified Plan’s benefit formula would otherwise provide these benefits. The second Non-Qualified Plan, the SERP, provides an additional supplemental benefit to certain executive officers, including the Named Executive Officers listed below. On July 1, 1999, the Company’s pension plans were converted to a cash balance design. Since then, participants in the Qualified Plan and the SMRP accrue contribution credits based on age and years of service at the rate of 3% to 7% for eligible earnings up to the Social Security wage base and at the rate of 6% to 12% for eligible earnings in excess of the Social Security wage base. Participants in the SERP accrue contribution credits at the rate of 5% of all eligible earnings. Eligible earnings include salary and annual incentive payments. Plan participants also earn interest on the accrued cash balance based on the rate of return on 10-year Treasury bills with the exception of Thomas Ferguson and Ronald Shuff, who because of their age and service as of July 1, 1999, were provided a guaranteed interest rate under a “grandfather” provision applicable to similarly situated U.S. salaried employees. For the discussion regarding the valuation method and assumptions used in quantifying the present value of the current accrued pension benefits, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pension and Postretirement Benefits Obligations — Accrual Accounting and Significant Assumptions” in the Company’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007.

2006 NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth certain information concerning the non-qualified deferred compensation plans during the fiscal year (“FY”) ended December 31, 2006 with respect to the Named Executive Officers.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distribution	Last FYE
Name	($)	($)	($)(1)	($)	($)
Lewis M. Kling	—	—	—	—	—
Mark A. Blinn	—	—	—	—	—
Thomas E. Ferguson	99,684 (2)	—	48,684	—	512,370 (3)
Thomas L. Pajonas	—	—	—	—	—
Ronald F. Shuff	—	—	328,642 (4)	—	1,520,308 (5)

(1)	The aggregate earnings in last fiscal year represent the amount the non-qualified plans balances have changed in the past fiscal year, net of the executive’s and the Company’s contributions. There were no above-market or preferential earnings with respect to any deferred compensation balance.

(2)	Mr. Ferguson’s contribution reflects deferral of a portion of both his 2006 bonus and salary.

(3)	Mr. Ferguson’s aggregate balance represents deferred amounts from several years, including 2006, and accrued interest.

(4)	Aggregate earnings reflect the increases in the Company’s stock price during 2006 as 100% of Mr. Shuff’s deferred compensation balance is held in shares Company stock.

(5)	Mr. Shuff’s aggregate balance represents deferred compensation of 30,123 shares of Company stock valued at $50.47 per share on December 29, 2006. Mr. Shuff’s reported balance above does not include any deferred cash compensation.

Deferred Compensation Plan

The Flowserve Corporation Deferred Compensation Plan provides a select group of management and highly compensated employees of the Company the opportunity to elect to defer receipt of specified portions of compensation and to have these deferred amounts treated as if invested in specified hypothetical investment benchmarks. Participants are entitled to direct the manner in which their deferral accounts will be deemed to be invested by selecting among hypothetical investment benchmarks chosen by the Pension and Investment Committee, the administrators of this plan. Only Mr. Ferguson elected to defer under this plan in 2006.

Each participant’s participation in the Flowserve Corporation Deferred Compensation Plan is governed by an individual Participation Agreement which sets forth: (i) the amount of base salary and incentive compensation that is to be deferred under the plan, at a minimum, $2,000; (ii) the period after which payment of the deferred amount is to be made, which shall be the earlier of (A) a number of full years, not less than three and (B) the period ending upon the retirement or prior termination of employment of the participant; and the form in which payments are to be made, which may be a lump sum or in substantially equal annual installments not to exceed ten years. There is no limitation on the amount of base salary and incentive compensation a participant may defer.

With respect to amounts deferred and vested prior to December 31, 2004, participants may voluntarily elect to withdraw all of the balance in their accounts. If a participant elects to withdraw such amounts, the Company will pay an amount equal to 90% of the balance in the participant’s deferral account in a lump sum in cash and the participant will forfeit the remainder of such deferral account. Following a withdrawal, such a participant shall not be entitled to file any Participation Agreements under the plan with respect to the first calendar year that begins after such election is made. With respect to amounts deferred and vested after December 31, 2004, participants may not voluntarily elect to withdraw any portion of the balance in their accounts.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The information below describes certain compensation that would be paid under existing plans and contractual arrangements to the Named Executive Officers in the event of a termination of such executive’s employment with the Company and/or change-in-control of the Company. The amounts shown in the table below assume that such a termination of employment and/or change-in-control occurred on December 31, 2006 and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination and/or a change-in-control (based upon the executive’s compensation and service levels as of such date and the closing price of the Company’s common stock on December 29, 2006 of $50.47). The actual amounts to be paid out can only be determined at the time of a change-in-control and/or such executive’s termination of employment with the Company. In addition to the benefits described below, upon any termination of employment, each of the Named Executive Officers would also be entitled to the amount shown in the Pension Benefits for the 2006 fiscal year and Non-Qualified Deferred Compensation for the 2006 fiscal year tables on pages 40-41.

The Company has entered into an employment agreement with Mr. Kling. The Company also sponsors an Officer Severance Plan in which the Named Executive Officers other than Mr. Kling participate and an Executive Officer Change-in-Control Severance Plan, in which each of the Named Executive Officers (including Mr. Kling) participates. In addition, the Company sponsors several non-qualified pension plans and equity and non-equity incentive compensation plans that provide the Named Executive Officers with additional compensation in connection with a change-in-control or termination of employment under certain circumstances. The following is a description of the compensation payable to the Named Executive Officers in connection with a termination of employment and/or change-in-control under these arrangements and a table summarizing the estimated payouts assuming that a termination of employment and/or change-in-control occurred on December 31, 2006.

Lewis M. Kling Employment Agreement — Special Termination Benefits

The employment agreement with Mr. Kling provides the following severance benefits in the event the executive’s employment with the Company is terminated either by the Company without “cause” or by the executive for “good reason”: (i) a lump sum payment within 30 days following the date of termination equal to the sum of: (A) his annual base salary at the time of termination, (B) the annual bonus earned by him for the year preceding the year in which his employment terminates and (C) a pro-rata portion of his target bonus for the year of termination based on the number of days of service during such year occurring prior to termination of employment; (ii) full vesting acceleration with respect to all stock-based awards held by the executive as of the date of termination; (iii) a lump sum payment within 30 days following the date of termination equal to the executive’s target payout under all cash-based long-term incentive compensation programs in which the executive participates at the time of termination; and (iv) full vesting of the executive’s non-qualified pension benefits. The employment agreement with Mr. Kling also provides the following benefits in the event that Mr. Kling’s employment is terminated by reason of his death or disability: (i) full vesting acceleration with respect to all stock-based awards held by the executive as of the date of termination; (ii) a lump sum payment equal to the executive’s target payout under all cash-based long-term incentive compensation programs in which the executive participates at the time of termination; and (iii) full vesting of the executive’s non-qualified pension benefits. Mr. Kling’s employment agreement does not provide for any additional payments or benefits upon a termination of employment by the Company for cause or upon the executive’s resignation other than for “good reason.”

For purposes of Mr. Kling’s employment agreement, the term “cause” means: (i) the executive’s continuing substantial failure to perform his duties for the Company (other than as a result of incapacity due to mental or physical illness) after a written demand is delivered to the executive by the Board of Directors; (ii) the executive’s willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (iii) the executive’s conviction of a felony or his plea of guilty or nolo contendere to a felony, or (iv) the executive’s willful and material breach of the confidentiality covenant contained in the employment agreement.

For purposes of Mr. Kling’s employment agreement, the term “good reason” means: (i) the involuntary removal of the executive from his position as President and Chief Executive Officer of the Company without cause; (ii) the Company’s (A) assignment of duties to the executive that are materially inconsistent with his positions with the Company or (B) actions resulting in a material diminution of the executive’s position or duties; (iii) the Company’s material failure to comply with any provision of the employment agreement; or (iv) the Company’s termination of the executive’s employment, other than as permitted by the employment agreement.

The receipt of benefits following termination under Mr. Kling’s employment agreement is contingent upon the executive (i) executing and not revoking a general release in favor of the Company, (ii) complying with the perpetual confidentiality and non-disparagement covenants contained in the employment agreement and (iii) refraining from engaging in any direct or indirect competition with the Company for a period of one year following his termination of employment.

Mark A. Blinn Pending Employment Agreement — Special Termination Benefits

In the event Mr. Blinn’s employment with the Company is terminated either by the Company without “cause”, or by Mr. Blinn for “good reason”, the employment agreement provides for severance benefits under the Officer Severance Plan and for automatic vesting of all unvested restricted stock and stock options granted to Mr. Blinn from the Company, but any unvested performance shares or restricted stock units which are contingent upon specified levels of financial performance by the Company will then expire. Mr. Blinn’s employment agreement does not provide for any additional payments or benefits upon a termination of employment by the Company for cause or upon Mr. Blinn’s resignation other than for “good reason.”

For purposes of Mr. Blinn’s pending employment agreement, the term “cause” means: (i) Mr. Blinn’s continuing substantial failure to perform his duties for the Company (other than as a result of incapacity due to mental or physical illness) after a written demand is delivered to him by the Board of Directors; (ii) Mr. Blinn’s willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (iii) Mr. Blinn’s conviction of a felony or his plea of guilty or nolo contendere to a felony, or (iv) Mr. Blinn’s willful and material breach of the confidentiality covenant contained in the employment agreement.

For purposes of Mr. Blinn’s pending employment agreement, the term “good reason” means: (i) the Company materially breached the employment agreement and failed to cure the breach after Mr. Blinn provided the Company at least thirty (30) days written notice of the alleged breach, (ii) Mr. Blinn is not promoted to the Company’s CEO position immediately following the date Mr. Kling terminates his employment with the Company for any reason, or (iii) an individual, other than Mr. Blinn, is appointed as the Chief Operations Officer of the Company prior to the date that Mr. Kling’s employment with the Company’s terminates for any reason. In order for Mr. Blinn’s resignation to be treated as with good reason, he must resign his employment with the Company and its Affiliated Companies within thirty (30) days following the date he becomes aware of any of these events.

The receipt of benefits following termination under Mr. Blinn’s pending employment agreement is contingent upon his agreement to not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its current or past employees. In addition, he must adhere to his obligations set forth in any agreements between the Company and Mr. Blinn which impose restrictions on the executive’s use of the Company’s confidential information and/or restrictions on his ability to work for a competitor of the Company, solicit the Company’s employees to leave the Company and/or solicit business from the Company’s customers, as those agreements may be amended from time to time.

Officer Severance Plan

All of the Named Executive Officers other than Mr. Kling participate in the Company’s Officer Severance Plan. The Officer Severance Plan provides for the following benefits upon a termination of a covered executive’s employment with the Company by the Company without “cause”: (i) continued payment of the affected executive’s base salary in accordance with the Company’s normal payroll practice for a period of two years following the date of termination and (ii) a lump sum payment equal to the affected executive’s target annual bonus payment under the Company’s Annual Incentive Plan for the year of termination, payable at the same time as bonus payments are generally paid to executives for the year of termination. The Officer Severance Plan does not provide for any additional payments or benefits upon a termination of employment by the Company for cause, upon the executive’s resignation for any reason (including “good reason” or “constructive termination”) or upon the executive’s death or disability.

For purposes of the Officers Severance Plan, the term “cause” means the covered executive’s willful and continued failure to perform basic job duties after written warning or material violation of the Company’s Code of Business Conduct.

The receipt of benefits following termination under the Officers Severance Plan is contingent upon the affected executive (i) executing and not revoking a general release in favor of the Company and (ii) refraining from engaging in any direct or indirect competition with the Company for a period of one year following his or her termination of employment.

Executive Officer Change-in-Control Severance Plan

Each of the Named Executive Officers (including Mr. Kling) participates in the Company’s Executive Officer Change-in-Control Severance Plan. The benefits under the Executive Officer Change-in-Control Severance Plan, if payable, are in lieu of severance benefits payable under Mr. Kling’s Employment Agreement and the Officers Severance Plan. The Executive Officer Change-in-Control Severance Plan provides for the following benefits upon a termination of a covered executive’s employment with the Company either by the Company without “cause” during the two-year period following a “change-in-control” or prior to a change-in-control at the request or initiation of the parties to the change-in-control, or by the covered executive during the two-year period following a change-in-control for reasons constituting a “constructive termination”: (i) a lump sum payment within 30 days following the date of termination of equal to three times the sum of: the affected executive’s annual base salary at the time of termination (or if higher, at the time of the change-in-control or any other time during the 12 months prior to termination) and the affected executive’s target annual bonus or other annual incentive compensation in effect at the time of termination (or if higher, at the time of the change-in-control); (ii) full vesting acceleration with respect to all stock-based awards held by the executive as of the date of termination; (iii) a lump sum payment within 30 days following the date of termination equal to the executive’s target payout under all cash-based long-term incentive compensation programs in which the executive participates at the time of termination; (iv) continued participation for the affected executive and his or her covered dependents (at the Company’s expense) in the life insurance, medical, health and accident programs in which the affected executive (and his or her covered dependents) participates at the time of termination for a period of three years following the date of termination; and (v) a supplemental pension payment equal to the amount by which the affected executive’s pension benefits would have increased had the executive remained employed by the Company for a period of three years following his or her termination. The Executive Officer Change-in-Control Severance Plan also provides that each covered executive will be entitled to reimbursement for any excise taxes imposed under Sections 280G and 4999 of the Code as well as a gross-up payment equal to any income and excise taxes payable by the executive as a result of the reimbursement for the excise taxes. The Executive Officer Change-in-Control Severance Plan does not provide for any additional payments or benefits upon a termination of employment by the Company for cause or upon a covered executive’s death or disability.

For purposes of the Executive Officer Change-in-Control Severance Plan, “change-in-control” generally means the occurrence of any of the following events:

•	any person acquires more than 20% of the Company’s then outstanding shares of common stock and/or the total voting power represented by the Company’s then outstanding voting securities;

•	more than one-third of the members of Board are replaced in any two-year period other than in specific circumstances;

•	the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which either (i) the holders of the Company’s outstanding shares of common stock and outstanding voting securities immediately prior to such merger or consolidation receive securities possessing at least 50% of the total voting power represented by the outstanding voting securities of the surviving entity (or parent thereof) immediately after such merger or consolidation or the officers of the Company immediately prior to such merger or consolidation constitute at least three-quarters of the officers of the surviving entity (or parent thereof) immediately after such merger or consolidation, (ii) the elected members of the Board immediately prior to such merger or consolidation constitute at least three-quarters of the board of directors of the surviving entity (or parent thereof) immediately after such merger or consolidation and (iii) the positions of Chairman of the Board, CEO and President of the corporation resulting from merger or consolidation are held by individuals with the same positions at the Company as of immediately prior to such merger or consolidation;

•	the consummation of the sale, lease, exchange or other disposition by the

Company of all or substantially all the Company’s assets other than in specific circumstances;

•	any other transaction of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934, as amended; or

•	any other transaction that two-thirds of the Board determines constitutes a change-in-control.

For purposes of the Executive Officer Change-in-Control Severance Plan, the term “cause” means: (i) the willful and continued failure by an executive to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by the Board that specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or (ii) the willful engaging by the executive in conduct materially and demonstrably injurious to the Company, monetarily or otherwise. Notwithstanding the forgoing, with respect to Mr. Kling, the term “cause” for purposes of the Executive Officer Change-in-Control Severance Plan has the same meaning as such term under his employment agreement.

For purposes of the Executive Officer Change-in-Control Severance Plan, the term “constructive termination” generally means the occurrence of any one of the following events without the express written consent of the affected executive:

•	the Company’s assignment to the executive of any duties inconsistent with his position, duties, responsibilities and status with the Company immediately prior to a change-in-control, or a change in the executive’s reporting responsibilities, titles or offices as in effect immediately prior to a change-in-control, or any removal of the executive from or any failure to re-elect the executive to any of such positions;

•	a reduction by the Company of the executive’s base salary rate or the target bonus opportunity;

•	the relocation (without the executive’s consent) of the executive’s principal place of employment by more than 35 miles from its location immediately prior to a change-in-control or the failure to provide for the reimbursement of moving expenses in connection with any such relocation to which the executive consents;

•	the Company’s failure to continue in effect or the material reduction of the benefits provided to the executive under any benefit or compensation plan or program in which the executive is participating at the time of a change-in-control (or plans providing substantially similar benefits);

•	any failure by the Company to obtain the assumption of, or the agreement to perform, the Executive Officer Change-in-Control Severance Plan by any successor; or

•	any other material failure of the Company to honor all the terms and provisions of the Executive Officer Change-in-Control Severance Plan.

The receipt of benefits following termination under the Executive Officer Change-in-Control Severance Plan is contingent upon the affected executive executing a confidentiality and non-competition agreement in favor of the Company.

The Company’s supplemental pension and incentive plans for senior management contain provisions that serve to implement the provisions of the Executive Officer Change-in-Control Severance Plan.

Qualification of Potential Payments Upon Termination or Change-in-Control
(Estimated Valuation as December 31, 2006)

The tables below set forth the estimated value of the potential payments to each of the Named Executive Officers, assuming the executive’s employment had terminated on December 31, 2006 and that a change-in-control of the Company also occurred on that date.

Lewis M. Kling

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit	4,000,000
	Target award for the 2005-2007 and 2006-2008 cash-based long-term incentive plans	1,162,000
	Immediate vesting of stock options(1)	3,520,452
	Immediate vesting of restricted stock(2)	7,720,194
	Immediate vesting of non-qualified pension benefits	301,282
	Total	16,703,928
Disability	Short-term and Long-term disability benefit for 54 months	1,131,000
	Target award for the 2005-2007 and 2006-2008 cash-based long-term incentive plans	1,162,000
	Immediate vesting of stock options(1)	3,520,452
	Immediate vesting of restricted stock(2)	7,720,194
	Immediate vesting of non-qualified pension benefits	301,282
	Total	13,834,928
Termination Without Cause	One time annual base salary	890,000
by the Company or For Good	Prorated target annual incentive award	890,000
Reason by the Employee	Amount equal to the prior year actual annual incentive award	1,092,280
	Target award for the 2005-2007 and 2006-2008 cash-based long-term incentive plans	1,162,000
	Immediate vesting of stock options(1)	3,520,452
	Immediate vesting of restricted stock(2)	7,720,194
	Immediate vesting of non-qualified pension benefits	301,282
	Total	15,576,208
Change-in-Control —	Immediate vesting of stock options(1)	3,520,452
Employment Continues	Immediate vesting of restricted stock(2)	7,720,194
	Immediate vesting of non-qualified pension benefits	301,282
	Total	11,541,928
Change-in-Control —	Three times annual base salary	2,670,000
Termination Without Cause by	Three times target annual incentive award	2,670,000
the Company or Constructive Termination	Target award for the 2005-2007 and 2006-2008 cash-based long-term incentive plans	1,162,000
	Immediate vesting of stock options(1)	3,520,452
	Immediate vesting of restricted stock(2)	7,720,194
	Immediate vesting of non-qualified pension benefits	301,282
	Supplemental pension benefit equivalent to three years of continued participation in the qualified and non-qualified pension plan	963,689
	Continuation of health and welfare benefits for three years	51,372
	Gross-up payment for any excise taxes(3)	4,001,722
	Total	23,060,711

Mark A. Blinn

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit	2,454,000
Disability	Short-term and Long-term disability benefit to age 65	3,651,530
Termination Without Cause by	Two times annual base salary	900,000
the Company or For Good	One time target annual incentive award	270,000
Reason by the Employee	Immediate vesting of stock options(1)	834,525
	Immediate vesting of restricted stock(2)	3,970,273
	Total	5,974,798
Change-in-Control —	Immediate vesting of stock options(1)	834,525
Employment Continues	Immediate vesting of restricted stock(2)	3,970,273
	Immediate vesting of non-qualified pension benefits	80,399
	Total	4,885,197
Change-in-Control —	Three times annual base salary	1,350,000
Termination Without Cause by	Three times target annual incentive award	810,000
the Company or Constructive Termination	Target award for the 2005-2007 and 2006-2008 cash-based long-term incentive plans	423,400
	Immediate vesting of stock options(1)	834,525
	Immediate vesting of restricted stock(2)	3,970,273
	Immediate vesting of non-qualified pension benefits	80,399
	Supplemental pension benefit equivalent to three years of continued participation in the qualified and non-qualified pension plan	312,004
	Continuation of health and welfare benefits for three years	33,437
	Gross-up payment for any excise taxes(3)	1,872,132
	Total	9,686,170

Thomas E. Ferguson

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit	1,632,800
Disability	Short-term and Long-term disability benefit to age 65	3,186,611
Termination Without Cause by	Two times annual base salary	736,000
the Company	One time target annual incentive award	220,800
	Total	956,800
Change-in-Control —	Immediate vesting of stock options(1)	483,910
Employment Continues	Immediate vesting of restricted stock(2)	1,313,886
	Immediate vesting of non-qualified pension benefits	95,606
	Total	1,893,402
Change-in-Control —	Three times annual base salary	1,104,000
Termination Without Cause by	Three times target annual incentive award	662,400
the Company or Constructive Termination	Target award for the 2005-2007 and 2006-2008 cash-based long-term incentive plans	398,700
	Immediate vesting of stock options(1)	483,910
	Immediate vesting of restricted stock(2)	1,313,886
	Immediate vesting of non-qualified pension benefits	95,606
	Supplemental pension benefit equivalent to three years of continued participation in the qualified and non-qualified pension plan	490,857
	Continuation of health and welfare benefits for three years	23,306
	Gross-up payment for any excise taxes(3)	1,227,547
	Total	5,800,212

Thomas L. Pajonas

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit	2,333,160
Disability	Short-term and Long-term disability benefit to age 65	3,028,108
Termination Without Cause by	Two time annual base salary	786,000
the Company	One times target annual incentive award	235,800
	Total	1,021,800
Change-in-Control —	Immediate vesting of stock options(1)	838,924
Employment Continues	Immediate vesting of restricted stock(2)	1,749,594
	Immediate vesting of non-qualified pension benefits	88,454
	Total	2,676,972
Change-in-Control —	Three times annual base salary	1,179,000
Termination Without Cause by	Three times target annual incentive award	707,400
the Company or Constructive Termination	Target award for the 2005-2007 and 2006-2008 cash-based long-term incentive plans	359,000
	Immediate vesting of stock options(1)	838,924
	Immediate vesting of restricted stock(2)	1,749,594
	Immediate vesting of non-qualified pension benefits	88,454
	Supplemental pension benefit equivalent to three years of continued participation in the qualified and non-qualified pension plan	302,406
	Continuation of health and welfare benefits for three years	37,643
	Gross-up payment for any excise taxes(3)	1,187,269
	Total	6,449,690

Ronald F. Shuff

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit	1,653,800
Disability	Short-term and Long-term disability benefit to age 65	2,218,312
Termination Without Cause by	Two times annual base salary	680,000
the Company	One time target annual incentive award	170,000
	Total	850,000
Change-in-Control —	Immediate vesting of stock options(1)	337,466
Employment Continues	Immediate vesting of restricted stock(2)	1,059,870
	Immediate vesting of non-qualified pension benefits	0
	Total	1,397,336
Change-in-Control —	Three times annual base salary	1,020,000
Termination Without Cause by	Three times target annual incentive award	510,000
the Company or Constructive Termination	Target award for the 2005-2007 and 2006-2008 cash-based long-term incentive plans	262,500
	Immediate vesting of stock options(1)	337,466
	Immediate vesting of restricted stock(2)	1,059,870
	Immediate vesting of non-qualified pension benefits	0
	Supplemental pension benefit equivalent to three years of continued participation in the qualified and non-qualified pension plan	419,955
	Continuation of health and welfare benefits for three years	36,433
	Gross-up payment for any excise taxes(3)	867,879
	Total	4,514,103

(1)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 29, 2006 ($50.47) and are based upon the difference between $50.47 and the applicable exercise price of the stock options held by the Named Executive Officer.

(2)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 29, 2006 ($50.47).

(3)	For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2002 through 2006 and annualized for the year in which the executive commenced employment with the Company (if after 2001).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year.

The policy provides that the Corporate Governance Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, the Board has delegated authority to the Chairman of the Corporate Governance Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the Chairman is provided to the full Corporate Governance Committee for its review in connection with each regularly scheduled Corporate Governance Committee meeting.

The Corporate Governance Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•	business transactions with other companies in which a related person’s only relationship is as an employee, director or less-than-10% beneficial owner if the amount of business falls below the thresholds in the NYSE’s listing standards and the Company’s director independence standards; and

•	charitable contributions, grants or endowments to a charitable organization where a related person is an employee if the aggregate amount involved does not exceed the greater of $1 million or 2% of the organization’s total annual receipts.

The Corporate Governance Committee was not requested to, and did not, approve any such transactions in 2006.

2006 DIRECTOR COMPENSATION

The following table sets forth certain information with respect to our non-employee director compensation for the fiscal year ended December 31, 2006.

								Change in
								Pension Value
	Fees Earned						Non-equity	and Non-qualified
	or Paid		Stock		Option		Incentive Plan	Compensation	All Other
	in Cash		Awards		Awards		Compensation	Earnings	Compensation	Total
Name	($)		($)(1)		($)		($)	($)(2)	($)(3)	($)
Christopher A. Bartlett	69,939	(4)	66,660		—		—	—	1,418	138,017
Hugh K. Coble	50,810		66,660		—		—	—	2,345	119,815
Roger L. Fix	45,598	(4)	33,330	(5)	—		—	—	—	78,928
Diane C. Harris	50,810		66,660		—		—	—	—	117,470
George T. Haymaker, Jr.	62,252	(4)	66,660		—		—	—	1,618	130,530
Michael F. Johnston	73,760	(4)	66,660		83,358	(6)	—	—	—	223,778
Charles M. Rampacek	74,715	(4)	66,660		—		—	—	189	141,564
James O. Rollans	75,670	(4)	66,660		102,093	(6)	—	—	2,067	246,490
William C. Rusnack	51,640		66,660		61,754	(6)	—	—	—	180,054
Kevin E. Sheehan	173,431	(4)(7)	66,660		—		—	—	929	241,020

(1)	Since the Company held both of its 2005 and 2006 annual meetings of shareholders on August 24, 2006, the eligible directors received both of their annual equity grants on August 24, 2006. The amounts shown in this column reflect the fair value of equity-based compensation recognized in our financial statements in 2006 in accordance with SFAS No. 123(R) and may include amounts from awards granted in and prior to 2006. As of December 31, 2006 the following directors had deferred shares accumulated in their deferral accounts for all years of service as a Director: Mr. Bartlett — 14,381; Mr. Coble — 23,950; Mr. Fix — 2,868; Ms. Harris — 29,739; Mr. Haymaker — 28,939; Mr. Johnston — 27,334; Mr. Rampacek — 29,062; Mr. Rollans — 27,579; Mr. Rusnack — 13,153 and Mr. Sheehan — 33,076. At December 31, 2006, the aggregate number of stock and option awards outstanding was: Mr. Bartlett — 4,040 and 1,500 shares; Mr. Coble — 4,040 and 6,500 shares; Mr. Fix — 0 and 2,020 shares; Ms. Harris — 7,100 and 4,040 shares; Mr. Haymaker — 4,040 and 0 shares; Mr. Johnston — 4040 and 6,500 shares; Mr. Rampacek — 4,040 and 6,500 shares; Mr. Rollans — 4,040 and 6,500 shares; Mr. Rusnack — 4,040 and 6,700 shares; and Mr. Sheehan — 4,040 and 7,300 shares. The grant date value for stock awards during 2006, as calculated in accordance with SFAS No. 123(R) was $99,990 for Mr. Fix and $199,980 for each other director.

(2)	There were no above-market or preferential earnings with respect to any deferred compensation balances.

(3)	All other compensation includes spousal travel expenses associated with attendance at a Company Board meeting.

(4)	Amount reported includes 15% premium to actual fees because the directors elected to defer cash-retained payments in form of Company stock which triggered this premium.

(5)	Mr. Fix joined the Board on April 1, 2007, therefore he received stock awards only for 2006.

(6)	Effective upon the approval by the Company’s shareholders on August 24, 2006, the terms of certain options granted to Messrs. Johnston, Rollans and Rusnack in 1995 and 1996 were extended beyond their original expiration dates to allow them to exercise these options in 2006. The incremental accounting expense for each of these approved extensions was calculated in accordance with SFAS No. 123(R) and was $83,358, $102,093 and $61,754 for each of Mr. Johnston, Mr. Rollans and Mr. Rusnack, respectively.

(7)	Includes $100,000 annual retainer for Mr. Sheehan’s service as the non-executive Chairman of the Board.

Non-Executive Chairman of the Board Compensation

Kevin E. Sheehan receives $100,000 annually for his service as non-executive Chairman of the Board. This payment is in addition to Mr. Sheehan’s basic annual retainer and committee service fee compensation that he receives for serving as a Board member and a committee member. Mr. Sheehan receives this additional compensation on a quarterly basis, in accordance with the pre-established director compensation cycles.

2006 Director Compensation

On April 27, 2006, the Board approved a recommendation from the Compensation Committee and the Corporate Governance Committee to adjust annual non-employee director compensation. In setting the total value and structure of non-employee director compensation, the Compensation Committee considered peer group and general industry data provided by the Compensation Committee’s consultant. Effective May 1, 2006, non-employee directors received: (a) an annual cash retainer of $50,000; (b) equity compensation with a target value of $100,000 per year; (c) an annual cash committee service fee of $5,000 and (d) an annual cash committee chairman service fee of $10,000. The non-executive Chairman of the Board continued to receive an additional $100,000 in cash annually. Directors may elect to defer all or a portion of their annual retainer compensation. Interest that is paid on cash deferrals does not accrue above market rates or preferential earnings. Directors who elect to defer the cash portion of their annual retainer compensation and to receive it in the form of Company stock at a later date will receive a 15% premium on such deferred amounts.

The equity portion of non-employee director compensation is provided in the form of restricted common stock of the Company having a $100,000 fair market valuation at the time of grant, which established on the date of the annual meeting of shareholders of the applicable year. Voting rights accompany such restricted stock, which fully vest after one year. This restricted stock is also subject to a holding period prohibiting resale of the stock for the lessor of five years from the date of grant or one year after the director ceases service on the Board. Since we did not hold our 2005 annual meeting of shareholders in 2005 and we held both our 2005 and 2006 annual meetings of shareholders on August 24, 2006, eligible directors received two such equity grants in 2006. No shares were granted in 2005.

Prior to May 1, 2006, non-employee directors received the quarterly portion of the compensation paid to non-employee directors consisting of (a) an annual cash retainer of $35,000; (b) an equity grant with a target value of $50,000 per year; (c) a cash committee service fee of $10,000 for service on the Audit Committee, $7,500 for service on the Finance Committee, $7,500 for service on the Compensation Committee and $2,500 for service on the Corporate Governance Committee; and (d) a cash committee chairman service fee of $10,000 for service on the Audit Committee, $7,500 for service on the Finance Committee, $7,500 for service on the Compensation Committee and $7,500 for service on the Corporate Governance Committee.

COMPANY STOCK OWNERSHIP

STOCK OWNERSHIP OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

The following table sets forth common stock ownership of members of the Board and each Named Executive Officer of the Company listed in the 2006 Summary Compensation Table on page 33 individually and all members of the Board and executive officers as a group, as of March 30, 2007.

	Option Shares Currently
	Exercisable or				Percent of
	Exercisable		Number of		Company
Name	Within 60 Days(1)		Shares Owned(2)(3)(4)		Common Stock(5)
Christopher A. Bartlett	1500		20,418		*
Mark A. Blinn	28,833		122,816		*
Hugh K. Coble	6,500		35,790		*
Thomas E. Ferguson	9,867		70,344		*
Roger L. Fix	0		3,143		*
Diane C. Harris	7,100		40,927		*
George T. Haymaker, Jr.	0		29,214		*
Michael F. Johnston	6,500		35,168		*
Lewis M. Kling	70,917	(6)	237,414	(6)	*
Thomas L. Pajonas	33,000		84,315		*
Charles M. Rampacek	6,500		44,562		*
James O. Rollans	7,893		35,822		*
William C. Rusnack	8,093		28,146		*
Kevin E. Sheehan	7,300		47,376		*
Ronald F. Shuff	7,167		66,394		*
All current Directors and executive officers as a group (19 individuals)	263,366		1,093,105		1.91%

*	Less than 1%

(1)	Represents shares that the directors and executive officers had the right to acquire within 60 days of the date of determination through the exercise of stock options under certain Company stock option and incentive plans; these shares are also included in the number of shares owned reported in the column to the right.

(2)	For non-employee directors, the figures above include deferred director compensation to be received in the form of shares at a later date under the Director Deferral Plan and/or a Company stock plan as follows: Mr. Bartlett — 14,731; Mr. Coble — 23,950; Mr. Fix — 3,143; Ms. Harris — 29,739; Mr. Haymaker — 29,214; Mr. Johnston — 27,684; Mr. Rampacek — 29,062; Mr. Rollans — 27,929; Mr. Rusnack — 13,153; and Mr. Sheehan — 33,076.

(3)	For executive officers, the aggregate figures above include deferred compensation to be received in the form of shares at a later date under either an Executive Compensation Plan and/or a Flowserve Restricted Stock Plan over which they have no voting power as follows: Mr. Blinn — 0; Mr. Pajonas — 0; Mr. Ferguson — 4,116; Mr. Kling — 0; and Mr. Shuff — 30,123.

(4)	The number of shares owned includes exercisable stock options, subject to the exercise restriction discussed in note (1) above.

(5)	Based on the number of outstanding shares on March 30, 2007 (57,046,483 shares).

(6)	Number reported above includes shares held by the Lewis Mark Kling Trust.

BENEFICIAL OWNERS OF MORE THAN 5% OF COMPANY STOCK

The following shareholders reported to the SEC that they beneficially own more than 5% of the Company’s common stock. We know of no other shareholder holding 5% or more of the Company’s common stock.

		Percent of
	Number of	Company
Name and Address of Beneficial Owner	Shares Owned	Common Stock(1)
Hotchkis and Wiley Capital Management, LLC(2)	8,140,700	14.27%
725 South Figueroa Street, 39th Floor
Los Angeles, CA 90017-5439

FMR Corporation(3)	8,026,434	14.07%
82 Devonshire Street
Boston, MA 02109

GAMCO Investors, Inc.(4)	4,413,885	7.74%
One Corporate Center
Rye, NY 10580-1435

(1)	Based solely on the number of outstanding shares on March 30, 2007 (57,046,483 shares).

(2)	This amount is based solely on information contained in a Schedule 13G/A filed by Hotchkis and Wiley Capital Management, LLC on February 14, 2007. Hotchkis and Wiley Capital Management, LLC reported then sole voting power as to 5,462,100 and sole dispositive power as to 8,140,700 shares, but disclaims beneficial ownership of such securities.

(3)	This amount is based solely on information contained in a Schedule 13G/A filed by FMR Corporation on February 14, 2007. FMR Corporation reported then sole voting power as to 1,191,398 shares and has sole dispositive power as to 8,026,434.

(4)	This amount is based solely on information contained in a Schedule 13D/A filed by GAMCO Investors, Inc. and other reporting persons on May 11, 2006. Gabelli Funds, LLC reported then sole voting and dispositive power as to 991,000 shares. GAMCO Asset Management Inc. reported then sole voting power as to 3,235,285 shares sole dispositive power as to 3,417,885 shares. MJG Associates, Inc. reported then voting and dispositive power as to 4,000 shares. Gabelli Securities, Inc. reported then sole voting and dispositive power as to 1,000 shares.

EQUITY COMPENSATION PLAN INFORMATION

					Number of Securities
					Remaining Available
	Number of Securities				for Future Issuance
	to Be Issued Upon		Weighted-Averaged		Under Equity
	Exercise of		Exercise Price of		Compensation Plans
	Outstanding		Outstanding		(Excluding Securities
	Options, Warrants		Option, Warrants		Reflected in the
Plan Category	and Rights		and Rights		First Column)
Equity compensation plan approved by securities holders	1,462,032		30.27		1,989,837

Equity compensation plans not approved by securities holders	-0	-	-0	-	-0	-
Total	1,462,032		30.27		1,989,837

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and any person beneficially owning more than 10% of the Company’s common stock to file reports of ownership and any changes in ownership with the SEC. To our knowledge and based solely on the Company’s review of reports furnished to the Company, the Company’s directors, executive officers and greater than ten percent beneficial owners timely complied with their Section 16(a) filing requirements in 2006.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company is comprised of three independent directors, Charles M. Rampacek, James O. Rollans and William C. Rusnack. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee met 12 times in 2006.

Management has primary responsibility for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on this audit. The Audit Committee’s responsibility is to monitor and oversee this process, including the engagement of the independent auditors, the pre-approval of their annual audit plan and the review of their annual audit report.

In this context, the Audit Committee has met and held detailed discussions with management on the Company’s consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and that these statements fairly present the financial condition and results of operations of the Company for the period described. The Audit Committee has relied upon this representation without any independent verification, except for the work of PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm. The Audit Committee also discussed these statements with PwC, both with and without management present and has relied upon their reported opinion on these financial statements.

The Audit Committee further discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee received from PwC the written disclosures and letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as adopted by the PCAOB in Rule 3600T and discussed with PwC their independence from the Company and its management.

Based on these reviews and discussions, including the Audit Committee’s specific review with management of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and based upon the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

James O. Rollans, Chairman
Charles M. Rampacek
William C. Rusnack

OTHER AUDIT INFORMATION

Relationship with Independent Registered Public Accounting Firm

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. In this role, PwC audits the financial statements of the Company.

Representatives from PwC are expected to be present at the annual meeting of shareholders and to be available to respond to appropriate questions from shareholders. They will have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees and Services

The table below summarizes the aggregate fees (excluding value added taxes) for professional services incurred by the Company for the audits of its 2006 and 2005 financial statements and other fees billed to the Company by PwC in 2006 and 2005. In general, the Company retains PwC for services that are logically related to or natural extensions of the Company’s annual audit.

	2006	2005
AUDIT FEES	$14,400,000	$19,300,000
AUDIT RELATED FEES	506,000	196,000
Benefit Plan Audits
Sarbanes-Oxley Readiness
TOTAL AUDIT RELATED FEES	14,906,000	19,496,000
TAX FEES
Compliance	101,000	193,000
Consulting/Advisory	33,000	18,000
TOTAL TAX FEES	134,000	211,000
ALL OTHER FEES	47,000	15,000
TOTAL FEES	$15,087,000	$19,722,000

The Audit Committee pre-approved all of the audit and non-audit fees described above for the year ended December 31, 2006 and December 31, 2005 in accordance with its pre-approval policy discussed below.

Audit Committee Approval Policy

The Audit Committee approves all proposed services and related fees to be rendered by the Company’s registered public accounting firm prior to their engagement. Services to be provided by the Company’s registered public accounting firm generally include audit services, audit-related services and certain tax services. All fees for the annual audit or audit-related services to be performed by the Company’s registered public accounting firm are itemized for the purposes of approval. The Audit Committee approves the scope and timing of the external audit plan for the Company and focuses on any matters that may affect the scope of the audit or the independence of the Company’s registered public accounting firm. In that regard, the Audit Committee receives certain representations from the Company’s registered public accounting firm regarding their independence and permissibility under the applicable laws and regulations of any services provided to the Company outside the scope of those otherwise allowed. The Audit Committee also approves the internal audit plan for the Company.

The Audit Committee may delegate its approval authority to the Chairman of the Audit Committee to the extent allowed by law. In the case of any delegation, the Chairman must disclose all approval determinations to the full Audit Committee as soon as possible after such determinations have been made.

PROPOSAL NUMBER TWO: APPROVE THE 2007 FLOWSERVE CORPORATION LONG-TERM INCENTIVE PLAN

The Organization and Compensation Committee (the “Committee”) of the Board of Directors has adopted the 2007 Flowserve Corporation Long-Term Incentive Plan (the “LTI Plan”), a performance-based stock plan, subject to shareholder approval. The LTI Plan provides for the grant of restricted stock, restricted stock units and performance-based restricted stock units under the Company’s 2004 Stock Compensation Plan (the “Stock Plan”). In 2004, the shareholders approved the Stock Plan. The current number of shares of common stock authorized and available for issuance under the Stock Plan is 3,500,000. The approval of the LTI Plan will not increase the number of shares of common stock authorized and available for issuance. Any awards granted pursuant to the LTI Plan will decrease the number of shares available for issuance under the Stock Plan, except to the extent awarded shares do not subsequently vest in favor of recipients and are forfeited back to the Stock Plan.

The Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company’s Chief Executive Officer or is one of the four other most highly-compensated officers for that taxable year as reported in the Company’s proxy statement. The limitation on deductions does not apply to certain types of compensation, including “qualified performance-based compensation” under Section 162(m) of the Code. The Company intends that benefits offered pursuant to the LTI Plan as performance shares will constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation. Prior to the LTI Plan, the Company maintained long-term stock incentive plans which were not designed to qualify under Section 162(m) of the Code.

The purpose of the LTI Plan is to help the Company attract, retain, motivate and reward the employees needed to plan, implement and direct the Company’s strategy and operations; to motivate participants to achieve the corporate, division and subsidiary long-term goals and objectives; and to align the interests of plan participants directly with those of the Company’s shareholders.

The following is a brief description of the LTI Plan and is intended to satisfy the disclosure requirements for shareholder approval under Section 162(m) of the Code. This section is qualified in its entirety by the full text of the LTI Plan, which is attached as Appendix A to this proxy statement.

It is the judgment of the Board that the LTI Plan is in the best interest of the Company and its shareholders.

Key Features of the LTI Plan

All awards under the LTI Plan will be granted out of the Stock Plan and will be subject to all of the terms and conditions set forth in the Stock Plan. A participant may receive awards of restricted stock or restricted stock units, described as “Service Units,” that are payable after the participant remains employed by the Company for a set time period (“Required Service Period”).

In addition, a participant may receive awards of restricted stock units, described as “Performance Shares”, that are payable in the form of shares of the Company’s common stock (“Shares”) or cash so long as the Company and its divisions and subsidiaries satisfy certain pre-established business objectives (“Performance Goals”) over a period of time (“Performance Cycle” or “Cycle”). The number of Shares that are earned and payable at the end of each Performance Cycle will be based on the Company’s performance in relation to the established Performance Goals.

Description of the LTI Plan

Effective Date and Expiration.  The Company established the LTI Plan effective as of January 1, 2007, subject to shareholder approval and the LTI Plan will remain in effect until it is terminated by the Board.

Administration.  The Committee, a fully independent committee of our Board, is responsible for the administration of this LTI Plan. The Committee is comprised of “outside directors” within the meaning of Section 162(m) of the Code and shall be composed entirely of independent directors as required by the New York Stock Exchange (NYSE) rules. The Committee will have the authority to determine the eligible employees who will become participants; the number of Performance Shares and/or Service Units each participant will receive; the duration of the Required Service Period; and the form of the award.

Eligibility.  Full-time salaried employees of the company and its subsidiaries who are in a position to contribute, in a substantial measure, to the long-term strategies, performance and profitability of the Company and its divisions and subsidiaries are eligible to participate in the LTI Plan. Generally, only employees who are at the Executive Officer, Officer, Vice President or key manager level will be eligible for participation. The LTI Plan does not permit grants to the Committee members during the period or fiscal year in which such persons were Committee members.

Restricted Stock and Restricted Stock Units Available for Awards.  The Committee may award restricted stock and restricted stock units only from the Stock Plan.

Maximum Annual Grants.  In no event may a participant receive during any calendar year awards of restricted stock and restricted stock units that relate to more than 200,000 Shares.

Terms and Conditions of LTI Awards.  The Committee may establish the applicable restrictions, including any limitation on voting rights or dividends. The Committee may decide to include dividends or dividend equivalents as part of an award of restricted stock or restricted stock units and may accrue dividends, with or without interest, until the award is paid. If employment is terminated during the applicable vesting period, shares of restricted stock and restricted stock units not yet vested, will be forfeited, however the Committee may, but is not obligated to, make whole or partial payments of restricted stock and restricted stock units at its discretion.

Performance Shares.  The Committee may award restricted stock units from the Stock Plan, which are payable in the form of Shares or cash (the amount of which shall be determined based upon the Current Market Value of the Shares vested upon achievement of the Performance Goals), subject to the attainment of Performance Goals (i.e., Performance Shares as described above). The Committee may establish the applicable restrictions, including any limitation on voting rights or dividends. The Committee may decide to include dividend equivalents as part of an award of Performance Shares and may accrue dividends, with or without interest, until the award is paid. If employment is terminated during the applicable vesting period, for reasons other than death, disability or retirement, all Shares not yet earned and payable will be forfeited, however the Committee may, but is not obligated to, make whole or partial payments of Shares at its discretion. If employment is terminated due to retirement, death or disability during the applicable vesting period, the award will be prorated by thirds, based upon the number of whole plan years to the date of retirement, death or disability, however the Committee may, but is not obligated to, make whole or partial payments of Shares at its discretion.

Determination of Performance Goals.  No later than the ninetieth (90th) day of the Performance Cycle, the Committee will establish the Performance Goals for such Cycle (and in the case of a Performance Cycle that is less than twelve (12) months, such determinations will be made no later than the date on which twenty-five percent (25%) of the Performance Cycle has elapsed).

Categories of Performance Goals.  Performance criteria with respect to Performance Goals will be related to the achievement of financial and operating objectives of the Company or its subsidiaries’ applicable business unit, including such factors (or combination of factors) as: income measures (including, but not limited to, gross profit, operating income, income before or after taxes, economic profit or earnings per share); return measures (including, but not limited to, return on assets, return on investment, return on equity, return on sales, or total return to shareholders); cash flow measures (including, but not limited to, operating cash flow, free cash flow and cash flow return on investments); ratio measures (including, but not limited to, debt to equity, debt to debt plus equity, operating earnings to capital spending); sales measures (including, but not limited to, sales, sales growth, market share); economic value added; share price (including, but not limited to, growth measures and total shareholder return); inventory turnover; and on-time delivery measures (the “Performance Criteria”).

Adjustment of Performance Goals.  With respect to an award of Performance Shares intended to satisfy the requirements of Section 162(m) of the Code, during any Performance Cycle, the Committee may reduce the Performance Goals for such Cycle to take into account the negative effect on the attained levels of the Performance Goals which result from specified corporate transactions, extraordinary events, accounting changes and other similar occurrences, so long as those transactions, events, changes and occurrences were not certain at the time the Performance Goal was initially established and the number of Performance Shares is not increased, unless the reduction in the Performance Goals would reduce or eliminate the number of Performance Shares and the Committee determines not to make such reduction; additionally, in establishing the Performance Goals, the Committee may provide for the manner in which the Performance Goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences, to the extent those transactions, events, changes and occurrences have a positive effect on the attained levels of the Performance Goals. With respect to any Performance Shares that are intended to satisfy the requirements of Section 162(m) of the Code, the Committee may not increase the amount payable to a participant upon the attainment of the Performance Goals.

With respect to an award of Performance Shares that are not intended to satisfy the requirements of Section 162(m) of the Code, if the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

Determination of Achievement of Performance Goals and Payment of Shares.  As soon as practicable following the close of a Performance Cycle, the Committee will determine and certify in writing the extent to which Performance Goals have been achieved for the Performance Cycle. In addition, with respect to each award of Performance Shares for such Performance Cycle the Committee will determine that number of Shares that are payable to a participant. The number of Shares that are payable with respect to an award of Performance Shares depends on the extent to which the Company has achieved its Performance Goals for the Performance Cycle. A participant’s award agreement will specify the amount of Shares that are payable if the Company achieves, falls short or exceeds its Performance Goals. If the Company’s performance falls short of such goals, the amount of Shares that are payable to the participant may be less than the number of Performance Shares that were awarded to such participant. If the Company’s performance exceeds such goals, the amount of Shares that are payable to the participant may exceed the number of Performance Shares that were awarded to such participant, but in no event will the number of such Shares exceed 200% of the Performance Shares awarded (or, 200,000 Shares).

Payment of Shares.  With respect to each award of Performance Shares, payment of Shares will be made as soon as practicable following (i) the completion of the Performance Cycle in which the Shares were earned and, if applicable, (ii) the determination of the value of a Share, which will be based on the current market value of the Shares on the February 1 immediately following the end of the applicable Performance Cycle, or such other date as the Committee may select in its discretion. Notwithstanding the foregoing, the Committee must conclusively determine the extent to which any applicable Performance Goals have been achieved prior to the payment of any Shares. No Shares will be paid later than 2 1/2 months following the close of the taxable year in which such Shares became vested in accordance with a participant’s applicable award agreement.

Limitations on Transfer.  An award agreement may provide that restricted stock and restricted stock units cannot be transferred, assigned, pledged or hypothecated by operation of law or otherwise and is not otherwise subject to execution, attachment, garnishment or similar process and in the event of such occurrence that the award will terminate and become null and void.

Amendment or Discontinuance of the LTI Plan.  The Committee may amend the LTI Plan, provided that such amendment does not retroactively affect the benefits rights or other entitlement of any award granted to or earned by a participant.

In addition to the Committee’s power to amend the LTI Plan, the Board may at any time amend, suspend or terminate the LTI Plan; provided, however, that no amendment, suspension or termination will affect the rights of participants to receive distribution of awards already vested but not paid nor retroactively eliminate or reduce any award granted to or earned by any participant. For purposes of the foregoing, an award of Performance Shares is considered to be vested upon the certification of accomplishment of Performance Goals and an award of Service Units is considered to be vested upon the participant’s satisfaction of the Required Service Period.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences relating to the awards under the LTI Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Code and the treasury regulations issued thereunder and judicial and administrative interpretations under the Code and treasury regulations, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

New Law Affecting Deferred Compensation.  In 2004, a new Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus one percent (1%) and a twenty percent (20%) penalty tax.

Restricted Stock.  A participant who receives restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the Shares granted as restricted stock at such time as the Shares are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such Shares. However, a participant who receives restricted stock may make an election under Section 83(b) of the Code within 30 days of the date of transfer of the Shares to recognize ordinary income on the date of transfer of the Shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such Shares) over the purchase price, if any, of such shares. If a participant does not make an election under Section 83(b) of the Code, then the participant will recognize as ordinary income any dividends received with respect to Shares. At the time of sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending on the holding period. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income plus the purchase price paid by the participant, if any, for such shares.

Restricted Stock Units or Performance Shares.  In the case of an award of restricted stock units or performance shares, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the Code. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

Federal Tax Withholding.  Any ordinary income realized by a participant upon receipt of shares is subject to withholding of federal, state and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act. Deferred compensation that is subject to Section 409A of the Code will be subject to certain federal income tax withholding and reporting requirements.

Tax Consequences to the Company.  To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction; provided that, among other things, the income meets the test of reasonableness and is an ordinary and necessary business expense.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE 2007 FLOWSERVE CORPORATION LONG-TERM INCENTIVE PLAN.

PROPOSAL NUMBER THREE: APPROVE THE 2007 FLOWSERVE CORPORATION ANNUAL INCENTIVE PLAN

Introduction

The Organization and Compensation Committee (the “Committee”) adopted the 2007 Flowserve Corporation Annual Incentive Plan (the “AIP”), a performance-based cash incentive plan subject to shareholder approval. The AIP is available to most employees at different job levels throughout the Company. The purposes of the AIP are to: (1) motivate participants towards achieving annual financial and operating goals that are within corporate, divisional, group and/or local facility control and are key to the Company’s success; (2) encourage teamwork among participants in various segments of the Company; and (3) reward positive performance with pay that varies in relation to the extent to which the pre-established goals are achieved.

The Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company’s chief executive officer or is one of the four other most highly-compensated officers for that taxable year as reported in the Company’s proxy statement. The limitation on deductions does not apply to certain types of compensation, including “qualified performance-based compensation” under Section 162(m) of the Code. The Company intends that payments made pursuant to the AIP will constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation. While the Company maintained similar annual incentive programs for management and employees, none was specifically designed like the AIP to qualify under Section 162(m) of the Code.

The following is a brief description of the AIP and is intended to satisfy the disclosure requirements for shareholder approval under Section 162(m) of the Code. This section is qualified in its entirety by the full text of the AIP, which is attached as Appendix B to this proxy statement.

Key Features of the AIP

Participants may receive incentive compensation awards that are payable in the form of cash so long as the Company and its divisions and subsidiaries achieve certain pre-established business objectives (“Performance Goals”) over a twelve-month (12-month) period (“Performance Period” or “Period”). The amount of incentive compensation that is payable to participants at the end of each Performance Period will be based on the established Performance Goals.

Description of the AIP

Effective Date and Expiration.  The Company established the AIP effective as of January 1, 2007, subject to shareholder approval and the AIP will remain in effect until it is terminated by the Board or such committee as designated by the Board to administer the AIP.

Administration.  The Committee is responsible for the administration of the AIP. The Committee is comprised of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Committee will have the authority to designate which employees are eligible to participate in the AIP; establish the Performance Goals and achievement levels for each participant; and establish and certify whether the Company achieves the Performance Goals.

Eligibility.  Most employees are eligible to participate in the AIP; the Committee will invite certain employees to participate and will determine to whom incentive compensation awards may be provided.

Determination of Performance Goals and Measures.  No later than the ninetieth (90th) day of the Performance Period, the Committee will select and certify in writing the performance measures and goals for such Period (and in the case of a Performance Period that is less than twelve (12) months, such determinations will be made no later than the date on which twenty-five percent (25%) of the Performance Period has elapsed). Prior to the beginning of a Performance Period or as soon as practicable thereafter, the Committee will establish (i) each participants’ threshold, target and maximum achievement levels for the Performance Goals that relate to a participant’s incentive compensation award and (ii) the incentive compensation, as a percentage of the participant’s eligible earnings, that is payable upon attainment of the threshold, target and maximum achievement levels.

Categories of Performance Goals.  Performance criteria with respect to Performance Goals will be related to the achievement of financial and operating objectives of the Company or applicable business unit, including such factors (or combination of factors) as: income measures (including, but not limited to, gross profit, operating income, income before or after taxes, or earnings per share); return measures (including, but not limited to, return on assets, investment, equity, or sales); cash flow measures (including, but not limited to, operating cash flow and cash flow return on investments); sales; economic value created; share price (including, but not limited to, growth measures and total shareholder return); inventory turnover; on-time delivery measures; and individual performance criteria. Such Performance Goals may be based on any combination of corporate, divisional, group and/or local facility performance measures.

Adjustment of Performance Goals.  Once established, Performance Goals normally will not be changed during the Performance Period. However, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, then the Committee may make appropriate adjustments to the Performance Goals

(either up or down) during the Performance Period. In addition, the Committee may reduce or eliminate the incentive compensation that is otherwise payable to a participant, based upon any objective or subjective criteria it deems appropriate. In no event will the Committee increase the incentive compensation that is otherwise payable to a participant who is an executive officer beyond the maximum achievement level set forth below, if such incentive compensation is intended to satisfy the requirements of Section 162(m) of the Code.

Certification and Level of Achievement.  At the end of each Performance Period, the Committee will determine and certify in writing the extent to which Performance Goals have been achieved for the Performance Period. In addition, the Committee will determine that amount of incentive compensation that is payable under the AIP for such Performance Period. This amount of incentive compensation may vary depending on whether such incentive compensation is payable upon the participant’s attainment of the threshold, target and maximum achievement levels. Each individual’s incentive compensation is calculated based upon a percentage, as established by the Committee for each Performance Period (but in no event greater than 225%), of the individual’s “target incentive award”. Each individual’s “target incentive award” is based upon a percentage, which is selected by the Committee, of the individual’s total annual base salary for the Performance Period. “Final award” means the actual award earned during a Performance Period by a participant, as determined by the Committee following the end of the Performance Period. In no event, however, may an individual employee receive incentive compensation for any Performance Period that exceeds $4,000,000.

Payment, Termination and Forfeiture of Incentive Compensation.  If a participant is entitled to receive incentive compensation for a particular Performance Period, such incentive compensation generally will be paid to the participant between March 17 and April 17 of the calendar year following the end of such Performance Period. Notwithstanding the foregoing, the Committee must conclusively determine the extent to which any applicable Performance Goals have been achieved prior to the payment of any incentive compensation. If a participant fails to attain at least a “satisfactory” or “meets objectives” rating on an annual performance review for a Performance Period, the Participant will forfeit the incentive compensation for the Performance Period, unless the Committee or its delegate, in their sole and absolute discretion, elects to pay all or a portion of the incentive compensation.

If a participant’s employment is terminated during a Performance Period and such employment termination was due to the participant’s death, disability or retirement, the participant will remain eligible to receive a portion of the incentive compensation for the portion of the Performance Period that the participant was employed by the Company.

If a participant’s employment is terminated during a Performance Period and such employment termination was due to reasons other than the participant’s death, disability or retirement (or in connection with a change-in-control of the Company, as determined by the Committee), the participant will forfeit all rights to receive incentive compensation for such Performance Period. However, except in the event of an involuntary employment termination for cause, the Committee, in its sole discretion, may permit a portion of the incentive compensation to be paid to the participant for the portion of the Performance Period that the participant was employed by the Company.

If a change-in-control occurs, all participants, except those receiving benefits under a Company change-in-control plan, will be entitled to a pro rata payment of their target incentive compensation for the Performance Period during which such change-in-control occurs. The pro rata payment amount is based on the number of months of a Performance Period that elapsed prior to the effective date of the change-in-control (the AIP includes rules on determining whether or not a month is considered to have elapsed for purposes of this calculation). Such amount will be paid to participants within forty-five (45) days after the effective date of the change-in-control and such payment will be made in lieu of any other payment under the AIP for the Performance Period.

Limitations on Transfer.  No right or interest of any participant in the AIP is assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge and bankruptcy.

Adjustments.  In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization, or any partial or complete liquidation of the Company that affects the fair value of an incentive compensation award, the Committee will adjust any or all of the following so that the fair value of the incentive compensation award immediately after the transaction or event is equal to the fair value of the incentive compensation award immediately prior to the transaction or event, provided that such adjustment will not cause adverse tax consequences to any participant under Section 409A of the Code: (i) the performance measures or Performance Goals related to the then-current Performance Periods or (ii) the amounts payable pursuant to the incentive compensation award for the then-current Performance Periods.

Amendment or Discontinuance of the AIP.  The Board or the Committee may amend or terminate the AIP in whole or in part and from time to time; provided, however that any action that would otherwise be adverse to a participant shall be made on a prospective basis only.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences relating to the awards under the AIP. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon the Code and the treasury regulations issued thereunder and judicial and administrative interpretations under the Code and treasury regulations, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

New Law Affecting Deferred Compensation.  In 2004, a new Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax, plus an interest charge at the underpayment rate plus one percent (1%) and a twenty percent (20%) penalty tax.

Tax Consequences to Participants.  Incentive compensation issued to U.S. participants will be subject to ordinary income rates on the date of payment or delivery, unless the award otherwise becomes subject to taxation under the Code, including Section 409A of the Code. Incentive compensation issued to participants outside the U.S. will be subject to local tax laws.

Federal Tax Withholding.  Any ordinary income realized by a U.S. participant upon receipt of cash is subject to withholding of federal, state and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act. Deferred compensation that is subject to Section 409A of the Code will be subject to certain federal income tax withholding and reporting requirements.

Tax Consequences to the Company.  To the extent that a U.S. participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction; provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Code.

Other Tax Matters.  If a participant’s rights under the AIP are accelerated as a result of a change-in-control and the participant is a

“disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such participant may be included in determining whether such participant has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a twenty percent (20%) federal excise tax (in addition to federal income tax) payable by the participant on the value of such accelerated rights and (ii) the loss by the Company of its compensation deduction.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE 2007 FLOWSERVE CORPORATION ANNUAL INCENTIVE PLAN.

APPENDIX A

2007 FLOWSERVE CORPORATION

LONG-TERM INCENTIVE PLAN

Effective Date: January 1, 2007

I.  PURPOSE

The purpose of the 2007 Flowserve Corporation Long-Term Stock Incentive Plan (hereinafter referred to as he “LTI Plan”) is (i) to help the Company attract, retain, motivate and reward employees needed to plan, implement, and direct the Company’s strategy and operations; (ii) to motivate participants to achieve the corporate, divisional and subsidiary long-term goals and objectives; and (iii) to align the interests of Participants directly with those of the Company’s shareholders. These purposes will be accomplished through the granting of Restricted Stock and/or Restricted Stock Units, whether granted singly, in combination, in accordance with, and pursuant to the terms of the Flowserve Corporation 2004 Stock Compensation Plan (the “Stock Plan”), as it may be amended from time to time.

II. DEFINITIONS

A.	“Award” — Restricted Stock and/or Restricted Stock Units awarded under the LTI Plan.

B.	“Board” — The Company’s Board of Directors.

C.	“Code” — The Internal Revenue Code of 1986, as amended.

D.	“Committee” — The Organization & Compensation Committee of the Board.

E.	“Company” — Flowserve Corporation, a New York Corporation, and its successors in interest.

F.	“Division” — An unincorporated business unit of the Company.

G.	“Executive Officer” — An officer of the Company or its Subsidiaries who is a “covered employee”, as defined in Section 162(m) of the Code.

H.	“Fiscal Year” — The Company’s fiscal year ending December 31.

I.	“LTI Plan” — This 2007 Flowserve Corporation Long-Term Stock Incentive Plan.

J.	“Participant” — An employee who is selected by the Committee to receive an Award under the LTI Plan.

K.	“Performance Cycle” or “Cycle” — The period during which the performance of the Company and its Divisions and Subsidiaries is measured for the purpose of determining the extent to which an award has been earned.

L.	“Performance Goals” — Any of the objectives for the Company and its Divisions and Subsidiaries established by the Committee in accordance with the provisions of Section V.B. below for the purpose of determining the extent to which Performance Shares which have been contingently awarded for a Cycle become earned by the Participant.

M.	“Performance Shares” — An award of Restricted Stock Units payable in Shares or cash upon the achievement of certain pre-established Performance Goals for a Cycle, and subject to total or partial forfeiture in the event such Performance Goals are not achieved. Performance Shares become earned by the Participant upon the Company’s satisfaction of the established Performance Goals.

N.	“Plan Year” — The calendar year.

O.	“Required Service Period” — The time period during which a Participant must remain employed by the Company, its Divisions and/or Subsidiaries in order to earn a nonforfeitable right to an Award of Service Units.

P.	“Restricted Stock” — Restricted Stock as defined in the Stock Plan.

Q.	“Restricted Stock Unit” — Restricted Stock Unit as defined in the Stock Plan.

R.	“Retirement” or “Retires” — The termination of a Participant’s employment for any reason other than for cause, on or after the earlier of (i) the Participant’s early retirement date (as such term is defined within the retirement plan in effect and in which such Participant participates on the date of the Participant’s termination); (ii) retirement set by local law or the Participant’s employment agreement; or (iii) the Participant attaining sixty-five (65) years of age.

S.	“Service Units” — An Award in the form of Restricted Stock and/or Restricted Stock Units that becomes nonforfeitable upon the Participant’s satisfaction of the Required Service Period.

T.	“Shares” — Shares of common stock of the Company.

U.	“Stock Plan” — The Flowserve Corporation 2004 Stock Compensation Plan, as amended from time to time.

V.	“Subsidiary” — Any entity of which more than 50 percent of the voting control is owned, directly or indirectly, by the Company.

III. ADMINISTRATION

The LTI Plan will be administered by the Committee or its delegate in accordance with the provisions of Article III of the Stock Plan. Membership on the Committee shall be limited to those members of the Board who are “outside directors” under Section 162(m) of the Code and shall be composed entirely of independent directors as required by the New York Stock Exchange “NYSE” rules. No member of the Committee will be eligible to be granted an Award (i) while he is a member of the Committee, or (ii) with respect to any Fiscal Year during which a Performance Cycle was established and he was a member of the Committee. No such amendment shall retroactively affect the benefit rights or other entitlement of any Award granted to or earned by a Participant.

IV. ELIGIBILITY AND ELECTION TO PARTICIPATE

Employees eligible to participate under the LTI Plan are those full-time salaried employees of the Company and its Subsidiaries who are in a position to contribute, in a substantial measure, to the long-term strategies, performance and profitability of the Company and its Subsidiaries. Generally, only employees who are at the Executive Officer, Officer, Vice President, or Director level will be eligible for participation, although the Committee in its discretion may admit other employees as Participants. The Participant shall consent to participate in the LTI Plan by properly completing and delivering the forms required by the Company.

V.  OPERATION OF THE LTI PLAN

A.	Authority of the Committee — The Committee will have the sole authority to determine (i) the eligible employees who will become Participants, (ii) the number of Performance Shares and/or Service Units each Participant will receive, (iii) the duration of the Required Service Period, and (v) the form of the Award. Notwithstanding the foregoing, generally an Award to a Participant working in Australia, Canada, Finland, Italy, Spain, Brazil, Germany, Netherlands, Japan, Belgium, South Africa, or Switzerland shall take the form of Restricted Stock Units in order to defer taxation to the Participant. There may be more than one Performance Cycle and/or Required Service Period in existence at any one time, and the duration of Performance Cycles and/or Required Service Periods may differ from each other. Each Award of Performance Shares will be confirmed by a Performance Shares offer executed by the Company and sent to the Participant, which shall be deemed to have been accepted by the Participant and thus have become a binding agreement, unless the Participant declines in writing within seven (7) days after receipt. In addition, each Award of Service Units will be confirmed by a Service Unit offer (which may or may not be included with the Performance Shares offer) executed by the Company and sent to the Participant, which shall be deemed to have been accepted by the Participant and thus have become a binding agreement, unless the Participant objects in writing within seven (7) days after receipt.

B.	Performance Goals — Awards of Restricted Stock or Performance Shares may be made subject to the attainment of Performance Goals relating to one or more business criteria, which, where applicable, shall be within the meaning of Section 162(m) of the Code, and consist of one or more or any combination of the following: income measures (including, but not limited to, gross profit, operating income, income before or after taxes, economic profit or earnings per share); return measures (including, but not limited to, return on assets, return on investment, return on equity, return on sales, or total return to shareholders); cash flow measures (including, but not limited to, operating cash flow, free cash flow, and cash flow return on investments); ratio measures (including, but not limited to, debt to equity, debt to debt plus equity, operating earnings to capital spending); sales measures (including, but not limited to, sales, sales growth, market share); economic value added; share price (including, but not limited to, growth measures and total shareholder return); inventory turnover; and on-time delivery measures (“Performance Criteria”). Prior to the beginning of each Performance Cycle, or as soon as practicable thereafter (and no later than 90 days after the commencement of the Performance Cycle, or if the Performance Cycle is less than twelve (12) months, no later than before 25% of the Performance Cycle has been completed), the Committee will establish Performance Goals for such Cycle. (See Attachment A for the Performance Goals for each applicable Cycle.) With respect to an Award of Performance Shares intended to satisfy the requirements of Section 162(m) of the Code, during any Cycle, the Committee may reduce the Performance Goals for such Cycle to take into account the negative effect on the attained levels of the Performance Goals which result from specified corporate transactions, extraordinary events, accounting changes and other similar occurrences, so long as those transactions, events, changes and occurrences were not certain at the time the Performance Goal was initially established, and the number of Performance Shares is not increased, unless the reduction in the Performance Goals would reduce or eliminate the number of Performance Shares, and the Committee determines not to make such reduction. Additionally, in establishing the Performance Goals, the Committee may provide for the manner in which the Performance Goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences, to the extent those transactions, events, changes and occurrences have a positive effect on the attained levels of the Performance

Goals, so long as the Committee’s actions do not increase the number of Performance Shares for any Participant. With respect to an Award of Performance Shares that is not intended to satisfy the requirements of Section 162(m) of the Code, if the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period. Notwithstanding the foregoing provisions of this Section, with respect to any Performance Shares granted to the Executive Officer that are intended to satisfy the requirements of Section 162(m) of the Code, the Committee may not in any event increase the amount of compensation payable to the individual upon the attainment of the Performance Goals. The extent to which any applicable Performance Goals have been achieved shall be conclusively determined by the Committee prior to payment of any Shares.

C.	Required Service Periods — The Committee will establish Required Service Periods on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. The Required Service Period shall be specified in the applicable Service Unit offer accompanying an Award of Service Units.

D.	Computation of Performance Share Awards Earned — The Committee will determine the number of Performance Shares which have been earned at the end of each Performance Cycle, based upon the Company’s performance in relation to the established Performance Goals. A Participant’s earned Award for any Performance Cycle shall be contingent upon the Company’s achieving such percentage of the Performance Goals for that Cycle as may be specified by the Committee. If the Company’s performance falls short of or exceeds such goals, the actual Award may be less than or exceed the target Award by such amount as may be specified by the Committee, but the actual Award shall in no event exceed 200% of the target Award.

E.	Payment of Performance Shares — Payment of Performance Shares will be in the form of Shares or cash (the amount of which shall be determined based upon the Current Market Value of the Shares vested upon achievement of the Performance Goals), provided, however, the number of Shares or cash actually received by a Participant will be solely contingent upon the Company’s achievement of the pre-established Performance Goal for such Performance Cycle. Performance Shares shall be valued by reference to a Share’s “Current Market Value” on the February 1 following the end of the applicable Performance Cycle, or such other date selected by the Committee, in its sole discretion. When payable in cash, “Current Market Value” shall mean the average of the last sale price of a Share during the period beginning 31 days prior to and ending on the date that the value of the Share is to be determined, as reported by the National Association of Securities Dealers, Inc. through the NYSE or, in the event that the Shares are listed on an exchange, the average of the last sale prices of a Share on such exchange during such period. Payment of Performance Shares will be made as soon as practicable after the determination of the value of a Share, where applicable, and the completion of the Performance Cycle during which the Awards were earned, and in no event later than the date that is 2 1/2 months following the close of the taxable year in which such Performance Shares vest in accordance with the terms of the applicable award agreement.

F.	Compliance with Securities Law and Regulations. The issuance or delivery of Shares pursuant to the LTI Plan shall be subject to, and shall comply with, any applicable requirements of federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder), any securities exchange upon which the Shares may be listed and any other law or regulation applicable thereto. The Company shall not be obligated to issue or deliver any Shares pursuant to the LTI Plan if such issuance or delivery would, in the opinion of the Committee, violate any such requirements. The foregoing shall not, however, be deemed to require the Company to issue Shares pursuant to an Award if a necessary listing or quotation of the Shares on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

G.	Number of Shares Available for Awards. All Awards granted pursuant to this LTI Plan shall be subject to the limitations on grants set forth in the Stock Plan, including the provision of the Stock Plan that provides that no one individual may receive a grant in any calendar year of Restricted Stock or Restricted Stock Units that are subject to the attainment of Performance Goals relating to more than 200,000 Shares.

VI.	TERMINATION OF EMPLOYMENT

A.	Performance Shares.

1.	Termination Due to Retirement — Generally, Performance Shares will be paid at the end of each Performance Cycle; provided, however, that the value of an Award of Performance Shares made for the Performance Cycle in which a Participant Retires will be prorated by thirds, based upon the number of whole Plan Years to the date of Retirement. Notwithstanding the foregoing, the Committee may, but is not obligated to, make whole or partial payments of Performance Shares to a terminated participant at its discretion if it deems such action to be in the best interest of the Company.

2.	Termination Due to Death or Disability — Generally, Performance Shares will be paid at the end of each Performance Cycle; provided, however, that the value of an Award of Performance Shares made for the Performance Cycle in which a Participant dies or becomes disabled shall be prorated by thirds, based upon the number of whole Plan Years to the date of death or disability. In the event of a Participant’s death, any amount payable with respect to his Performance Shares shall be paid to his beneficiary(ies). Should a beneficiary die after the Participant dies, but before the benefit is disbursed, the benefit will be paid to the beneficiary’s estate. Notwithstanding the foregoing, the Committee may, but is not obligated to, make whole or partial payments of Performance Shares to a terminated participant at its discretion if it deems such action to be in the best interest of the Company.

3.	Reassignment to a Non-Participating Position — Performance Shares will be paid at the end of each Performance Cycle; provided, however, that the value of an Award of Performance Shares made for the Performance Cycle in which a Participant is reassigned to a non-participating position shall be prorated by thirds, based upon the number of whole Plan Years to the date of the reassignment.

4.	Termination for Any Other Reason — All Awards of Performance Shares not yet earned upon a Participant’s termination of employment for any reason other than those set forth in Section VI. A.-C., above, will be forfeited. The Committee may, but is not obligated to, make whole or partial payments of Performance Shares to a terminated Participant at its discretion if it deems such action to be in the best interest of the Company.

B.	Service Units — All Service Units not yet vested upon a Participant’s termination of employment for any reason, will be forfeited. Notwithstanding the foregoing, the Committee may, but is not obligated to, make whole or partial payments of Service Units to a terminated Participant at its discretion if it deems such action to be in the best interest of Company.

VII. DESIGNATION OF THE BENEFICIARY

Upon the grant of an Award pursuant to this LTI Plan, each Participant shall designate one or more beneficiaries to whom the Company will make any distribution payable after the Participant’s death. This designation will be made in writing on a form filed with the Company’s Vice President, Secretary, and General Counsel (or other individual designated by the Vice President, Secretary and General Counsel). If a Participant does not designate a beneficiary, or if the beneficiary predeceases the Participant, the distribution shall be made to the Participant’s estate. Should a beneficiary die after the Participant but before distribution is made, the distribution shall be made to the beneficiary’s estate. A Participant may change his designated beneficiary(ies) at any time.

VIII. AMENDMENT, SUSPENSION OR TERMINATION OF LTI PLAN

In addition to the Committee’s power to amend the LTI Plan as described in Article III of this LTI Plan, the Board may at any time amend, suspend or terminate this LTI Plan; provided, however, that no amendment, suspension or termination will affect the rights of Participants to receive distribution of Awards already vested but not paid nor retroactively eliminate or reduce any Award granted to or earned by any Participant. For purposes of the foregoing, an Award of Performance Shares shall be considered to have been vested upon the certification of accomplishment of Performance Goals, and an Award of Service Units shall be considered to have been vested upon the Participant’s satisfaction of the Required Service Period.

IX. GENERAL

A.	All expenses of administering the LTI Plan, including reasonable compensation to the members of the Committee, will be borne by the Company and its Subsidiaries.

B.	No rights under the LTI Plan, contingent or otherwise, will be transferable, assignable or subject to any encumbrance, pledge or charge of any nature.

C.	Neither the adoption of the LTI Plan nor its operation will in any way affect the right and power of the Company to dismiss or discharge any employee at any time.

D.	The Board, the Committee and the Chief Executive Officer may rely upon any information supplied to them by an officer of the Company or by the Company’s independent public accountants and may rely upon the advice of such accountants or of counsel in connection with the administration of the LTI Plan and will be fully protected in relying upon such information or advice.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on May   , 2007 and effective as of January 1, 2007, except as otherwise stated herein.

FLOWSERVE CORPORATION

By:
Ronald F. Shuff
Vice President, Secretary and General Counsel

APPENDIX B

2007 FLOWSERVE CORPORATION

ANNUAL INCENTIVE PLAN

Effective Date: January 1, 2007

ARTICLE 1.
ESTABLISHMENT AND PURPOSE

Section 1.1  Establishment of the Plan.  Flowserve Corporation, a New York corporation (the “Company” as defined in Section 2.8 below), hereby establishes an annual incentive compensation plan known as the Flowserve Corporation Annual Incentive Plan effective as of January 1, 2007 (the “Plan”). The Plan permits the Company to award annual incentive awards payouts to Participants based on the achievement of pre-established performance goals. The Plan shall continue to be effective until December 31, 2011, unless earlier terminated by the Board, pursuant to 0.

Section 1.2  Purpose.  The primary purposes of the Plan are to:

(a) motivate Participants (as defined in Section 2.19 below) towards achieving annual goals that are within corporate, divisional, group and/or local facility control and are considered key to the Company’s success;

(b) encourage teamwork among Participants in various segments of the Company; and

(c) reward performance with pay that varies in relation to the extent to which the pre-established goals are achieved.

ARTICLE 2.
DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below:

Section 2.1  Affiliate or Subsidiary means any corporation or company which is a member of a controlled group of corporations (determined in accordance with Section 414(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) of which the Company is a member and any other trade or business (whether or not incorporated) which is controlled by, or under common control (determined in accordance with Section 414(c) of the Code) with the Company.

Section 2.2  Award Opportunity means the various levels of incentive award payouts that a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1 and Section 5.2 herein.

Section 2.3  Board means the Board of Directors of the Company.

Section 2.4  Cause means any of the following events:

(i) the continued failure by a Participant to substantially perform his duties with the Company,

(ii) conviction of a felony or his plea of guilty or nolo contendre to a felony,

(iii) the willful engaging by the Participant in gross misconduct which is injurious to the Company,

(iv) the Participant’s violation of the Company’s policies and procedures and/or the Flowserve Code of Business Conduct, or

(v) any other action or reason arising from the conduct of a Participant determined to be cause in the sole and absolute discretion of the Committee.

Section 2.5  Change-In-Control means any of the following:

(a) Any transaction that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934 (the “Exchange Act”) (excluding any transaction described in Section 2.5(b) through Section 2.5(f) below that is otherwise specifically excluded from constituting a change-in-control);

(b) Any “Person” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Company, Subsidiaries, or its Affiliates, becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of twenty percent (20%) or more of either the Outstanding Shares or the Voting Securities; provided, however, that such beneficial ownership shall not constitute a Change-In-Control if it occurs as a result of:

(i) any acquisition directly from the Company,

(ii) any acquisition by a Subsidiary,

(iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary,

(iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in 0 below are satisfied, or

(v) any Person (the “Subject Person”) becoming the beneficial owner of twenty percent (20%) or more of the Outstanding Shares or Voting Securities as a result of the acquisition of Outstanding Shares or Voting Securities by the Company, including any affiliates defined in Section 2.5(b)(ii) or Section 2.5(b)(iii) above, which, by reducing the number of Outstanding Shares or Voting Securities, increases the proportional number of shares beneficially owned by the Subject Person; provided, that if a Change-In-Control would be deemed to have occurred (but for the operation of this sentence) as a result of the acquisition of Outstanding Shares or Voting Securities by the Company and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Outstanding Shares or Voting Securities which increases the percentage of the Outstanding Shares or Voting Securities beneficially owned by the Subject Person, then a Change-In-Control shall then be deemed to have occurred; or

(c) Individuals who currently constitute the Board (the “Incumbent Board”) cease for any reason except for the death, Disability, or ineligibility of the director to seek re-election to the Board as a result of term or age limitations, to constitute at least two-thirds (2/3) of the Board within any consecutive twenty-four (24) month period; provided, however, that any individual becoming a director subsequent to the date of the beginning of such twenty-four (24) month period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the elected directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or

(d) The consummation of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation:

(i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (or any parent thereof) and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation of such Outstanding Shares and Voting Securities, as the case may be, or

(ii) each of the following three criteria are met:

(A) officers of the Company as of the effective date of such reorganization, merger or consolidation constitute at least three-quarters (3/4) of the officers of the ultimate parent corporation resulting from such reorganization, merger or consolidation,

(B) elected members of the Board of Directors of the Company as of the effective date of such reorganization, merger or consolidation constitute at least three-quarters (3/4) of the board of directors of the ultimate parent corporation resulting from such reorganization, merger or consolidation, and

(C) the positions of Chairman of the Board of Directors, the Chief Executive Officer and the President of the corporation resulting from such reorganization, merger or consolidation are held by individuals with the same positions at the Company as of the effective date of such reorganization, merger or consolidation; or

(e) The consummation of the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, unless such assets have been sold, leased, exchanged or disposed of to a corporation with respect to which following such sale, lease, exchange or other disposition:

(i) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Voting Securities of the Company immediately prior to such sale, lease, exchange or other disposition in substantially the same proportions as their ownership immediately prior to such sale, lease, exchange or other disposition of such Outstanding Shares and Voting Securities, as the case may be,

(ii) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or a Subsidiary of the Company or any Person, beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, 20% or more of the Outstanding Shares or Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation (or any parent thereof) and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors, and

(iii) at least two-thirds (2/3) of the members of the board of directors of such corporation (or any parent thereof) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale, lease, exchange or other disposition of assets of the Company.

(f) Notwithstanding anything to the contrary in Section 2.5(a) through Section 2.5(e) above and without limitation, the Incumbent Board may, in its sole discretion, determine that a Change-In-Control has occurred under circumstances other than those contemplated by this Section 2.5. In such circumstances, a Change-In-Control will be deemed to have occurred through a vote by two-thirds (2/3) of the Incumbent Board to approve a motion declaring such a Change-In-Control has occurred.

(g) Notwithstanding anything to the contrary contained herein, in the event any of the foregoing provisions of this Section 2.5 would not constitute a “change-in-control” under Section 409A of the Code (and the regulations and other guidance issued thereunder), such event shall not constitute a “Change-in-Control” for purposes of this Plan.

Section 2.6  Code means the U.S. Internal Revenue Code of 1986, as amended from time to time.

Section 2.7  Committee means the Organization and Compensation Committee established and appointed by the Board.

Section 2.8  Company means Flowserve Corporation, a New York corporation and its successors and assigns.

Section 2.9  Disability means a long-term disability as defined in and meeting the terms and conditions of the appropriate plan of the Company that provides long-term disability benefits to the Company’s eligible employees (or, as set forth in any successor plans), as applicable to the Participant, or, if no long-term disability plan is in place or is applicable to the Participant, a physical or mental condition resulting from bodily injury, disease, or mental disorder which prevents the Participant from performing his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee or its delegate, based upon medical reports or other evidence satisfactory to the Committee or its delegate.

Section 2.10  Discretion or Discretionary means the Committee’s sole and exclusive right to make determinations.

Section 2.11  Effective Date means, except as otherwise specified herein, the date the Plan became effective, as set forth in Section 1.1.

Section 2.12  Eligible Earnings

(a) The term “Eligible Earnings”:

(i) includes all of the following, for employees in the U.S. and Canada, where applicable:

(A) regular earnings (includes sick pay, holiday pay, vacation pay, paid leave, jury duty pay and retroactive pay),

(B) short-term disability pay,

(C) overtime pay, shift differential, lead pay, field premiums, and

(ii) includes the following in all other countries:

(A) Annual Base Pay, and

(iii) excludes all earnings not otherwise enumerated in Section 2.12(a)(i) and (ii) above, including, but not limited to, the following:

(A) Annual Incentive Plan awards for prior years,

(B) Long-Term Incentive Plan awards,

(C) commissions,

(D) discretionary bonuses,

(E) long-term disability pay,

(F) severance pay,

(G) expense reimbursements,

(H) car allowances,

(I) tax/financial planning reimbursements,

(J) allowances,

(K) supermarket vouchers,

(L) attendance bonus,

(M) seniority bonus,

(N) food subsidy,

(O) legal premium,

(P) vacation premium,

(Q) food coupon,

(R) savings fund,

(S) club dues, and

(T) foreign service allowances.

Section 2.13  Employee means any person paid through the payroll department of the Company or its Subsidiaries or Affiliates (as opposed to the accounts payable department of the Company); provided, however, that the term “Employee” shall not include any person who has entered into an independent contractor agreement, consulting agreement, franchise agreement or any similar agreement with the Company, nor the employees of any such person, regardless of whether that person (including his or her employees) is later found to be an employee of the Company by any court of law or regulatory authority.

Section 2.14  Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

Section 2.15  Executive Officer means an officer of the Company or its Subsidiaries or Affiliates who is a “covered employee”, as defined in Section 162(m) of the Code.

Section 2.16  Final Award means the actual award earned during a Performance Period by a Participant, as determined by the Committee following the end of the Performance Period.

Section 2.17  Incumbent Board shall have the meaning ascribed in Section 2.5(c).

Section 2.18  Outstanding Shares means the then outstanding common shares of the Company.

Section 2.19  Participant means an Employee chosen by the Committee to participate in the Plan as provided for in 0 herein.

Section 2.20  Performance Period means the twelve (12) month period beginning January 1st and ending December 31st over which performance is measured for purposes of determining Final Awards, or such other period determined by the Committee in its sole and absolute discretion.

Section 2.21  Plan means the Flowserve Corporation Annual Incentive Plan, as set forth herein.

Section 2.22  Retirement shall mean the termination of a Participant’s employment for any reason other than for Cause on or after the earlier of:

(a) the Participant’s Early Retirement Date (as such term is defined within the retirement plan in effect and in which such Participant participates on the date of the Participant’s termination;

(b) retirement set by local law or the participant’s employment agreement; or

(c) the Participant attaining sixty-five (65) years of age.

Section 2.23  Subject Person shall have the meaning ascribed in Section 2.5(b)(v).

Section 2.24  Target Incentive Award means the award to be paid to Participants when the Company meets targeted performance results, as established by the Committee. This award is based on the Employee’s Eligible Earnings and his or her level of responsibility.

Section 2.25  Voting Securities means the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors.

ARTICLE 3.
ADMINISTRATION

Section 3.1  The Committee.  The Plan shall be administered by the Organization & Compensation Committee of the Board, or its delegate. Membership on the Committee shall be limited to those members of the Board who are “outside directors” under Section 162(m) of the Code and shall be composed entirely of independent directors as required by the New York Stock Exchange “NYSE” rules.

Section 3.2  Authority of the Committee.

(a) Except as limited by law or by the certificate of incorporation or bylaws of the Company and subject to the provisions herein, the Committee or its delegate shall have full power to:

(i) select Employees who shall participate in the Plan;

(ii) determine the size and types of Award Opportunities and Final Awards;

(iii) determine the terms and conditions of Award Opportunities in a manner consistent with the Plan;

(iv) construe and interpret the Plan and any agreement or instrument entered into under the Plan;

(v) establish, amend, or waive rules and regulations for the Plan’s administration;

(vi) amend the terms and conditions of any outstanding Award Opportunity to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan; and

(vii) to the extent permitted by law, delegate the authority described herein.

(b) The Committee, or its delegate, shall also make all other determinations which may be necessary or advisable for the administration of the Plan.

Section 3.3  Decisions Binding.  All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.

Section 3.4  Indemnification.

(a) Each person who is or shall have been a member of the Committee or the Board, or its delegate, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

(b) The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 4.
ELIGIBILITY AND PARTICIPATION

Section 4.1  Eligibility.  Only Employees shall be eligible to participate in the Plan. Independent contractors and employees of third parties who are performing work on behalf of the Company, whether part-time, full-time, or temporary, shall not be eligible to participate in the Plan. Employees who participate in a sales incentive plan are ineligible to participate in this Plan.

Section 4.2  Participation

(a) Participation in the Plan is Discretionary and shall be determined on an annual basis by the Committee. Participants shall be notified of their participation in the Plan in writing and shall be apprised of the terms of the Plan as soon as practical following the Committee’s Discretionary determination.

(b) Participation in the Plan and the receipt of an award under the Plan requires that a Participant be in an employment relationship with the Company or an Affiliate or Subsidiary of the Company on December 31st of the respective year to which the award or benefit relates.

Section 4.3  Partial Performance Period Participation.  An Employee who becomes eligible after the beginning of a Performance Period may participate on a pro rata basis in the Plan for that Performance Period. The Committee, in its sole discretion, retains the right to increase or decrease the number of days the Employee participates in the Plan for the initial Performance Period of eligibility.

Section 4.4  No Right to Participate.  No Employee shall at any time have a right to participate in the Plan for any Performance Period, despite having previously participated in the Plan. All awards and other benefits granted under the Plan are of a voluntary nature. The grant of an award or the benefit of participating in the Plan shall not create a claim for future awards, benefits or participation in the Plan even if awards or benefits have been granted to a Participant repeatedly over previous Plan years.

ARTICLE 5.
AWARD DETERMINATION

Section 5.1  Performance Measures and Performance Goals.

(a) Prior to the beginning of each Performance Period, or as soon as practicable thereafter (and no later than 90 days after the commencement of the Performance Period, or if the Performance Period is less than twelve (12) months, no later than before 25% of the Performance Period has been completed), the Committee shall select performance measures and shall establish performance goals for that Performance Period. These performance measures shall include one or more business criteria which, where applicable, shall be within the meaning of Section 162(m) of the Code and consist of one or more or any combination of the following:

(i) Income measures (including, but not limited to, gross profit, operating income, income before or after taxes, or earnings per share);

(ii) Return measures (including, but not limited to, return on assets, investment, equity, or sales);

(iii) Cash flow measures (including, but not limited to, operating cash flow and cash flow return on investments);

(iv) Sales;

(v) Economic value added;

(vi) Share price (including, but not limited to, growth measures and total shareholder return);

(vii) Inventory turnover;

(viii) On-time delivery measures; and

(ix) Individual performance criteria.

(b) The performance goals may be based on any combination of objective corporate, divisional, group and/or local facility and/or individual performance measures. The Committee may establish objective individual performance goals for each Participant and may provide that upon the achievement of such individual performance goals such Participant shall be entitled to an additional Award Opportunity of up to twenty-five percent (25%) of the Participant’s Final Award.

(c) The performance goals for each Performance Period shall be set forth on Exhibit A hereto. Exhibit A shall include all of the following information for the Performance Period: (i) the method for computing the amount of compensation payable to each Participant if the performance goals are obtained (or exceeded) for the Performance Period in terms of an objective formula or standard; (ii) the specific performance goals that must be achieved with the respect to the Performance Period; and (iii) the maximum amount of compensation that can be paid to any employee with respect to the Award Opportunities for the Performance Period.

Section 5.2  Award Opportunities.  Prior to the beginning of each Performance Period, or as soon as practicable thereafter (and no later than 90 days after the commencement of the Performance Period, or if the Performance Period is less than twelve (12) months, no later than before 25% of the Performance Period has been completed), the Committee shall establish, in writing, Award Opportunities (including a Participant’s Target Incentive Award) which correspond to various levels of achievement of the pre-established performance goals. In the event a Participant changes job levels during a Performance Period, the Participant’s Award Opportunity may be adjusted to reflect the amount of time at each job level during the Performance Period. The extent to which any applicable performance goals have been achieved shall be conclusively determined in writing by the Committee prior to payment of any Award Opportunity. Notwithstanding anything to the contrary contained herein, in no event may any Participant receive a payout pursuant to an Award Opportunity for any Performance Period that exceeds $4,000,000.

Section 5.3  Adjustment of Performance Goals, Award Opportunities and Final Awards

(a) Once established performance goals normally shall not be changed during the Performance Period, except as otherwise provided in this Section 5.3. However, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, then the Committee may approve appropriate adjustments to the performance goals (either up or down) during the Performance Period as such goals apply to the Award Opportunities of specified Participants.

(b) Notwithstanding any other provision of this Plan, in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Company that affects the fair value of an Award Opportunity, the Committee shall adjust any or all of the following so that the fair value of the Award Opportunity immediately after the transaction or event is equal to the fair value of the Award Opportunity immediately prior to the transaction or event, provided that such adjustment will not cause adverse tax consequences to any Participant under Section 409A of the Code: (i) the performance measures or performance goals related to the then-current Performance Periods or (ii) the amount payable pursuant to the Award Opportunities for the then-current Performance Periods.

(c) At the end of each Performance Period the Committee or its delegate, will compute Final Awards. Except as provided by this Section 5.3(d) below, the Committee or its delegate shall have the authority to reduce or eliminate the amount of the Final Award determination by up to twenty-five percent (25%) of the Participant’s Final Award, for each Participant based upon such Participant’s individual performance during the Performance Period or upon any other objective or subjective criteria it deems appropriate. With respect to any Award Opportunity that is not intended to satisfy the requirements of Section 162(m) of the Code, the Committee or its delegate shall have the authority to increase the amount of the Final Award determination by up to twenty-five percent (25%) of the Participant’s Target Incentive Award, for each Participant based upon such Participant’s individual performance during the Performance Period or upon any other objective or subjective criteria it deems appropriate.

(d) Notwithstanding the foregoing, with respect to any Award Opportunity granted to an Executive Officer that is intended to satisfy the requirements of Section 162(m) of the Code, the Committee may not make any adjustments to any performance goals or the amount of any Final Award payable to an Executive Officer that would result in an increase above the Award limit described in Section 5.4.

(e) The Company has the right to deny payment of calculated Final Awards under the Plan for any Participant who the Committee or its delegate, in their sole and absolute discretion, determines has failed to meet expectations as determined through the annual performance management process.

Section 5.4  Award Limit.  The Committee will establish guidelines governing the maximum Final Awards that may be earned by Participants (either in the aggregate, by Employee class, or among individual Participants) in each Performance Period. The guidelines may be expressed as a percentage of Company-wide goals or financial measures, or such other measures as the Committee shall from time to time determine. The guidelines for each Performance Period will be set forth on Exhibit A attached hereto.

Section 5.5  Threshold Levels of Performance.  The Committee may establish minimum levels of performance goal achievement, below which no payouts of Final Awards shall be made to any Participant.

ARTICLE 6.
PAYMENT OF FINAL AWARDS

Section 6.1  Form and Timing of Payment.  Each Participant’s Final Award shall be paid in one lump sum, between the 17th day of the third month and the 17th day of the fourth month following the end of the Performance Period; provided, however, that the payment of a Final Award may be reduced or otherwise offset to satisfy any outstanding debt or obligation owed by the Participant to the Company or an Affiliate.

Section 6.2  Unsecured Interest.  No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

ARTICLE 7.
TERMINATION OF EMPLOYMENT

Section 7.1  Termination of Employment Due to Death, Disability, or Retirement.  In the event a Participant’s employment is terminated within the Performance Period by reason of death, Disability, or Retirement, the Final Award determined in accordance with Section 5.4 herein shall be calculated to reflect participation prior to termination only. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines the definition of Disability to have been satisfied. The Final Award paid under this Section 7.1 shall be paid in accordance with Section 6.1.

Section 7.2  Termination of Employment for Reasons Other than Death, Disability, Retirement or in Connection with a Change-in-Control.  In the event Participant’s employment is terminated and therefore a Participant ceases to be an Employee, within the Performance Period, for any reason other than death, Disability, Retirement or a Change-In-Control (of which the Committee shall be the sole judge), all of the Participant’s rights to a Final Award for the Performance Period then in progress shall be forfeited. However, except in the event of an involuntary employment termination for Cause, the Committee, in its sole discretion, may pay an award for the portion of the Performance Period that the Participant was employed by the Company, computed as determined by the Committee.

ARTICLE 8.
RIGHTS OF PARTICIPANTS

Section 8.1  Employment.  Nothing in the Plan shall be construed as giving any Participant the right to be retained in the employ of the Company or any right to any payment whatsoever, except to the extent of the benefits provided for by the Plan.

Section 8.2  Nontransferability.  No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge and bankruptcy.

ARTICLE 9.
CHANGE-IN-CONTROL

In the event of a Change-In-Control, each Participant, who is not eligible for benefits pursuant to a Company change-in-control plan, shall be entitled to a pro rata payment of his or her Target Incentive Award for the Performance Period during which such Change-In-Control occurs. The pro rata Target Incentive Award payment shall be calculated by dividing the number of months within the Performance Period prior to the effective date of the Change-In-Control by the annual twelve (12) month period. In order to prorate a Target Incentive Award pursuant to the preceding sentence, the month in which the Change-In-Control occurs will not be considered a month within the Performance Period prior to the Effective Date of the Change-In-Control unless the Change-In-Control occurred after the fifteenth (15th) day of such month. Such amount shall be paid to each Participant within forty-five (45) days after the effective date of the Change-In-Control and such payment will be made in lieu of any other payment to be made to a Participant for such Performance Period.

ARTICLE 10.
AMENDMENTS

The Company reserves the right, at anytime and by action of the Board or the Committee, to amend or terminate this Plan in whole or in part and from time to time; provided, however that any action that would otherwise be adverse to a Participant shall be made on a prospective basis only.

ARTICLE 11.
MISCELLANEOUS

Section 11.1  Governing Law and Proper Venue.  The Plan and all provisions hereunder, shall be governed by and construed in accordance with the laws of the state of Texas without giving effect to principles of conflict of laws. The proper place of venue to enforce any terms or conditions of this Plan shall be Dallas County, Texas. Furthermore, any legal proceeding against the Company arising out of or in connection with this Plan shall be brought in the district courts of Dallas County, Texas, or the United States District Court for the Northern District of Texas, Dallas Division.

Section 11.2  Withholding Taxes.  The Company, or the applicable Affiliate or Subsidiary, shall have the right to deduct from all payments under the Plan any federal, state, local, or other taxes required by applicable law to be withheld with respect to such payments.

Section 11.3  Compliance with Section 409A of the Code.  This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Each Award Opportunity shall be awarded and/or issued or paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Any provision of this Plan that would cause an Award Opportunity to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by applicable law).

Section 11.4  Non-Pensionable Status of Payments under the Plan.  Unless otherwise expressly and specifically provided in a pension plan or local law, payments under the Plan shall not taken into account for purposes of calculating an employee’s pension benefits under any applicable pension plans.

Section 11.5  Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

Section 11.6  Severability.  In the event that any provision of the Plan shall be declared or adjudicated illegal, invalid or unenforceable for any reason whatsoever, then the illegal, invalid or unenforceable provision shall be deemed excised herefrom and the remaining parts of the Plan shall continue and remain in full force and effect and the Plan shall be construed and enforced as if such illegal, invalid or unenforceable provision had not been included herein.

Section 11.7  Costs of the Plan.  All costs of implementing and administering the Plan shall be borne by the Company and its Subsidiaries and Affiliates.

Section 11.8  Successors.  All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on May   , 2007 and effective as of January 1, 2007, except as otherwise stated herein.

FLOWSERVE CORPORATION

By
Ronald F. Shuff
Vice President, Secretary and General Counsel

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the 2007 Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
Proxy card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

2007 Meeting	2007 Meeting
FLOWSERVE CORPORATION
PROXY FOR 2007 ANNUAL MEETING OF SHAREHOLDERS – MAY 17, 2007
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby acknowledges receipt of the Notice of 2007 Annual Meeting of Shareholders and Flowserve Corporation Proxy Statement, each dated April 20, 2007, and hereby appoints LEWIS M. KLING and KEVIN E. SHEEHAN, and each of them, with full power to act without the other, as proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Flowserve Corporation which the undersigned is entitled in any capacity to vote if personally present at the 2007 Annual Meeting of Shareholders of Flowserve Corporation to be held at 11:00 a.m. on Thursday, May 17, 2007, at the Flowserve Corporation Learning Center, 4343 Royal Lane, Irving, Texas 75063, and at any adjournment thereof, upon the matters set forth in the Proxy Statement, voting as specified on the reverse side of this proxy card, and upon all other matters as may be properly presented at the annual meeting, voting at the discretion of either of the above-named persons. The undersigned hereby revokes any proxy previously given.
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED BY THE PROXIES FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND THE OTHER PROPOSALS, AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
(Continued, and to be dated and signed, on the other side)

Flowserve Corporation
c/o National City Bank Shareholder Services Operations LOC 5352 P. O. Box 94509 Cleveland, OH 44101-4509

Vote by Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

OR

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

OR

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week by Telephone or Internet. You may enter your voting instructions at 1-888-693-8683 or www.cesvote.com until 6:00 a.m. Eastern Time on May 17, 2007.
If you vote by telephone or over the Internet, do not mail your proxy card.

è

Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing.ê

(Continued from the other side)
1.	Election of Directors.

❑	FOR all nominees listed below	❑	WITHHOLD AUTHORITY
	(except as marked to the contrary below)		to vote for all nominees listed below:

INSTRUCTIONS:	To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below:

(1) Christopher A. Bartlett	(2) William C. Rusnack	(3) Rick J. Mills

2.	Approval of 2007 Flowserve Corporation Annual Incentive Plan, a performance based cash incentive plan.
	❑	FOR	❑	AGAINST	❑	ABSTAIN
3.	Approval of 2007 Flowserve Corporation Long-Term Incentive Plan, a performance based stock incentive plan.
	❑	FOR	❑	AGAINST	❑	ABSTAIN

Dated:	, 2007

Signature

Signature if held jointly

Please sign exactly as name appears hereon. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer may sign on behalf of a corporation and should indicate the name of the corporation and his or her capacity.